UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

MONEYGRAM INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2828 North Harwood Street, 15th Floor

Dallas, Texas 75201

SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

On or about April 12, 2017, we mailed to you a definitive proxy statement relating to a special meeting of our stockholders called for the purpose of considering and voting upon, among other things, a proposal to approve and adopt a merger agreement, dated January 26, 2017, pursuant to which MoneyGram International, Inc., a Delaware corporation, or MoneyGram, will be acquired by Alipay (UK) Limited, a United Kingdom limited company, or Alipay, through a merger of a wholly owned subsidiary of Alipay into MoneyGram.

I am pleased to report that on April 15, 2017, the merger agreement was amended to, among other things, increase the consideration payable to our stockholders from $13.25 in cash to $18.00 in cash, without interest, less any applicable tax withholding, for each share of our common stock and preferred stock on an as-converted basis.

The increased price of $18.00 per share represents a 51.5% premium to the closing stock price our common stock on January 25, 2017, the last trading day prior to the approval by our board of directors and public announcement of the merger.

Our stockholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement, as amended, at a special meeting of stockholders. Our stockholders will also be asked to consider and vote on an advisory, non-binding proposal to approve compensation that will or may become payable to our named executive officers in connection with the merger. After considering the factors more fully described in this supplement and the definitive proxy statement, our board of directors has approved resolutions (i) determining that the merger and other transactions contemplated by the merger agreement, as amended, are fair to, and in the best interests of the stockholders of MoneyGram, (ii) approving, adopting and declaring advisable and authorized in all respects the merger agreement, as amended, the voting and support agreements and the merger and other transactions contemplated by the merger agreement, as amended, (iii) directing that the merger be submitted to the stockholders of MoneyGram for approval at a meeting of such stockholders and (iv) recommending that stockholders of MoneyGram approve the merger (on the terms set forth in the merger agreement, as amended) and approve all other actions or matters necessary or desirable to give effect to the merger pursuant to the Delaware General Corporation Law, as amended. Our board of directors recommends that all of our stockholders vote FOR the approval and adoption of the merger agreement, as amended. Additionally, our board of directors recommends that all of our stockholders vote FOR the proposal to approve compensation that will or may become payable to our named executive officers in connection with the merger.

The date of the special meeting has not changed and remains May 16, 2017. Likewise, the record date for the special meeting has not changed and remains April 7, 2017. This means that only stockholders of record of our common stock at the close of business on April 7, 2017 are entitled to vote on the proposals at the special meeting.

If you have already voted and would like to revoke your proxy or change your vote, you may do so at any time before the special meeting. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by (i) delivering a signed, written revocation letter, dated later than the proxy and which must be received prior to the special meeting, to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary, (ii) delivering a signed proxy, dated later than the prior proxy and which must be received prior to the special meeting, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, (iii) voting again by telephone or on the Internet by 11:59 p.m. on the day before the special meeting, or (iv) attending the special meeting and give notice to the inspector of election that you intend to vote in person rather than by proxy. If your shares are held in street name by a broker, bank, trust or other nominee, and you would like to revoke or change your proxy, you must contact such broker, bank, trust or other nominee and follow its procedures to revoke your proxy.

The affirmative vote of holders of at least a majority of the outstanding shares of our common stock is required to approve and adopt the merger agreement, as amended, and such approval is a condition to the completion of the merger. Additionally, the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote is required to approve the non-binding proposal on compensation that will or may become payable to our named executive officers in connection with the merger. Each holder of our common stock is entitled to one vote per share. Proxies returned to us that are properly signed and dated but not marked to indicate your voting preference will be counted as votes FOR approval and adoption of the merger agreement, as amended, and FOR the proposal regarding certain merger-related executive compensation arrangements.

The supplement to the definitive proxy statement attached to this letter provides you with information about the special meeting of our stockholders and the proposed merger. A copy of the amendment to the merger agreement is attached as Annex B to this supplement. We encourage you to read the entire the supplement to the definitive proxy statement and its annexes, including the amendment to the preliminary proxy statement, and the definitive proxy statement previously mailed to you, carefully. Please do not send in your stock certificates at this time. If the merger is completed, you will receive instructions regarding the surrender of your stock certificates and payment for your shares of common stock.

Your vote is very important. Whether or not you plan to attend the special meeting, if you are a holder of our common stock, please complete, sign, date and mail the enclosed proxy card to us or submit your proxy by telephone or Internet. If you attend the special meeting, you may vote in person even if you previously returned your proxy.

For additional questions about the merger, assistance in submitting proxies or voting shares of our common stock, or to request additional copies of the definitive proxy statement or this supplement or the enclosed proxy card, please contact our proxy solicitor, Morrow Sodali, who may be contacted by banks and brokers at 1-203-658-9400 and by all others toll-free at 1-800-662-5200.

Sincerely,

W. Alexander Holmes

Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined whether the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

This supplement to the definitive proxy statement is dated April 19, 2017.

i

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

Explanatory Note

This supplement to the Definitive Proxy Statement on Schedule 14A filed by MoneyGram International, Inc. on April 10, 2017, which we refer to as the definitive proxy statement, is being provided to you because MoneyGram has entered into the First Amendment to the Agreement and Plan of Merger, dated April 15, 2017, by and among MoneyGram, Alipay (UK) Limited, a United Kingdom limited company, Matrix Acquisition Corp., a Delaware corporation and a subsidiary of Alipay and Alipay (Hong Kong) Holding Limited, a Hong Kong limited company (the “merger agreement amendment”). This supplement, the annexes to this supplement and the documents referred to in this supplement should be read in conjunction with the definitive proxy statement, the annexes to the definitive proxy statement and the documents referred to in the definitive proxy statement, each of which should be read in its entirety. Except as otherwise described in this supplement, the annexes to this supplement or the documents referred to in this supplement, the definitive proxy statement, the annexes to the definitive proxy statement and the documents referred to in the definitive proxy statement are not otherwise modified, supplemented or amended. To the extent information in this supplement differs from, updates or conflicts with information contained in the definitive proxy statement, the information in this supplement is the more current information.

Except as otherwise specifically noted in this supplement, “MoneyGram,” “we,” “our,” “us” and similar words in this supplement refer to MoneyGram International, Inc. Throughout this supplement we refer to Alipay (UK) Limited as “Alipay”, Matrix Acquisition Corp. as “Merger Sub” and Alipay (Hong Kong) Holding Limited as “Guarantor”. In addition, throughout this supplement we refer to the merger between MoneyGram and Merger Sub as the “merger.” We also refer to the Agreement and Plan of Merger, dated as of January 26, 2017, among MoneyGram, Alipay, Merger Sub and Guarantor, as the “original merger agreement,” the First Amendment to the Agreement and Plan of Merger, dated April 15, 2017, as the “merger agreement amendment” and the original merger agreement, as amended by the amendment, as the “merger agreement.”

A copy of the merger agreement amendment is attached as Annex B, and a copy of the original merger agreement is attached as Annex A, to this supplement.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting and supplement the section in the definitive proxy statement entitled “Questions and Answers About the Merger and the Special Meeting” beginning on page 17 of the definitive proxy statement. These questions and answers may not address all questions that may be important to you as a stockholder. We urge you to read carefully the more detailed information contained elsewhere in this supplement, the annexes to this supplement, the definitive proxy statement, the annexes to the definitive proxy statement and the documents we incorporate by reference into this supplement and the definitive proxy statement.

Q:	Why am I receiving this supplement?

A:	Our board of directors is furnishing this supplement and proxy card because on April 15, 2017, MoneyGram, Alipay, Merger Sub and Guarantor entered into an amendment to the original merger agreement. This supplement provides information about the merger agreement amendment and updates the definitive proxy statement.

Q:	What is the effect of the merger agreement amendment?

A:	The merger agreement amendment increased the consideration to be paid to our stockholders for their shares of common stock, par value $0.01 per share, of MoneyGram (“Common Stock”), and Series D preferred stock, par value $0.01 per share, of MoneyGram (“Series D Preferred Stock”) (on an as-converted basis) if the merger is completed to $18.00 per share in cash, without interest, which we refer to as the “amended per share merger consideration”, less any applicable withholding taxes, from $13.25 per share in cash, without interest, which we refer to as the “original per share merger consideration”, less any applicable withholding taxes.

The merger agreement amendment also increased from $30 million to $41 million the termination fee payable by MoneyGram in connection with the termination of the merger agreement under specified circumstances, including the termination of the merger agreement by MoneyGram to accept a Company Superior Proposal (as defined in the merger agreement), the termination of the merger agreement by Alipay following a change of recommendation by our board of directors, and other customary circumstances. Additionally, the merger agreement amendment increased from $60 million to $82 million the termination fee payable by Alipay in certain circumstances involving termination of the merger agreement following a failure by Alipay to consummate the merger or a willful and material breach by Alipay, Merger Sub or Guarantor. The merger agreement amendment also increased from $17.5 million to $30 million the termination fee payable by Alipay in certain circumstances involving a termination of the merger agreement when CFIUS Approval (defined in the merger agreement and as described on page 7 of the definitive proxy statement under “Summary—The Merger—Regulatory Matters”) has not been obtained.

The merger agreement amendment also provides that MoneyGram must convene and hold a special meeting of stockholders to approve and adopt the merger on May 16, 2017, and that MoneyGram is not permitted to change the date of, postpone, recess or adjourn the special meeting of stockholders without the prior written consent of Alipay except in certain limited circumstances. Such circumstances include (a) if there are insufficient shares of our Common Stock represented to constitute a quorum necessary to conduct the business of the special meeting of stockholders or (b) to the extent that MoneyGram has reasonably determined, after consultation with outside legal counsel and Alipay (and its outside counsel), that such postponement, recess or adjournment (which cannot exceed five business days or such longer period as the parties may agree) is necessary to ensure that any supplement or amendment to the definitive proxy statement required by applicable law with respect to any event, circumstance, discovery of information or other set of facts arising after the date the merger agreement amendment was entered into is provided to our stockholders in advance of the special meeting of stockholders.

For additional information regarding the circumstances in which our board of directors is permitted to terminate the merger agreement to accept a Company Superior Proposal, please see “The Merger Agreement—Termination” beginning on page 96 of the definitive proxy statement. For additional information regarding the circumstances in which we may be required to pay to Alipay a fee, or Alipay may be required to pay us a fee, with respect to the termination of the merger agreement, please see “The Merger Agreement—Termination Fees and Expenses” beginning on page 98 of the definitive proxy statement.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive the amended per share merger consideration of $18.00, without interest, less any applicable withholding taxes, for each share of our Common Stock that you own at the effective time of the merger. For example, if you own 100 shares of our Common Stock, you will receive $1,800.00 in cash, less any required withholding taxes, in exchange for those shares unless you have properly exercised your appraisal rights in accordance with Section 262 of the DGCL with respect to such shares. You will not receive any shares of capital stock in the surviving corporation.

Q:	How does the amended per share merger consideration compare to the market price of our Common Stock prior to the announcement of the original merger agreement and the original per share consideration?

A:	The amended per share merger consideration represents a 51.5% premium to our closing stock price on January 25, 2017, the last trading day prior to the approval by our board of directors and public announcement of the original merger agreement, and a 35.8% premium to the original per share consideration.

Q:	What do I need to do now?

A:	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this supplement and the definitive proxy statement, please submit a proxy promptly to ensure that your shares are represented and voted at the special meeting. If you hold your shares of Common Stock in your own name as the stockholder of record, please submit a proxy to have your shares of Common Stock voted at the special meeting by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; by using the telephone number printed on your proxy card; or by using the Internet instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q:	How does our board of directors recommend I vote?

A:

Our board of directors has adopted resolutions (i) determining that the merger and other transactions contemplated by the merger agreement, as amended, are fair to, and in the best interests of the stockholders of MoneyGram, (ii) approving, adopting and declaring advisable and authorized in all respects the merger agreement, as amended, the voting and support agreements and the merger and other transactions contemplated by the merger agreement, (iii) directing that the merger be submitted to the stockholders of MoneyGram for approval at a meeting of such stockholders and (iv) recommending that stockholders of MoneyGram approve the merger (on the terms set forth in the merger agreement as amended) and approve all other actions or matters necessary or desirable to give effect to the merger pursuant to the Delaware General Corporation Law, as amended. Our board of directors unanimously recommends that all of our stockholders vote FOR the approval and adoption of the merger agreement, as amended. The reasons for our board of directors’ determination are discussed in this supplement and the definitive proxy statement.

Additionally, our board of directors unanimously recommends that you vote FOR the proposal to approve compensation that will or may become payable to MoneyGram’s named executive officers in connection with the merger.

Q:	Has the date of the special meeting of stockholders changed from what was included in the definitive proxy statement?

A:	No. The date of the special meeting has not changed and will remain May 16, 2017.

Q:	Who can vote at the special meeting?

A:	MoneyGram has two classes of capital stock outstanding: Common Stock and the Series D Preferred Stock. Stockholders of record of our Common Stock as of the close of business on April 7, 2017, the record date for the special meeting, are entitled to receive notice of the special meeting and vote their shares at the meeting. Each holder of Common Stock is entitled to one vote for each share of the Common Stock held on the record date for each of the proposals set forth in the definitive proxy statement. There is no cumulative voting.

Goldman Sachs, as the sole holder of Series D Preferred Stock, is not entitled to vote its shares of Series D Preferred Stock at the special meeting. In connection with the execution of the merger agreement amendment, Goldman Sachs, as the sole holder of Series D Preferred Stock, delivered an irrevocable written consent approving the merger and the treatment of the Series D Preferred Stock in the merger agreement.

Q:	How do I vote if I am the record holder of my shares?

A:	You are entitled to vote at the meeting if you are a stockholder of record of Common Stock on the record date. You may vote:

•	in person by appearing and casting your vote at the special meeting; or

•	by proxy. Stockholders of record have a choice of submitting a proxy:

by using the Internet voting instructions printed on your proxy card;

by using the telephone voting instructions printed on your proxy card; or

by completing, signing, dating and returning each enclosed proxy card you receive in the enclosed postage paid envelope.

If you are granting a proxy to vote by telephone or via the Internet, your voting instructions must be received by the date and time indicated on the applicable proxy card(s).

Granting a proxy to vote via the Internet, by telephone or by mailing in your proxy card will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, via the Internet or by telephone even if you plan to attend the special meeting in person, to ensure that your shares of Common Stock are present in person or represented at the special meeting.

If you return a properly signed and dated proxy card but do not mark the box showing how you wish to vote, your shares will be voted “FOR” the proposal to approve and adopt the merger agreement and “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to our named executive officers in connection with the merger. With respect to any other matter that properly comes before the special meeting, shares present in person or represented by all proxies received by MoneyGram will be voted with respect to such matter in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

Q:	How do I vote if my shares are held by my brokerage firm, bank, trust or other nominee?

A:	If your shares are held in a brokerage account or by another nominee, such as a bank or trust, then you are considered to be the beneficial owner of those shares, with your shares being held in “street name.” “Street name” holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, trust or other nominee how to vote their shares. Your brokerage firm, bank, trust or other nominee will only be permitted to vote your shares for you at the special meeting if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your brokerage firm, bank, trust or other nominee regarding how to instruct it to vote your shares. If you wish to vote in person at the special meeting, you must bring a proxy from your brokerage firm, bank, trust or other nominee authorizing you to vote at the special meeting.

In addition, because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you hold of record. To be sure your shares are voted, you should instruct your brokerage firm, bank, trust or other nominee to vote your shares. Shares held by a corporation or business entity must be voted by an authorized officer of the entity.

Q:	What is the status of Euronet’s proposal?

A:	In connection with and pursuant to the merger agreement amendment, MoneyGram terminated discussions and negotiations with, and has ceased providing due diligence information to, Euronet Worldwide, Inc., or Euronet, and its representatives with respect to Euronet’s previously submitted binding offer to acquire all of the outstanding shares of our Common Stock and Series D Preferred Stock (on an as-converted basis) for $15.20 per share, in cash, which we refer to as the Euronet proposal.

In reaching its decision to approve the merger agreement amendment and to terminate discussions with Euronet in connection with the entry into the merger agreement amendment, our board of directors noted the following aspects, among others, of the merger agreement amendment and the merger:

•	That the $18.00 per share merger consideration provides an opportunity for holders of our Common Stock and Series D Preferred Stock (on an as-converted basis) to realize $4.75 of additional cash value (or a 36% increase) above the original $13.25 per share merger consideration and $2.80 of additional cash value above the $15.20 per share merger consideration offered by Euronet;

•	The fact that the $18.00 per share in cash to be paid as merger consideration represented a 160.1% premium to $6.92, the closing price of our Common Stock on October 4, 2016, the day of the first meeting of MoneyGram’s management with representatives of Ant Financial Services Group (“Ant Financial”), and a premium of 64% to MoneyGram’s volume weighted average share price over the prior three month period ended January 25, 2017, the day prior to the original transaction announced with Ant Financial;

•	The likelihood that the merger would be consummated in 2017 if MoneyGram stockholders adopt the merger agreement at the special meeting on May 16, 2017 and the other conditions to closing are satisfied based on, among other things, the likelihood of obtaining requisite regulatory approvals given the progress to date with respect thereto;

•	The following aspects associated with the Euronet proposal:

•	That Euronet’s offer of $15.20 per share in cash was $2.80 less than the price per share offered by Alipay in the merger agreement amendment;

•	That our board of directors was not able to determine that the Euronet proposal constituted a “Company Superior Proposal” as defined in the merger agreement;

•	That the timing of the closing of any transaction with Euronet was uncertain and, given where the regulatory approval process is with Ant Financial currently, was likely to take as long, or longer, than the time when a transaction with Alipay and Merger Sub was likely to close;

•	That the Euronet proposal contained a certain degree of closing risk given the potential regulatory risks presented by a combination of two direct competitors; and

•	MoneyGram’s continued right to enter into discussions, and negotiations with, and provide further information to, a new competing proposal from any bidder, including Euronet, if our board of directors determined such new proposal could reasonably be expected to lead to a “Company Superior Proposal” as defined in the merger agreement, subject to certain restrictions.

Please see “Reasons for the Merger and Recommendation of Our Board of Directors.”

Q:	Who can help answer my other questions?

A:	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Common Stock, or need additional copies of the definitive proxy statement or the enclosed proxy card, please call Morrow Sodali, our proxy solicitor, who may be contacted by banks and brokers at 1-203-658-9400 and by all others toll-free at 1-800-662-5200.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy supplement and the documents incorporated by reference herein may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to, among other things, the financial condition, results of operations, plans, objectives, future performance and business of MoneyGram and its subsidiaries. Statements preceded by, followed by or that include words such as “believes,” “estimates,” “expects,” “projects,” “plans,” “anticipates,” “intends,” “continues,” “will,” “should,” “could,” “may,” “would,” “goals” and other similar expressions are intended to identify some of the forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are included, along with this statement, for purposes of complying with the safe harbor provisions therein. These statements include, but are not limited to, the expected timing of the merger; the ability of Alipay and MoneyGram to close the merger; the performance of the parties under the terms of the merger agreement and the voting and support agreements; and statements regarding future performance. All of such information and statements are subject to certain risks and uncertainties, the effects of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Investors are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this proxy supplement. Investors are also urged to carefully review and consider the various disclosures in our periodic and interim reports filed with the SEC, including but not limited to our Annual Report on Form 10-K for the year ended December 31, 2016 and the Current Reports on Form 8-K filed from time to time by us, as well as the following factors:

•	uncertainties associated with the acquisition of MoneyGram by Alipay;

•	the evaluation by our board of directors of the merger agreement amendment, including its final determination regarding the merger agreement amendment;

•	uncertainties associated with any new proposals for the acquisition of MoneyGram by Euronet or others;

•	uncertainties as to the timing of the merger and the possibility that the merger may not be completed;

•	the failure to receive approval of the merger by our stockholders;

•	the ability of the parties to satisfy closing conditions to the merger, including the receipt of regulatory approvals;

•	the impact of the pendency of the merger on our business, including our relationships with agents, customers and employees;

•	changes in economic, business, competitive, technological and/or regulatory factors;

•	the outcome of any legal proceedings that have been or may be instituted against MoneyGram and/or others relating to the merger agreement;

•	failure of a party to comply with its obligations under the merger agreement and/or voting and support agreements; and

•	the amount of costs, fees and expenses we have, and may incur, related to the merger, whether or not the merger is ultimately completed.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to, (a) the information contained under this heading and (b) the information contained in Part I, Item 1A under the caption “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2016, as well as the various factors described herein. We are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

SUMMARY OF THE MERGER AGREEMENT AMENDMENT

The following summary describes certain material provisions of the merger agreement amendment. This summary is not complete and is qualified in its entirety by reference to the merger agreement amendment, which is attached to this supplement as Annex B and incorporated into this supplement by reference. We urge you to read carefully the merger agreement amendment in its entirety because this summary may not contain all the information about the merger agreement amendment that is important to you. The rights and obligations of the parties are governed by the express terms of the merger agreement amendment and not by this summary or any other information contained in this supplement.

Amended Per Share Merger Consideration

On April 15, 2017 MoneyGram, Alipay, Merger Sub and Guarantor entered into the First Amendment to the Agreement and Plan of Merger. The merger agreement amendment increased the merger consideration to be paid to our stockholders for their shares of Common Stock and Series D Preferred Stock (on an as-converted basis) if the merger is completed to $18.00 per share in cash from $13.25 per share in cash, in each case, without interest, less any applicable withholding taxes. All references to the merger consideration payable for shares of our Common Stock and Series D Preferred Stock (on an as-converted basis) in the definitive proxy statement as being equal to $13.25 should now be interpreted to be references to $18.00.

Additionally, as of the record date, there are 71,281.9038 shares of Series D Preferred Stock outstanding, all of which are held by Goldman Sachs, which are convertible into 8,910,234 shares of Common Stock. Thus, upon completion of the merger, Goldman Sachs will receive $160,384,212 in merger consideration. All references to the total amount of merger consideration to be received by Goldman Sachs as being “$118,060,600.50” should now be treated as “$160,384,212”. In connection with the execution of the merger agreement amendment, Goldman Sachs, delivered an irrevocable written consent approving the merger and the treatment of the Series D Preferred Stock in the merger agreement.

Termination Fees

The merger agreement amendment increased from $30 million to $41 million the termination fee payable by MoneyGram in the event that the merger agreement is terminated under specified circumstances, including the termination of the merger agreement by MoneyGram to accept a Company Superior Proposal, the termination of the merger agreement by Alipay following a change of recommendation by our board of directors, and other customary circumstances, as described beginning on page 13 of the definitive proxy statement under “Summary—The Merger Agreement—Termination Fees and Expenses—MoneyGram Termination Fee” and page 98 of the definitive proxy statement under “The Merger Agreement—Termination Fees and Expenses—MoneyGram Termination Fee.” All references to the MoneyGram termination fee in the definitive proxy statement are correspondingly amended so that all references to “$30 million” shall now be treated as “$41 million.”

In addition, the merger agreement amendment increased from $60 million to $82 million the termination fee payable by Alipay in certain circumstances involving termination of the merger agreement following a failure by Alipay to consummate the merger or a willful and material breach by Alipay, Merger Sub or Guarantor, as described beginning on page 14 of the definitive proxy statement under “Summary—The Merger Agreement—Termination Fees and Expenses—Alipay Termination Fee and Alipay Regulatory Termination Fee” and page 99 of the definitive proxy statement under “The Merger Agreement—Termination Fees and Expenses—Alipay Termination Fee and Alipay Regulatory Termination Fee.” All references to the Alipay termination fee in the definitive proxy statement are correspondingly amended so that all references to “$60 million” shall now be treated as “$82 million.”

The merger agreement amendment also increased from $17.5 million to $30 million the termination fee payable by Alipay in certain circumstances involving a termination of the merger agreement when there has been a failure to obtain CFIUS Approval, as described beginning on page 13 of the definitive proxy statement under “Summary—The Merger Agreement—Termination Fees and Expenses—Alipay Termination Fee and Alipay Regulatory Termination Fee” and page 98 of the definitive proxy statement under “The Merger Agreement—Termination Fees and Expenses—Alipay Termination Fee and Alipay Regulatory Termination Fee.” All references to the regulatory termination fee in the definitive proxy statement are correspondingly amended so that all references to “$17.5 million” shall now be treated as “$30 million.”

Special Meeting of Stockholders

The merger agreement amendment also provides that MoneyGram must convene and hold a special meeting of stockholders to approve and adopt the merger agreement on May 16, 2017, and that MoneyGram is not permitted to change the date of, postpone, recess or adjourn the special meeting of stockholders without the prior written consent of Alipay except in certain limited circumstances. Such circumstances include (a) if there are insufficient shares of our Common Stock represented to constitute a quorum necessary to conduct the business of the special meeting of stockholders or (b) to the extent that MoneyGram has reasonably determined, after consultation with outside legal counsel and Alipay (and its outside counsel), that such postponement, recess or adjournment (which cannot exceed five business days or such longer period as the parties may agree) is necessary to ensure that any supplement or amendment to the definitive proxy statement required by applicable law with respect to any event, circumstance, discovery of information or other set of facts first arising after the date of the merger agreement amendment was entered into is provided to our stockholders in advance of the special meeting of stockholders.

Termination of Discussions with Euronet

In connection with and pursuant to the merger agreement amendment, MoneyGram terminated discussions and negotiations with, and ceased providing due diligence information to, Euronet and its representatives with respect to Euronet’s previously submitted binding offer to acquire all of MoneyGram’s Common Stock and Series D Preferred Stock (on an as-converted basis) for an all-cash purchase price of $15.20 per share.

All other material terms of the original merger agreement remain substantially the same and in full force and effect as originally executed on January 26, 2017.

THE MERGER

Background of the Merger

The section entitled “Background of the Merger” beginning on page 31 of the definitive proxy statement describes the background of the transaction up to and including April 9, 2017. The discussion below supplements that description up to and including the date of this supplement.

On April 9, 2017, MoneyGram and Euronet entered into an agreement regarding the exchange of competitively sensitive material, providing for certain procedures to be followed with respect to sharing sensitive information during due diligence. Also on April 9, 2017, Gibson, Dunn & Crutcher (“Gibson Dunn”), outside counsel to Euronet, distributed a revised draft merger agreement to Vinson & Elkins, L.L.P. (“V&E”), outside counsel to MoneyGram, which draft, among other things, (i) provided that Euronet would pay the $30 million termination fee to Alipay, on behalf of MoneyGram, if the original merger agreement were terminated by MoneyGram to enter into a definitive agreement with Euronet, but lowered the reverse termination fee payable by Euronet upon termination of the Euronet merger agreement under specified circumstances by a corresponding $30 million, from $69 million to $39 million, (ii) provided that the initial end date under the Euronet merger agreement would be 12 months following signing and that either party would have the ability to extend the end date under the Euronet merger agreement to 15 months following signing if the requisite antitrust approvals had not been obtained by the 12-month end date, but the other closing conditions had been satisfied and (iii) provided that Euronet would agree to take remedial actions resulting in up to $100 million in “lost value,” but not in excess thereof, in order to obtain antitrust approval, but that no reverse termination fee would be payable by Euronet in the event the Euronet merger were not completed due to a failure to obtain requisite antitrust approvals. In the draft Euronet merger agreement provided to MoneyGram on March 14, 2017, Euronet had previously proposed that a reverse termination fee of $69 million would be payable by Euronet in the event the Euronet merger was not completed due to a failure to obtain requisite antitrust approvals. V&E distributed the April 9, 2017 draft Euronet merger agreement to Simpson Thacher & Bartlett (“Simpson Thacher”), outside counsel to Alipay, for distribution to Alipay, pursuant to the requirements in the original merger agreement with Alipay.

On the evening of April 10, 2017, Mr. Michael Brown, Chairman and Chief Executive Officer of Euronet, and Ms. Pamela H. Patsley, Chairman of our board of directors, discussed key issues with respect to the Euronet merger agreement, particularly focusing on provisions in the Euronet merger agreement related to Hart-Scott Rodino Act (“HSR”) and foreign competition approvals. During such discussion, Mr. Brown proposed to Ms. Patsley that, in addition to taking remedial actions that would result in “lost value” of up to $100 million, Euronet would also agree to pay a termination fee to MoneyGram in the event any competition approval were not obtained of $39 million (in addition to foregoing any right to be reimbursed the $30 million Alipay termination fee to be paid by Euronet to Alipay upon the termination of the original merger agreement).

On April 11, 2017, our board of directors held a meeting, attended by representatives of V&E and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), our outside financial advisor. During such meeting, representatives of V&E reviewed with our board of directors the most recent draft of the Euronet merger agreement and key outstanding issues, and also advised our board of directors with respect to the diligence and analysis that had been completed with respect to requisite U.S and foreign competition reviews of any merger between Euronet and MoneyGram. Representatives of BofA Merrill Lynch also discussed with our board of directors their preliminary financial analysis with respect to a possible merger with Euronet. Following such discussions, our board of directors directed MoneyGram management and its legal and financial advisors to continue to seek improved merger agreement terms from Euronet, particularly with respect to providing additional certainty with respect to the receipt of U.S. and foreign competition approvals.

On the night of April 11, 2017, V&E distributed a revised draft of the Euronet merger agreement to Gibson Dunn. Consistent with the instructions from our board of directors, the draft provided that (i) Euronet would be obligated to take remedial actions that would result in “lost value” of up to $200 million on a net basis or

$300 million on a gross basis, (ii) MoneyGram would not be obligated to repay the $30 million Alipay termination fee to Euronet if the Euronet merger agreement were terminated in circumstances where MoneyGram did not owe Euronet a termination fee, other than (a) if MoneyGram stockholders voted against the Euronet merger or (b) if MoneyGram materially breached its obligations in the Euronet merger agreement, and (iii) MoneyGram would have the right, in the event of a willful and material breach of the Euronet merger agreement by Euronet, to either (a) pursue a reverse termination fee of $39 million (if payable) or (b) pursue uncapped monetary damages. V&E also contacted Gibson Dunn to request additional diligence materials with respect to potential U.S. and foreign competition approvals.

The morning of April 12, 2017, Ms. Patsley, W. Alexander Holmes, our Chief Executive Officer and a member of our board of directors, and F. Aaron Henry, General Counsel and Corporate Secretary of MoneyGram, had a conversation with Mr. Brown and Mr. Rick Weller, Executive Vice President and Chief Financial Officer of Euronet, and Mr. Jeffrey B. Newman, Executive Vice President and General Counsel of Euronet, with respect to certain open issues in the most recent draft Euronet merger agreement. During the course of such meeting, the participants discussed (i) the remedial actions that Euronet would be obligated to take in order to obtain competition approvals, with Euronet offering to be obligated to take remedial actions resulting in up to $150 million in “lost value” but not more, (ii) the parameters of a potential retention program MoneyGram would be permitted to implement during the pendency of a merger with Euronet, with Euronet proposing a $5 million aggregate retention pool, as opposed to MoneyGram’s original request of a $15 million retention pool, and (iii) other outstanding issues based on the most recent draft Euronet merger agreement. Among other things, the MoneyGram representatives expressed the importance to MoneyGram and our board of directors of having flexibility to manage for retention of employees during a possibly protracted regulatory approval process and given likely employee concerns regarding potential headcount reductions associated with a merger with Euronet.

On the evening of April 12, 2017, Mr. Brown distributed to Ms. Patsley a proposed “best and final” version of the Euronet merger agreement. That same night, Gibson Dunn distributed to V&E a revised draft of the MoneyGram disclosure schedules. The revised Euronet merger agreement (i) obligated Euronet to take remedial actions resulting in up to $150 million in “lost value” but not more, (ii) provided that MoneyGram would be obligated to repay Euronet the full $30 million Alipay termination fee if the Euronet merger agreement were terminated in any circumstance other than one where Euronet would owe MoneyGram a termination fee and (iii) that in all circumstances, Euronet’s liability to MoneyGram would be capped at $69 million (inclusive of the $30 million Alipay termination fee). In addition, the revised draft disclosure schedules eliminated MoneyGram’s ability to make ordinary course performance awards to employees in February 2018, if the Euronet merger were not yet consummated. V&E distributed the April 12, 2017 draft Euronet merger agreement to Simpson Thacher for distribution to Alipay, pursuant to the requirements in the original merger agreement with Alipay.

On the morning of April 13, 2017, Ms. Patsley, Mr. Holmes and Mr. Henry had a conversation with Mr. Brown, Mr. Weller and Mr. Newman with respect to the most recent draft Euronet merger agreement, including (i) the circumstances in which MoneyGram would be required to reimburse the full Alipay termination fee to Euronet, and the circumstances in which MoneyGram would only be obligated to reimburse a portion of the Alipay termination fee to Euronet, (ii) the importance to MoneyGram of being able to make ordinary course performance awards to employees in 2018 if the merger with Euronet were still pending at such time and (iii) whether or not MoneyGram would be entitled to seek monetary damages in excess of the value of the termination fee if Euronet willfully and materially breached the Euronet merger agreement, which the Euronet representatives advised was unacceptable. At the conclusion of the discussion, the Euronet representatives advised the MoneyGram representatives that they would instruct Gibson Dunn to deliver a revised Euronet merger agreement to V&E reflecting their “best and final” offer that they would present to the Euronet board of directors for approval. Following the call, Mr. Brown contacted Ms. Patsley and indicated that Euronet would agree, in the event the Euronet merger agreement were terminated due to MoneyGram suffering a material adverse effect, MoneyGram would be required to reimburse $20 million of the $30 million Alipay termination fee.

Later on April 13, 2017, Gibson Dunn distributed to V&E a revised draft of the debt commitment letter from Wells Fargo as well as a revised draft of the Euronet merger agreement, and disclosure schedules, which generally reflected the terms discussed in that morning’s call.

Throughout April 13 and April 14, 2017, the parties also worked to finalize proposed drafts of ancillary agreements and exhibits, including voting and support agreements and a consent of Goldman Sachs, as the holder of the Series D Preferred Stock.

In accordance with the merger agreement, during the course of finalizing the transaction documents related to a potential binding Euronet proposal, Ms. Patsley generally remained in contact with Mr. Douglas Feagin, Senior Vice President and Head of International Operations of Ant Financial, to advise him of the status of negotiations.

On the evening of April 14, 2017, Mr. Brown delivered to Ms. Patsley via email a written, binding offer from Euronet to acquire all of the outstanding equity of MoneyGram for $15.20 per share in cash, on the terms set forth in the Euronet merger agreement negotiated by the parties. The binding offer included definitive transaction documentation signed by Euronet, and could be accepted by MoneyGram any time prior to 10:59 a.m., Central time, on April 21, 2017 (12 hours following the expiration of Alipay’s “match rights” under the original merger agreement), so long as MoneyGram determined that the binding Euronet proposal was a Company Superior Proposal and provided notice to Alipay thereof by 10:59 p.m., Central time, on April 16, 2017. Following receipt of the binding Euronet proposal, V&E distributed the Euronet proposal to Simpson Thacher for distribution to Alipay, pursuant to the requirements in the original merger agreement with Alipay.

On the morning of April 15, 2017, Simpson Thacher delivered to V&E a written, binding offer from Alipay to amend the original merger agreement to provide, among other things, (i) an increase in the per share merger consideration from $13.25 to $18.00, (ii) an increase from $30 million to $41 million in the termination fee payable in certain circumstances by MoneyGram to Alipay, (iii) an increase from $60 million to $82 million in the termination fee payable in certain circumstances by Alipay to MoneyGram, (iv) an increase from $17.5 million to $30 million in the regulatory termination fee payable by Alipay to MoneyGram in certain circumstances where the merger is not completed due to a failure to obtain CFIUS Approval and (v) an obligation that MoneyGram hold its special meeting on May 16, 2017, subject to certain exceptions in the event new facts were to arise following entry into the merger agreement amendment.

If not accepted, the offer would expire at 10:59 p.m., Central time on April 15, 2017, and by the express terms of the offer, it was made subject to Ant Financial’s confidentiality agreements with MoneyGram and could not be disclosed to any third parties. The merger agreement amendment would not require any amendment to Alipay’s existing debt commitment letters or the voting and support agreements, but would require an updated consent of Goldman Sachs, as holder of the Series D Preferred Stock. Promptly upon delivery of the proposal, Mr. Feagin called Ms. Patsley to review the terms of the proposal, and to stress the importance of the confidentiality provision set forth in the proposal.

On the afternoon of April 15, 2017, our board of directors held a meeting to review the binding Euronet proposal received April 14, 2017 and the Alipay proposal received April 15, 2017, which meeting was attended by representatives of BofA Merrill Lynch, V&E and Paul Hastings, our outside regulatory counsel. During the meeting, representatives from V&E reviewed with our board of directors key terms of the proposed Euronet merger agreement and the proposed merger agreement amendment, and also provided an update on its analysis with respect to required U.S. and foreign competition approvals with respect to a Euronet merger and their assessment of the risks associated with such approvals. Representatives of Paul Hastings reviewed with our board of directors the then-current state of the pending CFIUS review process with respect to the merger, as well as their assessment of the risks associated with such review. Representatives of BofA Merrill Lynch also reviewed with our board of directors their financial analysis of the consideration proposed in the binding Euronet proposal and the proposed merger agreement amendment, including their financial analysis with respect to Euronet’s ability to increase its proposed merger consideration. Following such presentation, at the request of our board of directors, BofA Merrill Lynch delivered an oral opinion, which was subsequently confirmed in writing, to the effect that, as of that date and based on and subject to the various assumptions and limitations described in its opinion, the merger consideration to be received by holders of our Common Stock upon entry into the merger agreement amendment was fair, from a financial point of view, to such holders. The full text of the written opinion of BofA Merrill Lynch is attached to this proxy supplement as Annex C and is incorporated by reference into this proxy supplement. See also “The Merger—Opinion of MoneyGram’s Financial Advisor Regarding the Merger Consideration.” Following the presentations and discussion, and after weighing the relative merits and risks of the binding Euronet proposal and the proposed merger agreement amendment with its substantially higher offer price, the members of our board of directors unanimously (i) approved and adopted the merger agreement amendment, (ii) unanimously resolved to recommend that our stockholders vote to approve and adopt the original merger agreement, as amended by the merger agreement amendment, and the merger and (iii) determined that they were unable to declare the binding Euronet proposal a “Company Superior Proposal”.

Following the meeting of our board of directors on April 15, 2017, V&E and Simpson Thacher negotiated and finalized the proposed merger agreement amendment, and MoneyGram, Alipay and the other parties thereto executed and delivered the merger agreement amendment.

On April 16, 2017, MoneyGram and Alipay issued a joint press release announcing the merger agreement amendment.

Reasons for the Merger and the Recommendation of Our Board of Directors

The section entitled “Reasons for the Merger and Recommendations of Our Board of Directors” beginning on page 44 of the definitive proxy statement describes the factors our board of directors considered in reaching its decision to approve the original merger agreement. The discussion below supplements that description.

After considering the factors more fully described in this supplement and the definitive proxy statement, on April 15, 2017, our board of directors approved resolutions (i) determining that the merger and other transactions contemplated by the merger agreement are fair to, and in the best interests of the stockholders of MoneyGram, (ii) approving, adopting and declaring advisable and authorized in all respects the merger agreement, the voting and support agreements and the merger and other transactions contemplated by the merger agreement, (iii) directing that the merger be submitted to the stockholders of MoneyGram for approval at a meeting of such stockholders and (iv) recommending that stockholders of MoneyGram approve the merger (on the terms set forth in the merger agreement amendment) and approve all other actions or matters necessary or desirable to give effect to the merger pursuant to the Delaware General Corporation Law, as amended.

In reaching its decision to approve the amendment and the merger agreement, our board of directors consulted with our senior management and our financial and legal advisors, reviewed a significant amount of information and considered a number of factors, including, among others, the factors described in “The Merger—Reasons for the Merger and Recommendation of Our Board of Directors” beginning on page 44 of the definitive proxy statement as well as the following additional factors (not necessarily in order of relative importance):

•	That the $18.00 per share merger consideration provides an opportunity for holders of our Common Stock and Series D Preferred Stock (on an as-converted basis) to realize $4.75 of additional cash value (or a 36% increase) above the original $13.25 per share merger consideration and $2.80 of additional cash value above the $15.20 per share merger consideration offered by Euronet.

•	The fact that the $18.00 per share in cash to be paid as merger consideration represented a 160.1% premium to $6.92, the closing price of our Common Stock on October 4, 2016, the day of the first meeting of MoneyGram’s management with representatives of Ant Financial.

•	The fact that the $18.00 per share in cash to be paid as merger consideration represents a premium of approximately (i) 69.5% to the volume-weighted average trading price of $10.62 for the 90-day period ended January 25, 2017, (ii) 51.5% to the closing price of $11.88 on January 25, 2017, the last trading day prior to the approval by our board of directors of the original merger agreement and (iii) 38.5% to $13.00, the two-year trading high for our Common Stock prior to January 26, 2017.

•	That BofA Merrill Lynch delivered an oral opinion, dated April 15, 2017, which was subsequently confirmed by delivery of a written opinion, dated April 15, 2017, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of our Common Stock, as more fully described in the section entitled “The Merger—Opinion of MoneyGram’s Financial Advisor Regarding the Merger Consideration.” The full text of the opinion is attached as Annex C to this supplement.

•	The fact that if not accepted, the Alipay offer would expire at 10:59 p.m., Central time on April 15, 2017, the same day it was received, and by the express terms of the offer, it was subject to the terms of Ant Financial’s confidentiality agreement with MoneyGram and could not be disclosed to any third party, which prevented MoneyGram from disclosing the proposal to Euronet.

•	The obligation of Alipay under certain circumstances to pay us an increased termination fee of: (i) $82 million from $60 million, in connection with any failure to consummate the merger if the relevant conditions are satisfied and in certain circumstances following a willful and material breach by Alipay or Merger Sub; and (ii) $30 million from $17.5 million, in connection with the termination of the merger agreement in specified circumstances when CFIUS Approval has not been obtained.

•	The likelihood that the merger would be consummated in 2017 if MoneyGram stockholders adopt the merger agreement at the special meeting on May 16, 2017 and the other conditions to closing are satisfied based on, among other things, the likelihood of obtaining requisite regulatory approvals given the progress to date with respect thereto.

•	Our board of directors considered the terms of the revised debt financing commitments provided to Guarantor on March 28, 2017, including the limited conditionality set forth in such commitments and that the commitments provided full funding for the increased purchase price, together with the financial capabilities and reputation of the financing sources, including the fact that all of the financing was committed by a group of international financial institutions consisting of Australia and New Zealand Banking Group Limited, Citibank N.A., Hong Kong Branch, Citigroup Global Markets Asia Limited, Credit Suisse AG, Singapore Branch, DBS Bank Ltd., Goldman Sachs Bank USA, The Hongkong and Shanghai Banking Corporation Limited, JPMorgan Chase Bank, N.A., Hong Kong Branch, Mizuho Bank, Ltd. and Morgan Stanley Senior Funding Inc.

•	The following aspects associated with the Euronet proposal:

•	That Euronet’s offer of $15.20 per share in cash was $2.80 less than the price per share offered by Alipay in the merger agreement amendment;

•	That our board of directors was not able to determine that the Euronet proposal constituted a “Company Superior Proposal” as defined in the merger agreement, after taking into account the requirements in the merger agreement, including the changes to the terms of the merger agreement proposed by Alipay in the merger agreement amendment;

•	That the timing of the closing of any transaction with Euronet was uncertain and, given where the regulatory approval process is with Ant Financial currently, was likely to take as long, or longer, than the time when a transaction with Alipay and Merger Sub was likely to close; and

•	That the Euronet proposal contained some closing risk given the potential regulatory risks presented by a combination of two direct competitors.

•	MoneyGram’s continued right to enter into discussions, and negotiations with, and provide further information to, a new competing proposal from any bidder, including Euronet, if our board of directors determines the competing proposal could reasonably be expected to lead to a “Company Superior Proposal,” subject to certain restrictions and the requirement that we pay Alipay a termination fee of $41 million if we terminate the merger agreement to accept a Company Superior Proposal.

•	The continued right of our board of directors to change its recommendation, subject to certain restrictions, in connection with a Company Superior Proposal or other circumstances in which our board of directors determines the failure to do so would be inconsistent with its fiduciary duties under applicable law.

•	The belief of our board of directors that, although the no solicitation covenant and increased termination fee provisions might have the effect of discouraging Euronet from making a revised acquisition proposal or other potential acquirers from making an acquisition proposal or reducing the price of such proposals, such provisions are customary for transactions of this size and type, and its belief that the increased termination fee of $41 million, which continues to represent approximately 3.4% of the equity value of the transaction, was reasonable in the context of comparable transactions, and was not likely to deter Euronet from submitting another binding offer.

The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by our board of directors in its consideration of the merger, but is merely a summary of the material positive and negative factors considered by our board of directors in that regard. In view of the number and variety of factors and the amount of information considered, our board of directors did not find it practicable to make specific assessments of, quantify, or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of our board of directors may have given different weights to different factors. Based on the totality of the information presented, our board of directors collectively reached the unanimous decision to approve and adopt the merger agreement amendment and the merger in light of the factors described above and other factors that the members of our board of directors felt were appropriate.

This explanation of MoneyGram’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Opinion of MoneyGram’s Financial Advisor Regarding the Merger Consideration

The following is intended to replace and supplement the section entitled “The Merger—Opinion of MoneyGram’s Financial Advisor Regarding the Merger Consideration” beginning on page 49 of the definitive proxy statement:

MoneyGram has retained BofA Merrill Lynch to act as MoneyGram’s financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. MoneyGram selected BofA Merrill Lynch to act as MoneyGram’s financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with MoneyGram and its business.

On April 15, 2017, at a meeting of our board of directors which was held to consider the merger agreement amendment, BofA Merrill Lynch delivered to our board of directors an oral opinion, confirmed by delivery of a written opinion dated April 15, 2017, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of our Common Stock was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion, dated April 15, 2017, to our board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to our board of directors for the benefit and use of our board of directors (in its capacity as our board of directors) in connection with and for purposes of its evaluation of the amended per share merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to MoneyGram or in which MoneyGram might engage or as to the underlying business decision of MoneyGram to proceed with or effect the merger. BofA Merrill Lynch also expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the proposed merger or any other matter.

In connection with its opinion, BofA Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to MoneyGram;

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of MoneyGram furnished to or discussed with BofA Merrill Lynch by the management of MoneyGram, including certain financial forecasts relating to MoneyGram prepared by the management of MoneyGram, which are described under “Unaudited Financial Projections of MoneyGram” and referred to in the proxy statement as the “MoneyGram Unaudited Financial Projections”;

•	discussed the past and current business, operations, financial condition and prospects of MoneyGram with members of senior management of MoneyGram;

•	reviewed the trading history for our Common Stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of MoneyGram with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

•	reviewed the original merger agreement;

•	reviewed a draft, dated April 15, 2017, of the merger agreement amendment (which we refer to in this section of this proxy statement as the “Draft Amendment”); and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of MoneyGram that it is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the MoneyGram Unaudited Financial Projections, BofA Merrill Lynch was advised by MoneyGram, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of MoneyGram as to the future financial performance of MoneyGram. BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of MoneyGram or any other entity, nor did it make any physical inspection of the properties or assets of MoneyGram. BofA Merrill Lynch did not evaluate the solvency or fair value of MoneyGram or Alipay under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of MoneyGram, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on MoneyGram or the contemplated benefits of the merger. BofA Merrill Lynch also assumed, at the direction of MoneyGram, that the final executed amendment did not differ in any material respect from the Draft Amendment reviewed by BofA Merrill Lynch.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects or implications of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger, any related transactions or any voting or other agreement, arrangement or understanding entered into in connection with or related to the merger or otherwise. At the direction of MoneyGram, BofA Merrill Lynch engaged in only a limited solicitation of proposals from selected third parties regarding a possible acquisition of MoneyGram. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of our Common Stock and no opinion or view was expressed with respect to any other consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to MoneyGram or in which MoneyGram might engage or as to the underlying business decision of MoneyGram to proceed with or effect the merger. In addition, BofA Merrill Lynch did not express any view or opinion with respect to, and relied, at the direction of MoneyGram, upon the assessments of MoneyGram and its representatives regarding, legal, regulatory, accounting, tax and similar matters relating to MoneyGram or any other entity and the merger, as to which matters BofA Merrill Lynch understood that MoneyGram had obtained such advice as MoneyGram deemed necessary from qualified professionals. BofA Merrill Lynch further expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any other matter. Except as described above, MoneyGram imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by a fairness opinion review committee of BofA Merrill Lynch.

The discussion set forth below in the section entitled “—MoneyGram Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to our board of directors on April 15, 2017 in connection with its opinion, dated April 15, 2017. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

MoneyGram Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for MoneyGram and the following 15 selected publicly traded companies in the money remittance, consumer financial services and payments processing businesses, of which, in BofA Merrill Lynch’s professional judgment and experience, the companies designated as primary selected publicly traded companies were more similar to MoneyGram than the other selected publicly traded companies (which BofA

Merrill Lynch further classified, based on its professional judgment and experience, between payment processors and financial technology (“processor and fintech”) companies and consumer finance companies), in each case when viewed as a whole, as regards to financial, operating and other characteristics:

Primary Selected Publicly Traded Companies

•	The Western Union Company

•	H&R Block, Inc.

•	Green Dot Corporation

Other Selected Publicly Traded Companies

Processor and FinTech Companies

•	First Data Corporation

•	Euronet Worldwide, Inc.

•	Blackhawk Network Holdings, Inc.

•	Cardtronics plc

•	EVERTEC, Inc.

•	Qiwi plc

•	Everi Holdings Inc.

Consumer Finance Companies

•	Synchrony Financial

•	Discovery Financial Services, Inc.

•	Ally Financial Inc.

•	Santander Consumer USA Holdings Inc.

•	OneMain Holdings, Inc.

BofA Merrill Lynch reviewed, among other things, enterprise values (“EVs”) of the selected publicly traded companies, calculated as their equity values based on their closing stock prices on April 13, 2017 and the number of their fully diluted shares using the treasury stock method, plus debt, preferred stock, minority interests, the after-tax value of pension and post-retirement liabilities and SERP liabilities, and less cash, short-term investments and long-term investments, as a multiple of calendar year 2016 and 2017 estimated adjusted earnings before interest, taxes, depreciations and amortization, not burdened by stock-based compensation expenses, special charges, one-time items and amortization of intangibles, referred to as “Adjusted EBITDA,” but burdened by amortization of signing bonus payments, as applicable (“Adjusted EBITDA (Burdened)”). Amortization costs of signing bonus payments for MoneyGram were assumed to be $54.9 million, $51.1 million, $51.8 million and $48.2 million for the years ending December 31, 2017, 2018, 2019 and 2020, respectively, based on the MoneyGram Unaudited Financial Projections. BofA Merrill Lynch also reviewed per share equity values, based on closing stock prices on April 13, 2017, of the selected publicly traded companies as a multiple of calendar years 2017 and 2018 estimated adjusted earnings per share, not burdened by stock-based compensation expenses, special charges, one-time items and amortization of acquired intangibles (“Adjusted EPS”).

The mean and median EV / calendar year 2016 estimated Adjusted EBITDA (Burdened) multiples observed for the primary selected publicly traded companies were 9.6x and 8.7x, respectively, and the mean and median EV / calendar year 2017 estimated Adjusted EBITDA (Burdened) multiple observed for the primary selected publicly traded companies were 9.1x and 9.0x, respectively. The mean and median price / calendar year 2017 estimated Adjusted EPS multiples observed for the primary selected publicly traded companies were 14.0x and 13.5x, respectively, and the mean and median price / calendar year 2018 estimated Adjusted EPS multiples observed for the primary selected publicly traded companies were 12.8x and 12.6x, respectively.

The mean and median EV / calendar year 2016 estimated Adjusted EBITDA (Burdened) multiples observed for the other selected processor and fintech companies were 10.4x and 9.3x, respectively, and the mean and median EV / calendar year 2017 estimated Adjusted EBITDA (Burdened) multiples observed for the other selected processor and fintech companies was 9.6x. The mean and median price / calendar year 2017 estimated Adjusted EPS multiples observed for the other selected processor and fintech companies were 15.4x and 15.2x, respectively, and the mean and median price / calendar year 2018 estimated Adjusted EPS multiples observed for the other selected processor and fintech companies were 13.5x and 13.4x, respectively. The mean and median price / calendar year 2017 estimated Adjusted EPS multiple observed for the other selected consumer finance companies was 8.4x, and the mean and median price / calendar year 2018 estimated Adjusted EPS multiples observed for the other selected consumer finance companies were 7.4x and 7.2x, respectively. BofA Merrill Lynch noted that, in light of differences in the financial and operating characteristics of the other selected consumer finance companies and the other two groups of publicly traded companies, the mean and median EV / calendar year 2016 estimated Adjusted EBITDA (Burdened) multiples for the other selected consumer finance companies was not relevant to its selected publicly traded companies analysis and BofA Merrill Lynch therefore did not compute such multiples.

BofA Merrill Lynch then observed that the shares of our Common Stock historically traded at a discount to the common stock of the selected publicly traded companies according to certain measures. In particular, BofA Merrill Lynch observed that MoneyGram’s multiple of equity value to estimated Adjusted EBITDA (Burdened) (i) over the three years ended January 25, 2017 (the last trading day prior to the announcement of the merger), averaged 1.4x and 3.2x lower than the mean of such multiple for each of the primary selected publicly traded companies and the other selected processor and fintech companies, respectively; (ii) over the year ended January 25, 2017, averaged 1.7x and 2.8x lower than the mean of such multiple for each of the primary selected publicly traded companies and the other selected processor and fintech companies, respectively; and (iii) for the next 12 months as of January 25, 2017 (“NTM”) was 0.8x and 2.3x lower than the mean of such multiple for each of the primary selected publicly traded companies and the other selected processor and fintech companies, respectively. Similarly, BofA Merrill Lynch observed that MoneyGram’s price / estimated Adjusted EPS multiple (i) over the three years ended January 25, 2017, averaged 4.3x, 4.8x and 0.2x lower than the mean of such multiple as between MoneyGram and each of the primary selected publicly traded companies, the other selected processors and fintech companies and the other selected consumer finance companies, respectively; (ii) over the year ended January 25, 2017, averaged 4.8x lower than the mean of such multiple for each of the primary selected publicly traded companies and the other selected processor and fintech companies, and 0.2x higher than the mean of such multiple for the other selected consumer finance companies; and (iii) for NTM, was 1.7x and 3.5x lower than the mean of such multiple for each of the primary selected publicly traded companies and the other selected processor and fintech companies, respectively, and 2.9x higher than the mean of the other selected consumer finance companies. Based on its professional judgment and experience and after taking into consideration, among other things, the observed data for the selected publicly traded companies and for MoneyGram (including the observations described above), BofA Merrill Lynch then applied (i) low to high EV / calendar year 2017 estimated Adjusted EBITDA (Burdened) multiples of 7.0x to 9.0x derived from the selected publicly traded companies analysis to fiscal year 2017 estimated Adjusted EBITDA (Burdened) for MoneyGram, and (ii) low to high price / calendar year 2017 estimated Adjusted EPS multiples of 11.5x to 14.5x derived from the selected publicly traded companies analysis to fiscal year 2017 estimated Adjusted EPS for MoneyGram. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of MoneyGram were based on the MoneyGram Unaudited Financial Projections and MoneyGram’s financial results for calendar year 2016. This analysis indicated the following approximate implied per share equity value reference ranges for MoneyGram (rounded to the nearest $0.05 per share), as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for MoneyGram Based on:	FY 2017E Adjusted EPS	Merger Consideration
FY 2017E Adjusted EBITDA (Burdened)
$11.40 - $18.20	$11.15 - $14.05	$18.00

No company used in this analysis is identical to MoneyGram. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which MoneyGram was compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following nine selected transactions involving companies in the payments processing and money remittance businesses:

Date Announced	Acquiror(s)	Target
July 25, 2016	Apollo Global Management, LLC	Outerwall Inc.
September 18, 2014	Green Dot Corporation	Santa Barbara Tax Products Group
January 30, 2013	ACI Worldwide, Inc.	Online Resources Corporation
January 14, 2013	Fiserv, Inc.	Open Solutions Inc.
September 15, 2010	Vantiv, LLC	National Processing Co.
July 1, 2010	Apollo Management LP	EVERTEC, Inc.
April 1, 2009	Fidelity National Information Services, Inc.	Metavante Technologies, Inc.
March 30, 2009	Advent International Corporation	Fifth Third Processing Solutions, LLC
February 12, 2008	Thomas H Lee Partners LP and Goldman, Sachs & Co.	MoneyGram International, Inc.(1)

(1)	Represents recapitalization transaction of MoneyGram by Thomas H. Lee Partners and Goldman Sachs for an approximately 79% equity stake through the issuance of preferred securities.

BofA Merrill Lynch reviewed transaction values (“TVs”), calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of (i) the target company’s latest 12 months (“LTM”) Adjusted EBITDA (Burdened) and (ii) the target company’s estimated NTM Adjusted EBITDA (Burdened). The overall low to high TV / LTM Adjusted EBITDA (Burdened) multiple and TV / estimated NTM Adjusted EBITDA (Burdened) multiple observed for the selected transactions were 3.6x to 9.1x (with a mean of 7.0x and a median of 7.4x) and 4.2x to 9.3x (with a mean of 7.0x and a median of 7.3x), respectively. Based on its professional judgment and experience and after taking into consideration, among other things, the observed data for the selected precedent transactions, BofA Merrill Lynch then applied (x) a selected range of TV / LTM Adjusted EBITDA (Burdened) multiples of 7.0x to 8.5x derived from the selected transactions analysis to fiscal year 2016 estimated Adjusted EBITDA (Burdened) for MoneyGram, and (y) a selected range of TV / estimated NTM Adjusted EBITDA (Burdened) multiples of 6.5x to 8.0x derived from the selected transactions analysis to fiscal year 2017 estimated Adjusted EBITDA (Burdened) for MoneyGram. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction, and estimated financial data of MoneyGram were based on the MoneyGram Unaudited Financial Projections and MoneyGram’s financial results for calendar year 2016. This analysis indicated the following approximate implied per share equity value reference ranges for MoneyGram (rounded to the nearest $0.05 per share), as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for MoneyGram Based on:	FY 2017E Adjusted EBITDA (Burdened)	Merger Consideration
FY 2016E Adjusted EBITDA (Burdened)
$9.50 - $14.25	$9.70 - $14.80	$18.00

No company, business or transaction used in this analysis is identical to MoneyGram or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which MoneyGram and the merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of MoneyGram to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that MoneyGram was forecasted to generate during MoneyGram’s fiscal year 2017 through fiscal year 2020 based on the MoneyGram Unaudited Financial Projections. BofA Merrill Lynch calculated terminal values for MoneyGram by applying perpetuity growth rates ranging from 3.00% to 3.50% to MoneyGram’s terminal year estimated standalone unlevered, after-tax free cash flows. The cash flows and terminal values were then discounted to present value as of December 31, 2016 using discount rates ranging from 10.75% to 12.75%, which were based on an estimate of MoneyGram’s weighted average cost of capital. This analysis indicated the following approximate implied per share equity value reference range for MoneyGram (rounded to the nearest $0.05 per share), as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for MoneyGram	Merger Consideration
$10.00 - $17.50	$18.00

Other Factors

BofA Merrill Lynch also noted certain additional factors that were not considered part of BofA Merrill Lynch’s material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	historical trading prices and trading volumes of our Common Stock, which indicated low and high closing prices for our Common Stock during the 52-week period ended January 25, 2017 (the last trading day prior to the announcement of the merger) of approximately $4.75 to $13.00 per share (rounded to the nearest $0.05 per share); and

•	one-year future stock price targets for our Common Stock in publicly available research analyst reports, which indicated stock price targets for MoneyGram, discounted to present value utilizing MoneyGram’s cost of equity of 17.1% (as determined by BofA Merrill Lynch based on an estimate of MoneyGram’s weighted average cost of capital), of a range of approximately (i) $6.00 to $11.10 per share (rounded to the nearest $0.05 per share) as of January 25, 2017, and (ii) $6.00 to $13.65 per share (rounded to the nearest $0.05 per share) as of April 13, 2017.

Miscellaneous

As noted above, the discussion set forth above in the section entitled “—MoneyGram Financial Analyses” is a summary of the financial analyses presented by BofA Merrill Lynch to our board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of MoneyGram. The estimates of the future performance of MoneyGram in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to our board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual value of MoneyGram.

The type and amount of consideration payable in the merger was determined through negotiations between MoneyGram and Alipay, rather than by any financial advisor, and was approved by our board of directors. The decision to enter into the merger agreement was solely that of our board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by our board of directors in its evaluation of the merger and should not be viewed as determinative of the views of our board of directors, management or any other party with respect to the merger or the merger consideration.

MoneyGram has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee currently estimated to be approximately $18 million, $2 million of which was payable upon the delivery of BofA Merrill Lynch’s opinions and approximately $16 million of which is contingent upon the consummation of the merger. MoneyGram also has agreed to reimburse BofA Merrill Lynch for its expenses, including fees and expenses of its legal counsel, incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws. Pursuant to its engagement letter with MoneyGram, BofA Merrill Lynch would be entitled to a transaction fee from MoneyGram in connection with any merger or similar acquisition transaction, irrespective of the identity of the acquirer. Such fee would generally be higher for a transaction that provides for greater merger consideration.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of MoneyGram, Alipay and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to MoneyGram and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, bookrunner, co-lead arranger for, and as a lender (including a swing line lender and a letter of credit lender) under, certain credit facilities and/or agreements of MoneyGram, and (ii) having provided or providing certain foreign exchange, treasury and trade management services and products to MoneyGram. From January 1, 2015 through March 31, 2017, BofA Merrill Lynch and its affiliates derived aggregate revenues from MoneyGram and its affiliates of approximately $14 million for investment and corporate banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Thomas H. Lee Partners, L.P., an affiliate of MoneyGram (“TH Lee”) and certain of its affiliates and portfolio companies, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to TH Lee and/or certain of its affiliates and portfolio companies in connection with certain mergers and acquisition transactions, (ii) having acted or acting as administrative agent, collateral agent, arranger, bookrunner and/or lender for TH Lee and certain of its affiliates and portfolio companies in connection with the financing for various acquisition transactions, (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by TH Lee and/or certain of its affiliates and portfolio companies and (iv) having provided or providing certain treasury and trade services and products to TH Lee and/or certain of its affiliates and portfolio companies. From January 1, 2015 through March 31, 2017, BofA Merrill Lynch and its affiliates derived aggregate revenues from TH Lee and its affiliates and portfolio companies of approximately $125 million for investment and corporate banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Alipay, Alibaba Group Holding Ltd., and certain of their respective affiliates and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as a lender to Alibaba Group Holding Ltd. and certain of its affiliates under various credit, leasing and/or other facilities. BofA Merrill Lynch has advised us that from January 1, 2015 through March 31, 2017, it and its affiliates derived aggregate revenues from Alipay, Alibaba Group Holding Ltd. and certain of their respective affiliates of approximately $3.5 million for investment and corporate banking services.

Unaudited Financial Projections of MoneyGram

The following information supplements the section in the definitive proxy statement entitled “The Merger—Unaudited Financial Projections of MoneyGram” on page 57 of the definitive proxy statement.

MoneyGram does not usually make public detailed projections as to earnings or other results, due to, among other reasons, the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections. However, the senior management of MoneyGram regularly prepares, for internal purposes, prospective financial information in connection with its ordinary course strategic planning and, in connection with the evaluation of a possible transaction, prospective financial information regarding MoneyGram’s future performance on a standalone basis for the years 2016 through 2020 (the “MoneyGram Unaudited Financial Projections”), was provided to our board of directors and BofA Merrill Lynch, as the financial advisor to MoneyGram, to assist in evaluating MoneyGram’s operations and prospects and the merger. In addition, the MoneyGram Unaudited Financial Projections were provided to Ant Financial and Citigroup, as the financial advisor to Alipay, in connection with its evaluation of MoneyGram and its analysis of the merger. The MoneyGram Unaudited Financial Projections were prepared as of December 2, 2016, and subsequently updated on December 7, 2016. It was first provided to our board of directors on December 15, 2016, to BofA Merrill Lynch on December 3, 2016 and on December 9, 2016 to Ant Financial. The MoneyGram Unaudited Financial Projections were subsequently updated on April 10, 2017 (the “Updated MoneyGram Unaudited Financial Projections”) and were provided to our board of directors and BofA Merrill Lynch in connection with the evaluation of MoneyGram’s operations and the proposed merger agreement amendment with Alipay and to Euronet in connection with our discussions and negotiations with Euronet with respect to the Euronet proposal. The Updated MoneyGram Unaudited Financial Projections also reflect a change in the accounting presentation of MoneyGram as of and for the year ended December 31, 2016 with respect to how we account for foreign exchange revenue (note that the MoneyGram Unaudited Financial Projections included in the definitive proxy statement do not reflect this change). For further description of this change, see Note 16 to the Company’s Consolidated Financial Statements in its Form 10-K for the year ended December 31, 2016.

The Updated MoneyGram Unaudited Financial Projections were not prepared with a view toward public disclosure or with a view toward complying with GAAP, the guidelines of the SEC with respect to prospective financial information or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. In the view of MoneyGram’s management, this information was, based on certain growth assumptions, prepared on a reasonable basis, reflected the best available estimates and judgments at the time of its preparation, and presented, to the best of MoneyGram’s management’s knowledge and belief, the expected course of action and the expected future financial performance of MoneyGram on a standalone basis at the time of its preparation. However, this information is not fact and should not be relied upon as being indicative of future results and you are cautioned not to rely on the Updated MoneyGram Unaudited Financial Projections. The Updated MoneyGram Unaudited Financial Projections do not reflect any impact of the merger and do not take into account the potential consequences should the merger fail to be consummated, and should not be viewed as accurate or continuing in those contexts.

Neither MoneyGram’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for the prospective financial information. The reports of the independent registered public accounting firms incorporated by reference into this proxy supplement relate to the historical financial information of MoneyGram. The reports do not extend to the unaudited financial projections and should not be read to do so.

In developing the Updated MoneyGram Unaudited Financial Projections, MoneyGram’s management made numerous material assumptions with respect to MoneyGram for the periods covered by the projections, including, but not limited to, the following:

•	the revenues, operating expenses and margins from existing business activities;

•	assumptions with respect to organic growth projects and other capital investments, such as our investments to enhance compliance, and the amounts and timing of capital expenditures and earnings before interest, tax, depreciation and amortization (“EBITDA”), if any, associated with such projects;

•	the availability and cost of debt and equity;

•	assumptions relating to the demand for our services;

•	assumptions relating to the taxes we will incur in the various jurisdictions in which we operate; and

•	other general business, market, regulatory and financial assumptions.

All of these assumptions involve variables making them difficult to predict, and most are beyond the control of MoneyGram. Although MoneyGram’s management believes that there was a reasonable basis for the underlying assumptions related to the Updated MoneyGram Unaudited Financial Projections, any assumptions for near-term and long-term projected cases remain uncertain, and the risk of inaccuracy increases with the length of the forecasted period.

	Year Ending December 31,
	2017E	2018E	2019E	2020E
	($ in millions)
Revenue	$1,694.8	$1,815.2	$1,956.4	$2,121.1
Net income	$38.3	$86.3	$108.0	$136.1
Adjusted EBITDA(1)	$283.3	$310.0	$340.0	$374.6

(1)	“Adjusted EBITDA” for purposes of this table means earnings before interest expense, tax, depreciation and amortization, plus special charges and other one-time items, stock-based compensation and amortization of intangibles. Amortization costs of signing bonus payments for MoneyGram, which was used by BofA Merrill Lynch in calculating Adjusted EBITDA (Burdened) as described above in “The Merger—Opinion of MoneyGram’s Financial Advisor Regarding the Merger Consideration”, were projected by management of MoneyGram to be $54.9 million, $51.1 million, $51.8 million and $48.2 million for the years 2017, 2018, 2019 and 2020, respectively. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Adjusted EBITDA does not include the impact of any potential synergies or costs related to the merger.

The estimates and assumptions underlying the Updated MoneyGram Unaudited Financial Projections are inherently uncertain and, though considered reasonable by the management of MoneyGram as of the date of the preparation of such projections, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that are outside of the control of MoneyGram and could cause actual results to differ materially from those contained in the Updated MoneyGram Unaudited Financial Projections, including, among other things, the matters described in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Accordingly, there can be no assurance that the projections are indicative of the future performance of MoneyGram, or that actual results will not differ materially from the presented in the Updated MoneyGram Unaudited Financial Projections. Inclusion of the Updated MoneyGram Unaudited Financial Projections in this proxy supplement should not be regarded as a representation by any person that the results contained in the Updated MoneyGram Unaudited Financial Projections will be achieved. In light of the foregoing factors and the uncertainties inherent in the Updated MoneyGram Unaudited Financial Projections, MoneyGram stockholders are cautioned not to place undue, if any, reliance on the Updated MoneyGram Unaudited Financial Projections.

The inclusion of the Updated MoneyGram Unaudited Financial Projections in this supplement should not be regarded as an indication such projections are material information of MoneyGram or predictive of actual future results nor should it be construed as financial guidance, and it should not be relied upon as such. The Updated MoneyGram Unaudited Financial Projections are not included in this supplement in order to induce any MoneyGram stockholder to vote in favor of any of the proposals at the special meeting, but have been included solely because the Updated MoneyGram Unaudited Financial Projections were made available by management of MoneyGram to our board of directors and BofA Merrill Lynch and the Updated MoneyGram Unaudited Financial Projections were used by BofA Merrill Lynch in connection with the rendering of its fairness opinion to our board of directors in respect of the increased purchase price of $18.00 per share and performing its related financial analyses, as described in the section entitled “The Merger—Opinion of MoneyGram’s Financial Advisor Regarding the Merger Consideration.” MoneyGram has made no representation to Ant Financial, Alipay, Merger Sub or Guarantor, in the merger agreement or otherwise, concerning the Updated MoneyGram Unaudited Financial Projections.

WE DO NOT INTEND TO REVISE THE UPDATED MONEYGRAM UNAUDITED FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE UPDATED MONEYGRAM UNAUDITED FINANCIAL PROJECTIONS ARE NO LONGER APPROPRIATE.

Interests of MoneyGram’s Executive Officers and Directors in the Merger

In light of the increased merger consideration resulting from the execution of the merger agreement amendment, we believe it important to supplement the information contained in the section under the heading “The Merger—Interests of MoneyGram’s Executive Officers and Directors in the Merger” beginning on page 59 of the definitive proxy statement with the following:

In considering the recommendation of our board of directors with respect to the merger agreement and the merger, you should be aware that our executive officers and directors may have interests in the merger described below that may be different from, or in addition to, the interests of our stockholders generally. Our board of directors was aware of and considered these interests, among other matters, in making its determinations and recommendations in connection with the merger agreement and the transactions contemplated thereby.

Consideration Payable for Shares Held Pursuant to the Merger Agreement

The executive officers and directors of MoneyGram who hold Common Stock at the closing of the merger will be eligible to receive the same amended per merger consideration as the other MoneyGram stockholders with respect to each outstanding share of Common Stock held. In addition, in connection with the execution of the original merger agreement, certain affiliates and co-investors of Thomas H. Lee Partners, L.P. (“THL”) and certain directors and executive officers of MoneyGram, who collectively hold approximately 46% of the outstanding Common Stock entered into voting and support agreements with Alipay and MoneyGram, where THL and each of such directors and officers agreed to, among other things, vote all of the Common Stock owned by such person (a) in favor of the approval and adoption of the merger agreement and (b) against (i) any Company acquisition proposal, or any other proposal made in opposition to, in competition with, or inconsistent with the merger agreement, the merger or the transactions contemplated by the merger agreement and (ii) any other action, agreement or proposal that could reasonably be expected to delay, postpone or adversely affect the consummation of the merger. See “The Voting and Support Agreements” beginning on page 103 of the definitive proxy statement. The executive officers and directors of MoneyGram held, in the aggregate, 25,087,039 shares of Common Stock (or approximately 46.5% of all outstanding Common Stock) as of the record date, excluding shares issuable upon exercise of MoneyGram Options or subject to outstanding MoneyGram RSUs, which are discussed below.

The table below sets forth the number of shares held by the executive officers and directors of MoneyGram as of the record date, excluding MoneyGram Options and MoneyGram RSUs, and the value (at $18.00 per share) they would receive for those shares upon consummation of the merger.

Our executive officers and directors may continue to engage in transactions involving shares of Common Stock prior to the effective time of the merger.

Name	Number of Shares Owned	Consideration for Shares Owned ($)
Non-Employee Directors
J. Coley Clark	39,288	$707,184
Victor W. Dahir	34,288	$617,184
Antonio O. Garza	28,178	$507,204
Seth W. Lawry(1)	23,737,858	$427,281,444
Peggy Vaughan	27,849	$501,282
Michael P. Rafferty	6,500	$117,000
Ganesh Rao(1)	23,737,858	$427,281,444
W. Bruce Turner	76,329	$1,373,922
Executive Officers
Pamela H. Patsley	479,671	$8,634,078
W. Alexander Holmes	158,643	$2,855,574
Juan Agualimpia	98,086	$1,765,548
Lawrence Angelilli	34,486	$620,748
Kamila K. Chytil	9,227	$166,086
Laura Gardiner	7,396	$133,128
F. Aaron Henry	103,337	$1,860,066
Grant A. Lines	107,555	$1,935,990
Wayne F. McGurk	30,365	$546,570
Peter E. Ohser	98,712	$1,776,816
John D. Stoneham	—	—
Andres Villareal	9,271	$166,878

(1)	Mr. Lawry and Mr. Rao are board representatives of THL. The total shares listed as owned by each of them consists of the 23,737,858 shares of Common Stock held by the funds affiliated with THL. Mr. Lawry and Mr. Rao each disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Please see footnote (3) on page 110 of the definitive proxy statement for more information regarding such shares of Common Stock.

Treatment of Outstanding Equity and Long-Term Incentive Awards

Under the merger agreement, outstanding MoneyGram Options and MoneyGram RSUs granted under MoneyGram’s equity plans held by all award holders, including MoneyGram’s executive officers and directors, will be converted into cash or cash-settled long-term incentive awards, respectively.

Stock Options. As described in “The Merger Agreement—Treatment of Equity Awards” beginning on page 82 of the definitive proxy statement, unless otherwise agreed to in writing with the holder, each outstanding MoneyGram Option, whether vested or unvested, granted under the 2005 Omnibus Incentive Plan will be converted into a cash payment (subject to any applicable withholding taxes) equal to the product of (x) the excess, if any, of the amended per share merger consideration over the applicable exercise price of such MoneyGram Option and (y) the number (determined without reference to vesting requirements or other limitations on exercisability) of shares of Common Stock issuable upon exercise of such MoneyGram Option.

The amended per share merger consideration is equal to $18.00 per share of Common Stock. Any MoneyGram Option with an exercise price equal to or greater than the merger consideration will be cancelled without consideration. As of the record date, MoneyGram’s executive officers held the following numbers of outstanding MoneyGram Options (other than MoneyGram Options that have exercise prices equal to or greater than $18.00):

Name	Vested Options			Accelerated Options
	Number of Vested Stock Options	Exercise Price Per Share	Cash Spread Value of Vested Stock Options	Number of Unvested Options	Exercise Price Per Share	Cash Spread Value of Unvested Stock Options	Total Option Cash Spread Value
Pamela H. Patsley	415,625	$12.00	$2,493,750	—	—	—	$2,493,750
	93,750	$12.72	$495,000	—	—	—	$495,000
	136,543	$16.48	$207,545	—	—	—	$207,545
	27,530	$17.03	$26,704	—	—	—	$26,704
W. Alexander Holmes	26,835	$16.48	$40,789	—	—	—	$40,789
	8,250	$17.03	$8,003	—	—	—	$8,003
Juan Agualimpia	26,835	$16.48	$40,789	—	—	—	$40,789
	8,250	$17.03	$8,003	—	—	—	$8,003
Lawrence Angelilli	7,989	$16.48	$12,143	—	—	—	$12,143
	3,000	$17.03	$2,910	—	—	—	$2,910
Laura Gardiner	1,333	$14.60	$4,532	—	—	—	$4,532
	2,293	$16.48	$3,485	—	—	—	$3,485
F. Aaron Henry	6,276	$15.51	$15,627	—	—	—	$15,627
	10,417	$16.10	$19,792	—	—	—	$19,792
	26,835	$16.48	$40,789	—	—	—	$40,789
	3,220	$17.03	$3,123	—	—	—	$3,123
Wayne F. McGurk	4,365	$17.87	$567	—	—	—	$567
Peter E. Ohser	22,099	$16.48	$33,590	—	—	—	$33,590
	4,460	$17.03	$4,326	—	—	—	$4,326
John D. Stoneham	1,598	$16.48	$2,429	—	—	—	$2,429

Restricted Stock Units. As described in “The Merger Agreement—Treatment of Equity Awards” beginning on page 82 of the definitive proxy statement, each outstanding MoneyGram RSU, whether subject to performance-based vesting requirements or time-based vesting requirements, unless otherwise agreed in writing with the holder, will be converted into a cash-settled long-term incentive award, representing a right to receive an amount of cash, without interest, equal to the amended per share merger consideration multiplied by the number of shares of Common Stock subject to the MoneyGram RSU, on the same vesting terms and conditions applicable to such MoneyGram RSU (each, a “converted award”).

As of the record date, MoneyGram’s executive officers held the following numbers of outstanding MoneyGram RSUs (expressed in shares of Common Stock):

Name	Aggregate Number of Shares Subject to Restricted Stock Units(1)	Total Cash Value of Converted Awards
Pamela H. Patsley	483,148	$8,696,664
W. Alexander Holmes	446,468	$8,036,424
Juan Agualimpia	154,507	$2,781,126
Lawrence Angelilli	120,074	$2,161,332
Kamila K. Chytil	94,787	$1,706,166
Laura Gardiner	17,656	$317,808
F. Aaron Henry	158,453	$2,852,154
Grant A. Lines	142,222	$2,559,996
Wayne F. McGurk	115,665	$2,081,970
Peter E. Ohser	156,705	$2,820,690
John D. Stoneham	15,391	$277,038
Andres Villareal	89,653	$1,613,754

(1)	Reflects 2017 performance-based MoneyGram RSUs at the target level.

The converted awards will remain subject to the same vesting terms and conditions following the effective time of the merger that apply to outstanding MoneyGram RSUs, including the provisions regarding acceleration in connection with specified terminations of employment, as described below.

Performance Cash Awards. In addition, outstanding long-term performance-based cash awards (“performance cash awards”) granted to executive officers in 2016 and 2017 will continue following the effective time of the merger, subject to their existing terms and conditions. Please see Footnote 1 to the Golden Parachute Compensation table in the section entitled “The Merger—Interests of MoneyGram’s Executive Officers and Directors in the Merger—Information for Advisory Vote on Merger-Related Compensation for our Named Executive Officers” below for a description of the unvested performance cash awards held by our named executive officers.

Accelerated Vesting of Restricted Stock Units and Performance Cash Awards. None of the MoneyGram RSUs or performance cash awards provide for accelerated vesting solely upon a “change in control” transaction such as the merger, and the merger agreement does not provide for accelerated vesting of any MoneyGram RSUs or performance cash awards.

Generally, MoneyGram RSUs and performance cash awards are subject to service-based vesting conditions that lapse on the first three annual anniversaries of the original dates of grant of the awards. In addition, performance cash awards and performance-based MoneyGram RSUs granted in February 2017 are subject to the satisfaction of specified performance conditions for fiscal year 2017, which determine the extent to which such awards may vest. Those performance conditions may be adjusted to take into account certain impacts of the proposed merger. Pursuant to the terms of the award agreements governing the MoneyGram RSUs and the performance cash awards, the vesting of such awards accelerates in full (at target level, in the case of awards subject to performance conditions) if an executive officer’s employment is terminated without “cause” or for “good reason” within 12 months following a “change in control” such as the merger (as such terms are defined in the applicable award agreements). See the section entitled “The Merger—Interests of MoneyGram’s Executive Officers and Directors in the Merger—Severance Arrangements” below for additional accelerated vesting provisions applicable to certain executive officers.

Non-Employee Director Equity Awards

Our non-employee directors, except for Messrs. Lawry and Rao, also hold outstanding MoneyGram RSUs as of the date of this proxy supplement. Generally, MoneyGram RSUs granted to our non-employee directors are awarded on the date of MoneyGram’s annual meeting and vest and are settled one year from the date of grant, subject to continued service. MoneyGram RSUs granted at the 2016 annual meeting to each of our non-employee directors with a value of $100,000 on the grant date will vest on May 11, 2017, which is anticipated to be prior to the effective time of the merger. Vesting is accelerated if the director dies, becomes disabled, or a “change in control” (as defined by the 2005 Omnibus Plan) occurs.

At the 2017 annual meeting, each of our non-employee directors, other than Messrs. Lawry and Rao, will receive a grant of MoneyGram RSUs with a value equal to $125,000 on the date of grant, which will vest one year from the date of grant, subject to accelerated vesting upon the effective time of the merger as described above.

For 2016, MoneyGram implemented a deferral right whereby directors could elect to defer the settlement date of their RSU awards, and non-employee directors who elected deferred settlement will receive payment with respect to their 2016 and 2017 MoneyGram RSUs following their separation from service on our board of directors. Under the merger agreement, we agreed to use reasonable best efforts to secure the resignation of our directors as of the effective time of the merger.

Compensation and Benefits Arrangements Post-Closing

Under the merger agreement, Alipay has agreed to provide, or cause to be provided to all MoneyGram employees, including executive officers, during the Benefit Continuation Period (as defined below), the following: (i) compensation and benefits that are no less favorable, in the aggregate, to those provided immediately prior to the merger (excluding equity, equity-based and long-term incentive compensation and defined benefit pension plan benefits), and (ii) severance payments and benefits as provided under the MoneyGram International, Inc. Severance Plan (the “Severance Plan”) to employees eligible for severance benefits under the Severance Plan who experience a qualifying termination during the Benefit Continuation Period. For purposes of the above employee benefit arrangements, “Benefit Continuation Period” means the period of time from the effective time of the merger until the first anniversary of the effective time of the merger.

With regard to employee welfare and retirement plan benefits, service with MoneyGram or any subsidiary shall be treated as service with Alipay to the same extent recognized under a comparable plan of MoneyGram for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for accrual of benefits under any defined benefit pension or post-retirement welfare plan), satisfaction of any waiting periods, evidence of insurability requirements, or application of pre-existing condition limitations, as applicable. Further, all employees, including executive officers, will be given credit for any amounts paid under any corresponding MoneyGram plan during the same period for purposes of applying deductibles, co-payments, and out-of-pocket maximums.

Performance Bonus Plan

For fiscal year 2017, MoneyGram granted annual cash bonus awards under the Performance Bonus Plan to employees, including to each executive officer of MoneyGram, in the ordinary course of business consistent with past practice, subject to annual incentive targets and performance goals agreed to in connection with the negotiation of the merger. Those performance goals may be adjusted to take into account certain impacts of the proposed merger.

Severance Arrangements

MoneyGram maintains severance benefits for all of its employees, the intended benefits of which are to provide financial protection in the event of a qualifying termination of employment event. Each of the executive officers, other than Ms. Patsley and Mr. Holmes whose severance provisions are included in their employment agreements and Mr. Stoneham who participates in the Severance Plan, have entered into an individual severance agreement with MoneyGram.

Employment Agreement with Mr. Holmes. Under Mr. Holmes’ employment agreement, upon termination of his employment without “cause” by MoneyGram or by him for “good reason” (both as defined by the employment agreement), Mr. Holmes will receive the following benefits: (i) two times base salary at the time of termination and target bonus, payable in equal installments over a two-year period following termination; (ii) if performance goals are satisfied and bonuses paid, a pro rata portion of any bonus under the Performance Bonus Plan for the year of termination, payable on the date that such bonuses are payable to other employees; (iii) continuation of health and life insurance coverage until the earlier of (1) two years following termination or (2) he becomes eligible for comparable coverage from a subsequent employer; (iv) for equity or equity-based awards subject to performance vesting, a pro rata portion of such awards will remain outstanding and eligible to vest subject to achievement of the applicable performance objectives; (v) for time-based vesting equity awards, vesting of the next installment of such awards upon termination; (vi) vested options remain exercisable until the earlier of the ten-year term or the later to occur of June 30, 2019 and the six-month anniversary of termination; and (vii) all other accrued or vested benefits. Under Mr. Holmes’ employment agreement, he is subject to certain restrictive covenants, including an indefinite confidentiality covenant, a two-year post-termination employee and customer non-solicitation covenant, a two-year post-termination non-competition covenant and an indefinite non-disparagement covenant. Violation of the restrictive covenants contained in Mr. Holmes’ employment agreement entitles MoneyGram to complete relief, including injunctive relief. Further, in the event of a breach of the restrictive covenants, Mr. Holmes could be terminated for cause (provided the breach has a material adverse effect on MoneyGram). The agreements do not prohibit the waiver of a breach of these covenants. No enhanced benefits are provided due to severance in connection with a change in control.

Employment Agreement with Ms. Patsley. Under Ms. Patsley’s employment agreement, upon termination of her employment without “cause” by MoneyGram or by her for “good reason” (both as defined by the employment agreement), Ms. Patsley will receive the following benefits: (i) two times base salary at the time of termination and target bonus, payable in equal installments over a two-year period following termination; (ii) if performance goals are satisfied and bonuses paid, a pro rata portion of any bonus under the Performance Bonus Plan for the year of termination, payable on the date that such bonuses are payable to other employees; (iii) continuation of health and life insurance coverage until the earlier of (1) two years following termination or (2) she becomes eligible for comparable coverage from a subsequent employer; (iv) for equity or equity-based awards subject to performance vesting, such awards will remain outstanding and eligible to vest subject to achievement of the applicable performance objectives; (v) for time-based vesting equity awards, the full amount of such award vests in full upon termination; (vi) vested options remain exercisable until the earlier of the ten-year term or the later to occur of June 30, 2019 and the six-month anniversary of termination; and (vii) all other accrued or vested benefits. Under Ms. Patsley’s employment agreement, she is subject to certain restrictive covenants, including an indefinite confidentiality covenant, a two-year post-termination employee and customer non-solicitation covenant, a two-year post-termination non-competition covenant and an indefinite non-disparagement covenant. Violation of the restrictive covenants contained in Ms. Patsley’s employment agreement entitles MoneyGram to complete relief, including injunctive relief. Further, in the event of a breach of the restrictive covenants, Ms. Patsley could be terminated for cause (provided the breach has a material adverse effect on MoneyGram). The agreements do not prohibit the waiver of a breach of these covenants. No enhanced benefits are provided due to severance in connection with a change in control.

Severance Agreements. In connection with entry into the original merger agreement, the individual severance agreements were amended effective February 22, 2017 to provide the covered officers certain protections in the event of a qualifying termination of employment within the two-year period following the effective time of the merger. Under the previous severance agreements, if the officer was terminated without “cause” (other than by reason of death or disability), the officer would receive (i) cash severance in an amount equal to one year of the officer’s annual base salary, and (ii) provided applicable performance goals were met, a pro rata portion of the officer’s annual incentive bonus for the year in which the termination occurs (not to exceed the officer’s annual target incentive opportunity), payable in a lump sum when such cash bonuses were regularly paid. The amended agreements provide the above benefits and full vesting of any outstanding restricted stock unit awards or performance cash awards (including MoneyGram RSUs, as converted into converted awards, and performance cash awards) held by the executive on the date of termination if the officer is terminated without “cause” (other than by reason of death or disability) or if the officer terminates for “good reason” (as such terms are defined by the severance agreement) within the 24-month period commencing on and immediately following the effective time of the merger. The covered officers are also subject to certain restrictive covenants set forth in employee trade secret, confidential information and post-employment restriction agreements. Under these agreements, covered officers are subject to certain restrictive covenants, including an indefinite confidentiality covenant, a one-year post-termination employee and customer non-solicitation covenant, a one-year post-termination non-competition covenant and an indefinite non-disparagement covenant. Violation of the restrictive covenants contained in the employee trade secret, confidential information and post-employment restriction agreements entitles MoneyGram to complete relief, including injunctive relief. Further, in the event of a breach of the restrictive covenants, covered officers could be subject to certain forfeiture and repayment provisions relating to certain awards provided for and in consideration of the agreements. The agreements do not prohibit the waiver of a breach of these covenants.

Severance Plan. Mr. Stoneham is a participant in the Severance Plan. Under the Severance Plan, an employee who is involuntarily terminated as part of a reduction in force, reorganization, job elimination or job relocation of more than 50 miles is entitled to severance benefits. Severance benefits will be equal to one week of salary for each year of service, subject to the minimum and maximum weeks based of classification of employment. As of February 27, 2017, Mr. Stoneham is entitled to 16 weeks of salary. Severance will be paid in a lump sum upon expiration of the rescission or revocation period specified in the officer’s separation and release agreement. If the employee participates in an annual bonus plan for a fiscal year and is terminated on or after October 1 of that fiscal year but prior to the time bonuses are paid, the employee will be eligible to receive the bonus that he or she would have earned for that fiscal year (if any) had he or she remained in employment until the date of payment, except that such bonus shall be prorated based upon the number of days the employee was employed during the fiscal year if employed for less than the full fiscal year. Any such bonus is payable at the time annual bonuses are paid to the other participants in such plan.

Retention Awards

Mr. Stoneham is also entitled to a retention award equal to 12 weeks’ base salary with 50% of such award payable one month after the effective time of the merger and 50% payable six months after the effective time of the merger, subject to his continued employment. However, 100% of the award is payable upon his termination without “cause” or for “good reason” (both terms defined consistent with the definitions used for purposes of MoneyGram RSUs).

Information for Advisory Vote on Merger-Related Compensation for Our Named Executive Officers

The information set forth below is intended to comply with Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the merger that our named executive officers could receive in connection with the merger. The information being reported with respect to our named executive officers describes the payments and benefits that would be payable under Ms. Patsley’s and Mr. Holmes’s employment agreements, our other named executive officers’ individual severance agreements and the existing award agreements governing MoneyGram RSUs, MoneyGram Options and performance cash awards, each as described above. The amounts in the table below were calculated using the following assumptions: (i) the consummation of the merger occurred on the record date; (ii) the applicable price per share of Common Stock is $18.00, which is equal to the amended per share merger consideration; (iii) the merger would constitute a change of control for purposes of Ms. Patsley’s and Mr. Holmes’s employment agreements, our other named executive officers’ individual severance agreements and the applicable award agreements; (iv) unless otherwise stated below, the employment of each named executive officer has been terminated by MoneyGram without cause or by each executive for good reason (each, a “qualifying termination”) immediately following the consummation of the merger; (v) each named executive officer has properly executed a release of claims against us and each of Alipay and its affiliates and complied with any restrictive covenants applicable to such named executive officer; and (vi) certain other assumptions as specified in the footnotes to the table below have been made. Values shown below do not take into account any increase in compensation that may occur following the date of this filing or following the merger. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by our named executive officers may differ from the amounts set forth below. Except for payments made in connection with MoneyGram Options, which are “single trigger” payments, all payments quantified in the table below are “double trigger” payments.

Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Pamela H. Patsley	$3,759,440	$11,919,663	$30,624	$15,709,727
W. Alexander Holmes	$4,560,071	$8,085,216	$44,724	$12,690,011
Lawrence Angelilli	$901,011	$2,176,385	$—	$3,077,396
F. Aaron Henry	$928,811	$2,931,486	$—	$3,860,297
Steven Piano(4)	$928,811	$1,931,213	$—	$2,860,024
Peter E. Ohser	$928,811	$2,858,607	$—	$3,787,418

(1)	The amounts in this column reflect the aggregate value of cash severance payments that would become payable to Ms. Patsley and Mr. Holmes under their respective employment agreements and to our other named executive officers under their individual severance agreements. Payments under Ms. Patsley’s and Mr. Holmes’s respective employment agreements consist of (a) an amount equal to two times the sum of their (i) base salary at the time of termination and (ii) target bonus opportunity, payable in equal installments over the two-year period following termination of employment, and (b) a prorated annual incentive bonus (based on the period between the beginning of the applicable performance period and the date of termination of such named executive officer’s employment, which is assumed to be the record date) in an amount determined based on actual performance with respect to the year in which the termination of employment occurs, payable in a lump sum on the date on which such cash bonuses are normally paid (calculated assuming target performance is attained). With respect to Messrs. Angelilli, Henry, Ohser and Piano, their individual severance agreements provide for (a) cash severance payments in an amount equal to 12 months of such named executive officer’s annual base salary then in effect, payable in equal monthly installments, and (b) a prorated annual incentive bonus (based on the period between the beginning of the applicable performance period and the date of termination of such named executive officer’s employment, which is assumed to be the record date) in an amount determined based on actual performance with respect to the year in which the termination of employment occurs but not to exceed the executive’s annual target incentive opportunity, payable in a lump sum on the date on which such cash bonuses are normally paid (calculated assuming target performance is attained). In addition, the amounts in this column reflect accelerated vesting of outstanding performance cash awards at 100% of the applicable target level, for 2017 awards, and of all remaining unvested installment payments for 2016 performance cash awards, upon a qualifying termination under the severance agreements or, for Ms. Patsley and Mr. Holmes, under the applicable award agreements. The aggregate payments included in this column are comprised of the following:

Name	Cash Severance	Pro-Rata Bonus	Performance cash awards
Pamela H. Patsley	$2,600,000	$172,740	$986,700
W. Alexander Holmes	$2,900,000	$192,671	$1,467,400
Lawrence Angelilli	$400,000	$74,411	$426,600
F. Aaron Henry	$400,000	$74,411	$455,400
Steven Piano	$400,000	$74,411	$455,400
Peter E. Ohser	$400,000	$74,411	$455,400

Each of the named executive officers is subject to certain trade secret, confidentiality and post-employment restriction provisions, pursuant to which the named executive officers have agreed to confidentiality and non-disparagement obligations that extend indefinitely. In addition, each named executive officer has agreed to non-competition provisions with respect to certain competing businesses and non-solicitation restrictions with respect to employees and customer relationships for defined periods of time. See the section entitled “The Merger—Interests of MoneyGram’s Executive Officers and Directors in the Merger—Severance Arrangements” for more information regarding such provisions.

(2)	The amounts in this column reflect (i) the number of unvested time-based MoneyGram RSUs that each of our named executive officers holds as of the record date multiplied by the merger consideration, and (ii) the number of unvested performance-based MoneyGram RSUs that each of our named executive officers holds as of the record date multiplied by the merger consideration, in each case, which such unvested equity awards (as converted into converted awards, if applicable, as of the effective time of the merger) would be accelerated in accordance with the severance agreements or, for Ms. Patsley and Mr. Holmes, under the applicable award agreements upon a qualifying termination. For performance-based MoneyGram RSUs granted in 2017, the amount included is reflected at 100% of the applicable target level. The MoneyGram RSUs reported under this column consist of the grants made to our named executive officers on each of February 25, 2015, February 23, 2016 and February 22, 2017, that each of our named executive officers holds as of the date hereof that are anticipated to become converted awards at the effective time of the merger as described above.

In addition, the amounts reported in this column include, for each MoneyGram Option held by our named executive officers as of the record date, an amount equal to the sum of the product, of (x) the excess, if any of the amended per share merger consideration ($18.00) over the applicable exercise price of such MoneyGram Option and (y) the number (determined without reference to vesting requirements or other limitations on exercisability) of shares of Common Stock issuable upon exercise of such MoneyGram Option. The payments with respect to the MoneyGram Options are the only “single trigger” payments included in this table; however, all of the MoneyGram Options held by our named executive officers with an exercise price of less than $18.00 are currently fully vested and will be cashed out in connection with the closing of the merger.

The MoneyGram Options and MoneyGram RSUs reported in this column reflect the following amounts of such awards held by each of our named executive officers as of the record date:

Name	Stock Options	Time-Based RSUs	Performance-Based RSUs
Pamela H. Patsley	673,448	312,569	170,579
W. Alexander Holmes	35,085	328,681	117,787
Lawrence Angelilli	10,989	89,773	30,301
F. Aaron Henry	46,748	111,961	46,492
Steven Piano	35,890	76,145	28,366
Peter E. Ohser	26,559	111,086	45,619

(3)	Amounts in this column reflect the estimated value of continuation of health and life insurance coverage for two years following the date of termination (the maximum amount as provided under Ms. Patsley’s and Mr. Holmes’s employment agreements), which coverage will continue until the earlier of the end of the two-year period following the officer’s termination date or the date Ms. Patsley or Mr. Holmes, as applicable, becomes eligible to receive comparable health and life insurance coverage from a subsequent employer. The aggregate payments included in this column are comprised of the following:

Name	Life, Accidental Death and Dismemberment	Medical, Dental and Vision*
Pamela H. Patsley	$1,872	$28,752
W. Alexander Holmes	$2,088	$42,636

*	Vision coverage is only provided with respect to Mr. Holmes.

(4)	Mr. Piano’s employment with MoneyGram ended on March 31, 2017.

Interests of THL and Goldman Sachs

MoneyGram, THL and affiliates of Goldman Sachs (together, the “Investors”) entered into an amended and restated purchase agreement, dated as of March 17, 2008 (the “Purchase Agreement”), in which the Investors were provided with certain rights with respect to representation on our board of directors and committees of our board of directors. Under the Purchase Agreement, THL may designate two to four directors to our board of directors who each have equal votes and who are to have such aggregate number of votes equal to the number of directors as is proportionate to the Investors’ common stock ownership (on an as-converted basis). Therefore, each director designated by THL has multiple votes and each other director has one vote. As of the record date, the designated representatives of THL on our board of directors are Seth W. Lawry and Ganesh B. Rao, who collectively hold a majority of the voting power of our board of directors. The Purchase Agreement also provides for the general attendance by two representatives of the Goldman Sachs to observe at meetings of our board of directors.

THL owns approximately 44.0% of the outstanding Common Stock and, by entering into a voting and support agreement, has agreed to vote all of its shares of Common Stock that it owns in favor of the approval and adoption of the merger agreement. However, in the event our board of directors changes its recommendation with respect to the merger (other than in connection with a third party acquisition proposal) in accordance with the terms of the merger agreement, the number of each stockholder’s shares of Common Stock subject to the voting and support agreement shall be reduced, pro rata, such that the aggregate amount of Common Stock subject to all of the voting and support agreements, taken together, equals 35% of the outstanding Common Stock of MoneyGram as of the record date for the special meeting called to approve and adopt the merger agreement. See the section entitled “The Voting and Support Agreements” beginning on page 103 of the definitive proxy statement. If the merger is consummated, THL would receive $427,281,444 in merger consideration for its 23,737,858 shares of Common Stock.

In connection with the execution of the merger agreement, Goldman Sachs, as the holder of all of the Series D Preferred Stock delivered an irrevocable written consent to Alipay to the merger and the treatment of the Series D Preferred Stock in the merger agreement. Goldman Sachs owns 71,281.9038 shares, or 100%, of Series D Preferred Stock, which are convertible in 8,910,234 shares of Common Stock. Upon completion of the merger, Goldman Sachs would receive $160,384,212 in merger consideration for its 71,281.9038 shares of Series D Preferred Stock.

MoneyGram Board of Directors and Management Following the Merger

Pursuant to the terms of the merger agreement, our board of directors will be replaced by the board of directors of Merger Sub, or such other individuals that Alipay may designate prior to the effective time of the merger to serve as directors of the surviving corporation, and will not hold any directorships with Merger Sub or Alipay.

Following the merger, the board of directors designated by Alipay will have the authority to retain or replace the existing executive officers of MoneyGram. It is expected that Mr. Holmes will continue to serve as Chief Executive Officer of MoneyGram, and that MoneyGram will retain its management team.

Certain Considerations Related to the Euronet Proposal

While it is expected that Mr. Holmes will continue to serve as Chief Executive Officer of MoneyGram, and that MoneyGram will retain its management team, upon completion of the merger with Alipay, in the event the Euronet proposal would have been accepted by our board of directors and a merger with Euronet completed, Euronet had not publicly disclosed any intention to retain MoneyGram’s management team. In particular, Euronet had publicly disclosed a desire to achieve synergies by relying on $60 million in annual cost synergies available to the combined company, suggesting a desire for significant headcount reductions. Please see

“Background of the Merger” for a discussion of certain provisions in the proposed merger agreement with Euronet that MoneyGram with the approval of our board of directors negotiated for in order to promote retention of MoneyGram employees during the extended period between signing and closing and to alleviate concerns about potential headcount reductions.

Indemnification and Insurance

The merger agreement provides that after the effective time of the merger, Alipay will cause the surviving corporation to indemnify and hold harmless, to the fullest extent provided in the certificate of incorporation and bylaws of MoneyGram in effect on the date of the merger agreement and permitted by applicable law, all past and present directors and officers of MoneyGram or any of its subsidiaries, referred to collectively as, the “Indemnified Parties,” with respect to acts or omissions occurring at or prior to the effective time of the merger. In addition, for six years after the effective time of the merger, Alipay will not permit any amendments to the certificate of incorporation, bylaws or other organizational documents of MoneyGram or its subsidiaries that would adversely affect any right of a person who was or is a director or officer of MoneyGram or its subsidiaries prior to the effective time of the merger with respect elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses under MoneyGram’s and its subsidiaries’ certificate of incorporation, bylaws or other organizational documents in effect as of the date of the merger agreement.

For a period of six years after the effective time of the merger, Alipay is also required to maintain or cause the surviving company to maintain directors’ and officers’ liability insurance policy (from MoneyGram’s current insurance carrier or an insurance carrier with the same or better credit rating, as of the closing date of the merger, as MoneyGram’s current insurance carrier) that provides coverage for acts or omissions occurring prior to the effective time of the merger with terms and conditions which are, in the aggregate, not less advantageous to the Indemnified Persons than the terms and conditions of the existing directors’ and officers’ liability insurance policy of the MoneyGram. However, at Alipay’s option, in lieu of the foregoing insurance coverage, Alipay or, with Alipay’s consent, MoneyGram may at or prior to the effective time of the merger substitute the insurance coverage for a single premium tail coverage with respect to such insurance that provides coverage for a period of six years after the effective time of the merger, with terms and conditions which are, in the aggregate, not less advantageous to such Indemnified Parties than the terms and conditions of the existing directors’ and officers’ liability insurance policy of MoneyGram. However, Alipay will not be required to expend, in the aggregate, an amount in excess of 300% of the annual premiums currently paid by MoneyGram for the existing directors’ and officers’ liability insurance policy of MoneyGram. If Alipay is unable to maintain or obtain the required insurance for an amount equal to or less than such amount, Alipay is required to obtain as much comparable insurance as may be available for such amount.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

Alipay has supplied all information contained in this proxy supplement relating to Alipay, Guarantor and Merger Sub. We have supplied all such information relating to us and the merger.

You should rely only on the information contained in this proxy supplement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy supplement. This proxy supplement is dated April 19, 2017. You should not assume that the information contained in this proxy supplement is accurate as of any date other than that date. Neither the mailing of this proxy supplement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

The SEC allows us to incorporate by reference into this proxy supplement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy supplement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy supplement and before the date of the special meeting. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this proxy supplement.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 16, 2017; and

•	Current Reports on Form 8-K filed March 20, 2017, March 27, 2017 and April 17, 2017.

You can obtain any of these documents from the SEC through the SEC’s website at the address described above, or MoneyGram will provide you with copies of these documents (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this proxy supplement incorporates), without charge, upon written or oral request to:

MoneyGram International, Inc.

2828 N. Harwood Street, 15th Floor

Dallas, Texas 75201

Attention: Corporate Secretary

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

Execution Version

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

ALIPAY (UK) LIMITED,

MATRIX ACQUISITION CORP.,

ALIPAY (HONG KONG) HOLDING LIMITED, solely for purposes of Section 8.16,

AND

MONEYGRAM INTERNATIONAL, INC.

DATED AS OF JANUARY 26, 2017

A-i

3.22.	Broker’s Fees	A-27
3.23.	Transactions with Affiliates	A-28
3.24.	No Other Representations or Warranties	A-28

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-28

4.1.	Corporate Organization	A-28
4.2.	Authority; No Violation	A-29
4.3.	Consents and Approvals	A-29
4.4.	Broker’s Fees	A-30
4.5.	Parent Information	A-30
4.6.	No Vote of Parent Stockholders	A-30
4.7.	Ownership of Common Stock	A-30
4.8.	Absence of Litigation	A-30
4.9.	Debt Financing	A-31
4.10.	Solvency	A-32
4.11.	No Other Representations or Warranties	A-32

ARTICLE V COVENANTS AND AGREEMENTS		A-33

5.1.	Conduct of Business Prior to the Effective Time	A-33
5.2.	Access to Information	A-36
5.3.	Proxy Statement and Stockholder Meeting	A-37
5.4.	No Solicitation	A-39
5.5.	Reasonable Best Efforts	A-42
5.6.	Employees; Employee Benefit Plans	A-45
5.7.	Indemnification; Directors’ and Officers’ Insurance	A-46
5.8.	Publicity	A-47
5.9.	Notice of Certain Matters	A-48
5.10.	Anti-takeover Laws	A-48
5.11.	Stockholder Litigation	A-48
5.12.	NASDAQ Delisting	A-48
5.13.	Section 16 Matters	A-48
5.14.	Directors	A-49
5.15.	Financing Assistance from Company	A-49

ARTICLE VI CONDITIONS PRECEDENT		A-51

6.1.	Conditions to Each Party’s Obligation to Effect the Merger	A-51
6.2.	Conditions to Obligations of Parent	A-51
6.3.	Conditions to Obligations of the Company	A-53

ARTICLE VII TERMINATION AND AMENDMENT		A-53

7.1.	Termination	A-53
7.2.	Effect of Termination	A-55

A-ii

ARTICLE VIII GENERAL PROVISIONS		A-59

8.1.	Non-survival of Representations, Warranties and Agreements	A-59
8.2.	Amendment	A-59
8.3.	Extension; Waiver	A-59
8.4.	Expenses	A-59
8.5.	Notices	A-60
8.6.	Certain Definitions	A-61
8.7.	Interpretation	A-66
8.8.	Counterparts	A-67
8.9.	Entire Agreement	A-67
8.10.	Governing Law	A-67
8.11.	Jurisdiction; Service of Process; Waiver of Jury Trial	A-68
8.12.	Specific Performance	A-69
8.13.	Severability	A-69
8.14.	Assignment; Third Party Beneficiaries	A-70
8.15.	Non-Recourse	A-70
8.16.	Guaranty	A-70

Annex A	Surviving Corporation Certificate of Incorporation

Annex B	Surviving Corporation Bylaws

A-iii

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	8.6
affiliate	8.6
Agent	8.6, 8.6
Agreement	Preamble
Alternative Acquisition Agreement	5.4(a)
Anti-Money Laundering Laws	3.9(d)
Approval	8.6
Book Entry Shares	2.6(c)
Bribery Legislation	3.9(f)
Burdensome Condition	5.5(c)
Business Day	8.6
Cancelled Shares	2.1(b)
Capital Expenditure Budget	5.1(a)(xi)
Certificate of Merger	1.3
Certificates	2.6(b)
CFIUS	5.5(a)
CFIUS Approval	8.6
CFIUS Notice	5.5(a)
Change of Recommendation	5.4(a)
Change of Recommendation Notice	5.4(f)
Claims	8.6
Closing	1.2
Closing Date	1.2
Code	3.11(d)
Common Stock	2.1
Company	Preamble
Company Acquisition Proposal	8.6
Company Board	Recitals
Company Disclosure Schedule	Article III
Company Employees	3.12(a)
Company Option	2.4(a)
Company Recommendation	3.3(b)
Company Related Party	8.6
Company Reports	3.5(a)
Company RSU	2.4(b)
Company Stock Plan	2.4(a)
Company Stockholder Approval	3.19
Company Stockholders Meeting	5.3(b)
Company Superior Proposal	8.6
Confidentiality Agreement	5.2(b)
Continuing Employees	5.6(a)
Contract	8.6
control	8.6
Converted Award	2.4(b)
Converted Shares	2.1(a)
Credit Agreement	8.6
D&O Insurance	5.7(c)
Debt Commitment Letter	4.9(a)
Debt Financing	4.9(a)
Defense Production Act	5.5(a)
Deferred Prosecution Agreement	3.8(b)

DGCL	1.1
Dissenting Shares	2.5(a)
Effective Time	1.3
End Date	7.1(c)
Environmental Laws	3.15
ERISA	3.12(a)
ERISA Affiliate	3.12(c)
Exchange Act	3.5(a)
Expense and Interest Payments	7.2(e)
Fairness Opinion	3.21
Fee Letter	4.9(a)
Foreign Benefit Plan	3.12(g)
Governmental Entity	8.6
Guarantor	Preamble
Guaranty	8.16(a)
HSR Act	3.4(a)
Indemnified Parties	5.7(a)
Insurance Amount	5.7(c)
Intellectual Property	8.6
IT Assets	3.14(h)(i)
knowledge	8.6
Law	3.4(b)
Leases	3.16(b)
Legal Requirement	8.6
Lender Related Party	8.6
Lenders	8.6
Liens	8.6
Material Adverse Effect	8.6
Material Contract	3.10(a)
Materials of Environmental Concern	8.6
Merger	Recitals
Merger Consideration	2.1(c)
Merger Sub	Preamble
Money Transfer Change of Control Filings	5.5(a)
Money Transmitter License	8.6
Money Transmitter Requirements	8.6
Notice Period	5.4(d)(iii)
OFAC	8.6
Option Consideration	2.4(a)
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Material Adverse Effect	8.6
Parent Plans	5.6(b)
Parent Related Party	8.6
Parent Termination Fee	7.2(c)
Paying Agent	2.6(a)
PBGC	3.12(e)
Permitted Lien	8.6
person	8.6
Personal Data	3.14(h)(ii)
Plan	3.12(a)

A-iv

PRC	8.6
Preferred Stock Consent	Recitals
Privacy Laws	3.14(h)(iii)
Privacy Policy	3.14(h)(iv)
Proxy Statement	3.4(a)
Registered IP	3.14(a)
Representatives	5.2(a)
Required Information	8.6
Required Money Transfer Permits	6.2(c)
Sarbanes-Oxley Act	3.5(a)
SEC	8.6
Securities Act	3.5(a)
Series D Preferred Stock	2.2

Severance Plan	5.6(a)
Shares	2.1
Subsidiary	8.6
Superior Proposal Notice	5.4(d)(ii)
Surviving Company	1.1
Tax	3.11(l)(i)
Tax Return	3.11(l)(ii)
Taxes	3.11(l)(i)
Termination Fee	7.2(b)(ii)
Transaction Documents	8.6
U.S. GAAP	8.6
Voting and Support Agreements	Recitals
WARN Act	3.13(c)

A-v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 26, 2017 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and between Alipay (UK) Limited, a United Kingdom limited company (“Parent”), Matrix Acquisition Corp., a Delaware corporation and a Subsidiary of Parent (“Merger Sub”), Alipay (Hong Kong) Holding Limited, a Hong Kong limited company (“Guarantor”), solely for purposes of Section 8.16 (and the sections referenced therein) and MoneyGram International, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth herein, Merger Sub shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) by resolutions duly adopted by the vote of the board of directors at a meeting duly called and held, which resolutions have not as of the date of this Agreement been subsequently rescinded, modified or withdrawn in any way, has (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted, declared advisable and authorized in all respects this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that the Merger be submitted to the stockholders of the Company for approval at the Company Stockholders Meeting and (iv) recommended that the Company’s stockholders approve the Merger;

WHEREAS, the respective boards of directors of Parent and Merger Sub have (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Parent and Merger Sub and their respective stockholders;

WHEREAS, Parent, Merger Sub and certain stockholders of the Company have entered into Voting and Support Agreements, dated as of the date hereof (the “Voting and Support Agreements”), providing that, among other things, subject to the terms and conditions set forth therein, such stockholders will support the Merger and the other transactions contemplated hereby, including by voting to adopt this Agreement; and

WHEREAS, the holders of all of the outstanding shares of Series D Preferred Stock have delivered to Parent a copy of an irrevocable written consent evidencing approval by such holders of the effect of the consummation of the Merger on the Series D Preferred Stock as set forth in Article II of this Agreement (the “Preferred Stock Consent”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has provided to the Company an irrevocable payment guarantee (the “Payment Guarantee”) issued by Citibank, N.A., Hong Kong Branch (the “Issuing Bank”) in the face amount of $45,000,000, for the benefit of the Company, which may be drawn by the Company in accordance with the terms thereof in the event the Parent Termination Fee or the Parent Regulatory Termination Fee is not paid by Parent when due in accordance with the terms of this Agreement (and, if applicable, any Expense and Interest Payments); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and subject to the conditions set forth herein, the parties agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (“DGCL”), at the Effective Time, Merger Sub shall merge with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the Laws of the State of Delaware as the surviving corporation in the Merger (hereinafter sometimes referred to as the “Surviving Corporation”).

1.2. Closing of the Merger. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place, unless another time, date or place is agreed to in writing by the parties, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017 at 10:00 a.m. (New York City time), no later than the third (3rd) Business Day (or, if earlier, the Business Day immediately prior to the End Date) after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in Article VI; provided, that if the Required Information has not been provided by the Company at the time of the satisfaction or waiver of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), the Closing shall occur on the earlier of (a) a date specified by Parent in writing on no fewer than three (3) Business Days’ notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of the Debt Financing and, if the Debt Financing is not completed for any reason at such time, such notice shall automatically be deemed withdrawn) and (b) the fifth (5th) Business Day following the date the Required Information is provided by the Company, provided that in each case of (a) and (b) the Closing is subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in Article VI.. The date on which the Closing occurs is the “Closing Date.”

1.3. Effective Time. On the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by executing, delivering and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and other applicable Delaware Law and shall make such other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time on the Closing Date as may be agreed by Parent and the Company and specified in the Certificate of Merger in accordance with the DGCL (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

1.4. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the foregoing and subject to the foregoing, at the Effective Time, all of the property, assets, rights, privileges, immunities, powers and franchises of Merger Sub and the Company shall vest in the Surviving Company and all of the debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Company.

1.5. Certificate of Incorporation. The certificate of incorporation of the Company, as in effect as of immediately prior to the Effective Time, shall by virtue of the Merger be amended and restated as of the Effective Time so as to read in its entirety as set forth in Annex A, and as so amended and restated shall be the certificate of incorporation of the Surviving Company following the Merger until thereafter amended in accordance with the provisions thereof and of applicable Law.

1.6. Bylaws. The bylaws of the Company, as in effect as of immediately prior to the Effective Time, shall by virtue of the Merger be amended and restated as of the Effective Time so as to read in their entirety as set forth in Annex B, and as so amended and restated shall be the bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof, the certificate of incorporation of the Surviving Company and of applicable Law.

1.7. Board of Directors. The directors of Merger Sub immediately prior to the Effective Time, with such additional individuals that Parent may designate prior to the Effective Time to serve as directors of the Surviving Company pursuant to Section 5.14, shall be the directors of the Surviving Company as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as amended as of the Effective Time, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

1.8. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as amended as of the Effective Time, until their respective successors are duly appointed, or their earlier death, resignation or removal.

ARTICLE II

CONSIDERATION

2.1. Effect on Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”):

(a) any Shares then held by any wholly owned Subsidiary of the Company shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation (the “Converted Shares”);

(b) any Shares then held by the Company, Parent, Merger Sub or any entity of which Merger Sub is a direct or indirect wholly owned Subsidiary shall be cancelled and retired and no cash or other consideration shall be delivered in exchange therefor (the “Cancelled Shares”); and

(c) each share of Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares, Converted Shares or Cancelled Shares) shall be cancelled and converted into the right to receive $13.25 in cash, without interest (the “Merger Consideration”).

2.2. Effect on Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Series D Preferred Stock, par value $0.01 per share, of the Company (the “Series D Preferred Stock”), each share of Series D Preferred Stock shall be cancelled and each holder of shares of Series D Preferred Stock shall be entitled to receive an amount in cash equal to the aggregate Merger Consideration such holder would have received had such holder, immediately prior to the Effective Time, converted all of its shares of Series D Preferred Stock into shares of Common Stock (without regard to any limitations contained in the certificate of designation with respect to such Series D Preferred Stock).

2.3. Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares, each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Company.

2.4. Treatment of Company Options and Company RSUs.

(a) At the Effective Time, each outstanding option to purchase shares of Common Stock (a “Company Option”) granted pursuant to the Company’s 2005 Omnibus Incentive Plan (as amended, restated, modified or supplemented from time to time, the “Company Stock Plan”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, unless otherwise agreed to in writing by Parent and the holder of such Company Option, shall automatically be terminated at the Effective Time and converted into the right of the holder thereof to receive, in full satisfaction of the Company’s obligations with respect to any such Company Option, as of the Effective Time, an amount in cash (subject to any applicable withholding Taxes) equal to the product of (x) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Option and (y) the number (determined without reference to vesting requirements or other limitations on exercisability) of shares of Common Stock issuable upon exercise of such Company Option (the “Option Consideration”). Any Company Option that is outstanding immediately prior to the Effective Time and has an exercise price that is equal to or greater than the Merger Consideration shall expire upon the Effective Time without being converted into the right to receive any consideration in respect thereof.

(b) At the Effective Time, each restricted stock unit representing the right to receive one share of Common Stock, whether subject to performance-based vesting requirements or time-based vesting requirements (each, a “Company RSU”) outstanding immediately prior to the Effective Time, shall, unless otherwise agreed to in writing by Parent and the holder of such Company RSU, automatically be converted into a cash-settled long-term incentive award (a “Converted Award”), representing a right to receive an amount of cash, without interest, equal to the per share Merger Consideration, on the same vesting terms and conditions applicable to such Company RSU immediately before the Effective Time. On the date, and to the extent, that the Converted Award becomes vested, such vested Converted Award shall be paid, subject to any applicable withholding taxes, as soon as practicable thereafter (but in any event not later than the second regular payroll date thereafter). The Company shall take all actions necessary to provide for the foregoing actions.

2.5. Dissenting Shares.

(a) Notwithstanding anything to the contrary contained herein, any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and as to which the holders thereof have not voted in favor of the adoption of this Agreement and have properly demanded appraisal in accordance with Section 262 of the DGCL and have not effectively withdrawn such demand (collectively, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1, and such holders shall be entitled only to such rights and payments as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, each of such holder’s Dissenting Shares shall thereupon be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration as provided in Section 2.1, without interest and after giving effect to any required Tax withholdings as provided herein, and such holder thereof shall cease to have any other rights with respect thereto. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence.

(b) The Company shall give Parent (i) prompt notice of any written notices received by the Company with respect to any intent to demand, or written demands for, appraisal with respect to any shares of Common Stock, attempts to withdraw such notices or demands and any other instruments or notices served pursuant to Section 262 of the DGCL or other applicable Law relating to stockholders’ appraisal rights and (ii) the right to participate in all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL or other applicable Law relating to stockholders’ appraisal rights. The Company shall not, except with the prior written consent of Parent or as otherwise required by an order of a Governmental Entity of competent jurisdiction, make any payment or other commitment with respect to any such demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

2.6. Paying Agent.

(a) Prior to the Effective Time, Parent shall enter into an agreement in form and substance reasonably acceptable to the Company with the Company’s transfer agent or a bank or trust company that is reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”). At or prior to the Effective Time, Parent or one of its Subsidiaries shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares (other than Dissenting Shares, Converted Shares or Cancelled Shares) and the Series D Preferred Stock cash in U.S. dollars sufficient to pay the aggregate Merger Consideration with respect to all Shares (other than Dissenting Shares, Converted Shares or Cancelled Shares) and Series D Preferred Stock outstanding immediately prior to the Effective Time. With respect to any Dissenting Shares, Parent shall only be required to deposit or cause to be deposited with the Paying Agent funds sufficient to pay the aggregate Merger Consideration payable in respect of such Dissenting Shares if the holder thereof fails to perfect or effectively withdraws or loses its right to dissent under the DGCL. The funds held by the Paying Agent shall be invested by the Paying Agent as directed by Parent; provided, however, to the extent such funds are not sufficient to make the payments provided in this Article II, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the lost portion of such fund so as to ensure that it is maintained at a level sufficient to make such payments.

(b) As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Shares (other than Dissenting Shares, Converted Shares or Cancelled Shares) or Series D Preferred Stock that immediately prior to the Effective Time were evidenced by certificates (the “Certificates”): (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon proper surrender of a Certificate (or affidavits of loss in lieu thereof in accordance with Section 2.6(g)) for exchange and cancellation to the Paying Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration in respect of the Shares or Series D Preferred Stock formerly represented by such Certificate and such Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates.

(c) Any holder of record of Shares (other than Dissenting Shares, Converted Shares or Cancelled Shares) or Series D Preferred Stock that immediately prior to the Effective Time were not evidenced by certificates (the “Book Entry Shares”) shall not be required to deliver a Certificate or, unless reasonably requested by the Paying Agent, an executed letter of transmittal to the Paying Agent in order to receive the aggregate Merger Consideration with respect to such Book Entry Shares, and as soon as reasonably practicable after the Effective Time, the Paying Agent shall pay and deliver to each holder of Book Entry Shares the aggregate Merger Consideration in respect of such Book Entry Shares, and such Book Entry Shares shall then be canceled. No interest will be paid or accrued for the benefit of holders of Book Entry Shares on the Merger Consideration payable in respect of such Book Entry Shares.

(d) If the payment of the Merger Consideration is to be made to a person other than the registered holder of the Certificate surrendered in exchange therefor or the registered holder of Book Entry Shares, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer or such Book Entry Shares shall be properly transferred, and that the person requesting such payment shall pay to the Paying Agent in advance any applicable stock transfer or other Taxes or shall establish to the reasonable satisfaction of the Paying Agent that such Taxes have been paid or are not payable.

(e) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares and of the Series D Preferred Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Paying Agent, they shall be (subject to compliance with the other provisions of this Article II) cancelled and exchanged for the Merger Consideration as provided in this Article II. From and after the Effective Time, the holders of Shares and the holder of shares of Series D Preferred Stock, in each case outstanding immediately prior to the Effective Time, shall cease to have any rights with respect to such Shares and Series D Preferred Stock except as otherwise provided for herein or by applicable Law.

(f) Any portion of the funds deposited with the Paying Agent pursuant to Section 2.6(a) (including any interest or other proceeds of any investment thereon) that remains unclaimed by the stockholders of the Company twelve (12) months after the Effective Time shall be paid, at the request of Parent, to Parent or as directed by Parent. Any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of each share of Common Stock held by such stockholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Parent, the Company, the Paying Agent or any other person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.7. Withholding. Parent or any of its Subsidiaries and the Paying Agent shall be entitled to deduct and withhold or cause to be deducted and withheld from any payment otherwise payable pursuant to the Merger such amounts as are required to be deducted and withheld with respect to such payment under all applicable Tax laws. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the recipient of the payment in respect of which such deduction and withholding was made.

2.8. Certain Adjustments. Without limiting the obligations of the Company under this Agreement (including Section 5.1), if between the date of this Agreement and the Effective Time, the number of Shares or the number of shares of Common Stock issuable upon conversion, exchange or exercise of any issued and outstanding securities of the Company (including the Series D Preferred Stock) are changed into a different number or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, or other similar transaction, then the Merger Consideration and any other dependent items, as applicable, shall be appropriately and proportionately adjusted and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, as applicable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in the Company Reports filed with, or furnished to, the SEC since January 1, 2015 and prior to the date hereof (other than such disclosures in such Company Reports contained in the “Risk Factors” and “Forward Looking Statements” sections thereof or that are otherwise cautionary, predictive or forward-looking in nature) (it being acknowledged that this clause (i) shall not apply to any of Sections 3.2, 3.3, 3.21 and 3.22) or (ii) set forth on the disclosure schedule delivered by the Company to Parent and Merger Sub contemporaneously with the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1. Corporate Organization.

(a) The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware. The Company is in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The certificate of incorporation and bylaws of the Company, copies of which have been made available to Parent, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

(b) Each Subsidiary of the Company (i) is duly organized and validly existing as a corporation, partnership or other entity and is in good standing under the laws of its jurisdiction of organization, (ii) is duly qualified or licensed to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified or licensed and (iii) has all requisite corporate or other power and authority to own or lease its properties, rights and assets and to carry on its business as now conducted, except where the failure to be so organized, existing, licensed, qualified or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The certificate of incorporation, bylaws and similar governing documents of each Subsidiary of the Company, copies of which have been made available to Parent, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

3.2. Capitalization.

(a) The authorized capital stock of the Company consists of 162,500,000 shares of Common Stock and 7,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this Agreement, there were (i) 58,823,567 shares of Common Stock outstanding (and 6,056,193 shares of Common Stock held in treasury), (ii) 71,282 shares of Series D Preferred Stock outstanding, (iii) Company Options to purchase an aggregate of 2,486,185 shares of Common Stock (with a weighted average exercise price per Share of  $18.0215), (iv) 3,023,751 shares of Common Stock underlying time-based Company RSUs, (v) 1,593,065 shares of Common Stock underlying performance-based Company RSUs (assuming achievement of the target level of performance at the end of the applicable performance period) and (vi) 5,570 Common Stock appreciation rights. All of the issued and outstanding shares of capital stock of the Company are, and all shares that may be issued between the date hereof and the Closing Date will be, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company owns any shares of Common Stock.

(b) Except as set forth in Section 3.2(a) and Section 3.2(b) of the Company Disclosure Schedule and except for any Common Stock issuable upon conversion of the Series D Preferred Stock in accordance with the terms thereof and upon the vesting of any Company RSUs outstanding on the date hereof, (i) the Company does not have any other shares of Common Stock, preferred stock or capital stock outstanding, (ii) neither the Company nor any of its Subsidiaries has issued, granted or is bound by any outstanding subscriptions, options, warrants, calls, convertible securities, preemptive rights, redemption rights, stock appreciation rights, stock-based performance units or other similar rights or Contracts that require the Company or any of its Subsidiaries to purchase or issue any shares of the capital stock of the Company or of any of its Subsidiaries or other equity securities of the Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of the capital stock of the Company or any of its Subsidiaries (including any rights plan or agreement) or equity-based awards and (iii) there are no Contracts to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or equity interests, (B) issue, grant, extend or enter into any such subscription, option, warrant, call, convertible securities, stock-based performance units or other similar right, agreement, arrangement or commitment or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests.

(c) Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, there are no Contracts to which the Company or any of its Subsidiaries is a party that restricts the transfer of, that relates to the voting of, or that provides registration rights in respect of, the capital stock or other equity interest of the Company or any of its Subsidiaries.

(d) Section 3.2(d) of the Company Disclosure Schedule contains a list setting forth, as of the date of this Agreement, all outstanding Company Options and Company RSUs and all other equity or equity-based awards relating to Common Stock, the names of the optionees or grantees thereof, identification of any such optionees or grantees that are not current or former employees, directors or officers of the Company or its Subsidiaries, the date each such Company Option or other award was granted, the number of shares of Common Stock subject to each such Company Option or underlying each such other award, the expiration date of each such Company Option or other award, any vesting schedule with respect to a Company Option which is not yet fully vested and the date on which each other award is scheduled to be settled or become free of restrictions, the price at which each such Company Option may be exercised, and, solely with respect to the Company Options, the fair market value of one share of Common Stock on the date of grant of each of the foregoing.

(e) Section 3.2(e) of the Company Disclosure Schedule sets forth a complete list of each Subsidiary of the Company, together with its jurisdiction of organization or incorporation and the ownership interest (and percentage interest) of the Company or its Subsidiaries, in such Subsidiary. Except as set forth in Section 3.2(e) of the Company Disclosure Schedule, the Company and its Subsidiaries own, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of the Subsidiaries of the Company, free and clear of any Liens, other than transfer and other restrictions under applicable securities Laws, and all of such outstanding shares of stock or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(f) Section 3.2(f) of the Company Disclosure Schedule sets forth a complete list of all joint ventures, partnerships, limited liability companies or other companies, entities or persons, other than the Subsidiaries of the Company, in which the Company or any of its Subsidiaries owns, directly or indirectly, any shares of capital stock or equity interests, together with the Company’s or its Subsidiary’s ownership interest (and percentage interest) in each such person.

(g) As of the date of this Agreement (i) there is no outstanding indebtedness for borrowed money (or guarantees thereof) of the Company or its Subsidiaries (excluding intercompany indebtedness among the Company and/or wholly-owned Subsidiaries) other than indebtedness reflected on the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2016 (or the notes thereto) set forth in the Company’s Form 10-Q filed October 31, 2016 and as set forth on Section 3.2(g) of the Company Disclosure Schedule and (ii) neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC). The Company does not have outstanding any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote.

3.3. Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action of the Company and no other corporate or stockholder proceedings (subject, in the case of the consummation of the Merger, to the Company Stockholder Approval), on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent, Merger Sub and Guarantor) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b) The Company Board, by resolutions duly adopted by the vote of the board of directors at a meeting duly called and held, which resolutions have not as of the date of this Agreement been subsequently rescinded, modified or withdrawn in any way, has (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted, declared advisable and authorized in all respects this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that the Merger be submitted to the stockholders of the Company for approval at the Company Stockholders Meeting and (iv) recommended that the Company’s stockholders approve the Merger (the “Company Recommendation”).

3.4. Consents and Approvals.

(a) No consents, authorizations or approvals of, or filings or registrations with, any Governmental Entities are required to be obtained or made by or on behalf of the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, except for: (i) the filing with the SEC of a proxy statement in preliminary and definitive form relating to the meeting of the stockholders of the Company to be held to vote on the adoption of this Agreement (the “Proxy Statement”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the foreign competition Laws as set forth in Section 3.4(a)(iii) of the Company Disclosure Schedules and the expiration or termination of any applicable waiting periods (or approval) thereunder, (iv) the consents, authorizations, approvals, filings or registrations required under any Money Transmitter Requirements applicable to the Money Transmitter Licenses set forth on Section 3.4(a)(iv) of the Company Disclosure Schedule, (v) CFIUS Approval, (vi) the other consents and approvals as set forth on Section 3.4(a)(vi) of the Company Disclosure Schedule and (vii) such other consents, authorizations, approvals, filings and registrations, the failure of which to obtain or make would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth on Section 3.4(b) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, will (i) violate any provision of the certificate of incorporation or bylaws of the Company or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the filings, consents, approvals and waiting periods referred to in Section 3.4(a) are duly made, obtained or satisfied, (A) violate any law, statute, code, ordinance, rule, regulation, judgment, order, award, writ, decree or injunction issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company or any of its Subsidiaries or any of their respective properties, rights or assets, or (B) violate, conflict with, require a payment under, result in a breach of any provision of or the loss of any benefit under, or require redemption, repayment or repurchase or otherwise require the purchase or sale of any securities, constitute a default under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except (in the case of clauses (A) and (B) above) for such violations, conflicts, breaches, defaults or other events which would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Section 3.4(c) of the Company Disclosure Schedule sets forth (i) each jurisdiction in which the Company or any of its Subsidiaries holds any Money Transmitter Licenses, (ii) each jurisdiction in which the Company or any of its Subsidiaries has applications pending for any Money Transmitter Licenses and (iii) each jurisdiction in which the Company or any of its Subsidiaries operates without a Money Transmitter License and pursuant to a contract or other arrangement with a third party agent (an “Alternative Arrangement Contract”). The Company has made available to Parent the current form of the Company’s Alternative Arrangement Contract which is entered into with Authorized Delegates in the jurisdictions described in clause (iii) above in substantially such form with such modifications made from time to time to reflect local Laws and practices and the individual terms agreed with such Authorized Delegates.

3.5. SEC Documents; Other Reports; Internal Controls.

(a) Since January 1, 2014, the Company has timely filed or furnished all reports, forms, schedules, exhibits, certifications, registration statements and other documents required to be filed or furnished by it with the SEC (such documents and any other documents filed or furnished by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively the “Company Reports”). As of their respective dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Company Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations thereunder applicable to such Company Reports, and none of the Company Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2014, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The Company has made available to Parent true and complete copies of all comment letters and any other material correspondence between the SEC, on the one hand, and the Company or any Company Subsidiaries, on the other hand, since January 1, 2014 and prior to the date hereof. As of the date hereof, there are no outstanding or unresolved comments in a comment letter received from the SEC staff with respect to any Company Report and, to the knowledge of the Company, none of the Company Reports is the subject of any ongoing review by the SEC. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The Company has established disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that all material information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to provide reasonable assurances regarding the reliability of financial reporting for the Company. Neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries, has received in writing any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in accounting practices in violation of applicable Law.

(c) Each of the Chief Executive Officer of the Company and the Chief Financial Officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company Reports, and the statements contained in such certifications are accurate in all material respects as of the date of this Agreement.

3.6. Financial Statements; Undisclosed Liabilities.

(a) The financial statements of the Company (including any related notes and schedules thereto) included in the Company Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements, the Securities Act and the Exchange Act, and with the rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein and, in the case of the unaudited financial statements, as permitted by the SEC, and except that the unaudited financial statements are subject to normal year-end and audit adjustments), and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(b) Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016, as filed with the SEC, (ii) liabilities incurred since September 30, 2016 in the ordinary course of business consistent with past practice, (iii) liabilities incurred pursuant to or as expressly permitted by this Agreement or (iv) liabilities that would not have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any liability or obligations of any nature whatsoever (whether absolute, accrued or contingent or otherwise, whether due or to become due) and whether or not required by U.S. GAAP to be disclosed, reflected or reserved for in a consolidated balance sheet or the notes thereto.

3.7. Absence of Certain Changes or Events. Since December 31, 2015 (a) no event, change, effect or occurrence has occurred or fact or circumstance has arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) none of the Company or any of its Subsidiaries has taken any action that would have been prohibited by clauses (v), (vi), (viii), (ix), (xiii), (xiv), (xv) and (xviii) of Section 5.1(a)(B) if taken after the date of this Agreement and (c) the Company and each of its Subsidiaries has conducted its business in all material respects in the ordinary course consistent with past practice.

3.8. Legal Proceedings.

(a) Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, , there are no Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, other than any such Claims that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no injunction, writ, order, award, judgment, settlement or decree imposed upon or entered into by the Company, any of its Subsidiaries or the properties, rights or assets of the Company or any of its Subsidiaries that materially restricts the business or operations of the Company or any of its Subsidiaries, taken as a whole, or that imposes material obligations on the Company or any of its Subsidiaries, taken as a whole.

(b) Except as otherwise set forth in Section 3.8(b) of the Company Disclosure Schedule, since January 1, 2014, (i) there have been no material subpoenas, written demands, written inquiries or written information requests received by the Company or any of its Subsidiaries from any Governmental Entity and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to (A) any material matter related to any such subpoena, written demand, inquiry or information request or (B) any other possible legal action.

(c) Since November 9, 2012, the Company and its Subsidiaries has undertaken, and will continue to undertake, the enhanced compliance obligations described in Attachment C to the Deferred Prosecution Agreement, by and among the Company, the U.S. Attorney’s Office for the Middle District of Pennsylvania and the U.S. Department of Justice

(the “Deferred Prosecution Agreement”) and neither the Company nor its Subsidiaries is in breach or violation of, and has not received any notice regarding a breach of the Deferred Prosecution Agreement by the Company, its Subsidiaries or any of their respective Representatives. The Company has made available to Parent true, correct and complete copies of the Deferred Prosecution Agreement, each report prepared by the Company’s monitor appointed under the Deferred Prosecution Agreement (and written responses, if any, by the Company to such reports) and all material written communications from and to the U.S. Department of Justice in connection with the Deferred Prosecution Agreement.

3.9. Compliance With Applicable Law.

(a) The Company and each of its Subsidiaries (i) are, and since January 1, 2014 have been, in compliance with and are not in default under or in violation of any applicable Legal Requirement and (ii) since January 1, 2014, have not received any written notice from any Governmental Entity alleging, or to the knowledge of the Company, has any Governmental Entity otherwise threatened, that the Company or any of its Subsidiaries is in violation of any applicable Legal Requirement, except in the case of clauses (i) and (ii), for such non-compliance, default or violation as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company and each of its Subsidiaries hold, and since January 1, 2014 have held, and are (and have been) in material compliance with, all material Approvals (which material Approvals include all Money Transmitter Licenses) which are required for the conduct of their respective businesses and ownership of their respective properties, rights and assets. All such Approvals are valid and in full force and effect, except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2014, neither the Company nor any of its Subsidiaries has received notice or other communication from any Governmental Entity regarding (and to the knowledge of the Company there is not): (i) any actual or possible material violation of or failure to comply with any material term or requirement of any Money Transmitter Licenses or any other material Approval; (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Money Transmitter Licenses or any other material Approval; or (iii) any denial of, or failure to obtain or receive, any Money Transmitter Licenses or any other material Approval, in each case related to the Company or any of its Subsidiaries in any jurisdiction that is material to the business of the Company and its Subsidiaries, taken as a whole. Since January 1, 2014, neither the Company nor any of its Subsidiaries has been denied a Money Transmitter License by any Governmental Entity nor has any Money Transmitter License been revoked, suspended or materially limited.

(c) Except as set forth in Section 3.9(c) of the Company Disclosure Schedule and except for normal examinations conducted by a Governmental Entity in the regular course of the business of the Company and its Subsidiaries, since January 1, 2014, no Governmental Entity has to the knowledge of the Company, initiated or threatened any proceeding with respect to, or is contemplating or undertaking an investigation into, the business or operations of the Company or any of its Subsidiaries. Except as set forth in Section 3.9(c) of the Company Disclosure Schedule, there is no unresolved material violation with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such

Governmental Entity of, the Company or any of its Subsidiaries. The Company has made available to Parent complete and correct copies of all (i) material investigation, examination, audit or inspection reports provided to the Company or any of its Subsidiaries by any Governmental Entity in respect of the Company or any of its Subsidiaries, (ii) material written responses to any such reports made by the Company or any of its Subsidiaries and (iii) other material correspondence relating to any investigation, examination, audit or inspection of the Company or any of its Subsidiaries, in the case of each of clauses (i), (ii) and (iii), since January 1, 2015 and except for such reports, responses and correspondence which the Company is required to keep confidential under applicable Law.

(d) Except as set forth in Section 3.9(d) of the Company Disclosure Schedule, each of the Company and its Subsidiaries is, and has at all times since January 1, 2015 been, in compliance in all material respects with the Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act of 2001, and all other applicable Legal Requirements related to financial recordkeeping or reporting, or the prevention of money laundering or terrorist financing in the jurisdictions in which they are organized and conduct business, including any Legal Requirement implementing the “Forty Recommendations” published by the Financial Action Task Force on Money Laundering (collectively, the “Anti-Money Laundering Laws”). Each of the Company and its Subsidiaries has adopted, implemented and maintains policies and procedures reasonably designed to ensure its compliance with Anti-Money Laundering Laws.

(e) None of the Company or any of its Subsidiaries currently (or, to the knowledge of the Company, at any time during the five years prior to the date of this Agreement), (i) is a person, or is located in a country or territory (except in connection with business operations authorized by the regulations administered by OFAC), that is subject to sanctions administered by the United States, the United Nations Security Council, the European Union, or the United Kingdom (each a “Sanctions Authority”), (ii) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person or entity designated on any economic or financial sanctions list maintained by any Sanctions Authority, including OFAC’s List of Specially Designated Nationals and Blocked Persons (“SDN”), Sectoral Sanctions Identification (“SSI”) List, or Foreign Sanctions Evader (“FSE”) List, or any other similar list maintained by any other applicable Sanctions Authority (except pursuant to and as authorized by the regulations administered by OFAC), (iii) deals in, or otherwise engages in any transaction involving property or interests in property blocked pursuant to any applicable sanctions administered by any Sanctions Authority (except pursuant to and as authorized by the regulations administered by OFAC) or (iv) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any of the foregoing clauses of this Section 3.9(e).

(f) Except as set forth in Section 3.9(d) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries, including in connection with the business of any correspondent or agent, has currently (or, to the knowledge of the Company, at any time during the five years prior to the date of this Agreement), directly or indirectly made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or for the benefit of any government official, candidate for public office, political party, political campaign or other person, private or public, regardless of form, whether in money, property, or services: (i) for the purpose of (A) influencing any act or decision of such government official, candidate, party, campaign or other person, (B) inducing such government official, candidate, party, campaign or other person to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any person, (D) expediting or securing the performance of official acts of a routine nature or (E) otherwise securing any improper advantage; or (ii) in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the UK Bribery Act 2012, any applicable Legal Requirements implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business (collectively, the “Bribery Legislation”). None of the Company or any of its Subsidiaries is, or has at any time during the five years prior to the date of this Agreement, subject to any Claims, or made any voluntary disclosures to any Governmental Entity, involving the Company or any of its Subsidiaries in any way relating to applicable Bribery Legislation. The Company and its Subsidiaries have adopted procedures reasonably designed to prevent their directors, officers, employees, agents, representatives and affiliates from unlawfully offering, promising or giving anything of value to another person to obtain or retain business or an advantage in the conduct of their business.

3.10. Material Contracts.

(a) Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is, as of the date of this Agreement, a party to or is bound by any Contract:

(i) with a bank or other provider of transaction processing or settlement services for the funding of transfers initiated through services provided by the Company or its Subsidiaries that is material to the operation of the Company and its Subsidiaries, taken as a whole;

(ii) with the top twenty (20) Authorized Delegates by revenue and by transaction volume for the year ended December 31, 2016;

(iii) that relates to any joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture or partnership (other than with or among wholly owned Subsidiaries of the Company);

(iv) that (A) is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other contract providing for or securing indebtedness or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of  $2,000,000, (B) grants a Lien (other than a Permitted Lien) or restricts the granting of Liens (except for leases and contracts relating to indebtedness) on any property or asset of the Company or its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, (C) provides for or relates to any interest, currency or hedging, derivatives or similar contracts or arrangements (other than non-speculative hedges or forward contracts entered into in the ordinary course of business) or (D) restricts payment of dividends or any distributions in respect of the equity interests of the Company or any of its Subsidiaries;

(v) that relates to the settlement of, or other arrangements with respect to, any current or former Claim (A) with any Governmental Entity (except settlements, or other arrangements, for an immaterial monetary fine), (B) that materially restricts or imposes obligations upon the Company or its Subsidiaries, taken as a whole, or (C) which would require the Company or any of its Subsidiaries to pay consideration of more than $2,000,000 after the date of this Agreement;

(vi) that is between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s or its Subsidiaries’ respective directors, officers (including any employment agreements and related Contracts with such officers) or stockholders who own five percent (5%) or more of the Shares, on the other hand;

(vii) that contains covenants that (A) purport to limit or restrict, in any material respect, the ability of the Company or any of its Subsidiaries (or Parent or its affiliates after the Effective Time) to compete with any person in any business or in any geographic area, including any non-compete covenant or (B) grant to the other party to such Contract (or a third party) exclusivity or “most favored nation” status (whether in terms of pricing or otherwise);

(viii) that grants any rights of first refusal, rights of first offer or other similar rights to any person (other than Parent or the Company) with respect to any material asset of the Company or its Subsidiaries or that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any person or assets of any person;

(ix) that is for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any person, pursuant to which the Company or any of its Subsidiaries has continuing “earn out” or other similar contingent payment obligations, indemnification or other obligations outstanding;

(x) that obligates the Company to make any capital expenditure or investment not contemplated by the Capital Expenditure Budget in excess of  $2,000,000 in 2017 or $2,000,000 in 2018;

(xi) that requires the Company or any of its Subsidiaries to provide any funds to or make any investment in (in each case, in the form of a loan, capital contribution or similar transaction) any person in excess of $2,000,000;

(xii) that grants rights to Intellectual Property or relates to material IT Assets, and in either case, is, individually or in the aggregate, material to the operation of the business of the Company or its Subsidiaries (other than non-exclusive commercially available software licenses with annual fees of less than $2,000,000 or non-exclusive licenses to service providers, customers and end users in the ordinary course of business consistent with past practice); or

(xiii) except to the extent such Contract is described in clauses (i)-(xii) above, that calls for annual aggregate payments by, or other consideration from (or annual aggregate payments, or other consideration, to) the Company and its Subsidiaries of more than $4,000,000.

Each Contract, arrangement or commitment of the type described in this Section 3.10(a) (whether or not in effect on the date hereof), is referred to herein as a “Material Contract.” The Company has made available to Parent true, correct and complete copies of each Material Contract (including any amendments, schedules and exhibits thereto).

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule and except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or its applicable Subsidiary and in full force and effect, and, to the knowledge of the Company, is valid and binding on the other parties thereto (except to the extent that, after the date hereof, a Material Contract no longer remains valid and binding due to the expiration of such Material Contract in accordance with its terms), (ii) the Company and each of its Subsidiaries and, to the knowledge of the Company, each of the other parties thereto, has performed all obligations required to be performed by it to date under each Material Contract and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default or give rise to any right of termination, cancellation, modification or acceleration on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, under any such Material Contract. Since December 31, 2014 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of a material breach or material default from a counterparty to any Material Contract and no counterparty to a Material Contract has notified the Company or its Subsidiaries that it intends to terminate or not renew a Material Contract.

3.11. Taxes. Except as set forth in Section 3.11 of the Company Disclosure Schedule:

(a) (i) no examinations, audits or other proceedings in respect of any material Tax liability of the Company or any of its Subsidiaries is being conducted by a taxing authority or has been, to the knowledge of the Company, threatened by a taxing authority; (ii) all income and other material Tax Returns (as hereinafter defined) required to be filed by, or on behalf of, the Company or its Subsidiaries have been filed (including pursuant to applicable extensions granted without penalty), and such Tax Returns are true, correct and complete in all material respects; (iii) each of the Company and its Subsidiaries has timely paid in full all material Taxes, whether or not shown as due on such Tax Returns, or, where payment is not yet due, has made adequate provision in the financial statements of the Company (in accordance with U.S. GAAP) for all such Taxes (as hereinafter defined); (iv) no deficiencies for any material Taxes have been proposed, threatened, asserted or assessed by a taxing authority against the Company or any of its Subsidiaries or any of their assets or properties; and (v) there are no material Liens for Taxes upon the assets or properties of either the Company or its Subsidiaries, other than with respect to Taxes not yet due or payable.

(b) Since January 1, 2011, neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated tax return or (ii) has any material liability for Taxes of any person (other than the Company and any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise.

(c) None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, Tax indemnity or Tax allocation agreement or similar contract or arrangement, in each case, that includes a party other than the Company or any of its Subsidiaries.

(d) Since January 1, 2011, no closing agreement pursuant to Section 7121 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (or any similar provision of state, local or foreign Law) has been entered into by or with respect to the Company or any of its Subsidiaries.

(e) None of the Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f) All material Taxes required to be withheld, collected or deposited by or with respect to the Company and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been properly paid to the relevant taxing authority. The Company and each of its Subsidiaries have complied in all material respects with all information reporting requirements imposed by the Code (or any similar provision under any state, local or foreign Law).

(g) Neither the Company nor any of its Subsidiaries has requested or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment or collection of, any Tax.

(h) Neither the Company nor any of its Subsidiaries has entered into, or have been a material advisor with respect to, any transactions that are or would be part of any “reportable transaction” or that could give rise to any list maintenance obligation under Sections 6011, 6111, or 6112 of the Code (or any similar provision under any state or local Law) or the regulations thereunder.

(i) Neither Parent, the Company or any of their Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Effective Time as a result of any (i) change in method of accounting either imposed by the Internal Revenue Service or voluntarily made by the Company or any of its Subsidiaries on or prior to the Closing Date, (ii) intercompany transaction (including any intercompany transaction subject to Sections 367 or 482 of the Code) or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign income Tax Law), (iii) installment sale or open transaction arising in a taxable period (or portion thereof) ending on or prior to the Closing Date, (iv) a prepaid amount received or paid prior to the Closing Date, (v) deferred gains arising prior to the Closing Date, (vi) deferred cancellation of indebtedness income, or (vii) election or transaction which reduced any Tax attribute (including basis in assets). Neither the Company nor any of its Subsidiaries have any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to its business or assets.

(j) Neither the Company nor any Subsidiary is currently or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(k) No written claim has ever been made by any taxing authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that is or may be subject to taxation by that jurisdiction.

(l) For purposes of this Agreement:

(i) “Tax” or “Taxes” shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, duties, customs, fees, impositions or other similar government charges, including, but not limited to income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture, withholding, backup withholding or other taxes, including any interest, penalties, fines and additions (to the extent applicable) thereto, whether disputed or not; and

(ii) “Tax Return” shall mean any return, report, declaration, information return or other document (including any related or supporting information) filed with or submitted to, or required to be filed with or submitted to any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes or declarations of estimated Taxes and any amendments, supplements or attached schedules to any of the foregoing.

3.12. Employees; Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedule contains a complete list of each material Plan. For purposes of this Agreement, the term “Plan” shall mean each and any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA Section 3(37)), and all material stock purchase, stock option, severance, retention, consulting, employment, employee loan, change-in-control, fringe benefit, bonus, incentive, deferred compensation, commission, restricted stock, health and welfare, retirement, supplemental retirement, retiree medical, life insurance plans and all other employee compensation or benefit plans, Contracts, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries (“Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) under which the Company or any of its Subsidiaries has any present or future liability.

(b) With respect to each Plan, the Company has delivered to Parent or made available a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent Internal Revenue Service determination or opinion letter, if applicable; (iii) any summary plan description and other material written communications by the Company or any of its Subsidiaries to Company Employees concerning the extent of the benefits provided (or to be provided); and (iv) for the most recent two (2) years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(c) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, rules and regulations; (ii) each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable Internal Revenue Service determination or opinion letter as to its qualification (or still has time to request such a letter or application for such qualification is pending), and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations; (iv) for each Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to matters covered by the most recent Form since the date thereof; (v) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability, no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or failure to satisfy a “minimum funding standard” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Plan; (vi) except as set forth in Section 3.12(c)(vi) of the Company Disclosure Schedule, no Plan provides post-employment welfare (including health, medical or life insurance) benefits and neither the Company nor any of its Subsidiaries have any current or potential liability in respect of any such post-employment welfare benefits now or in the future, for current, former or retired employees of the Company or any of its Subsidiaries, other than as required to avoid an excise tax under Section 4980B of the Code; (vii) neither the Company nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

(d) None of the Plans is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) and none of the Company, its Subsidiaries or any ERISA Affiliate has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan.

(e) With respect to any Plan, (i) no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending, or to the knowledge of the Company, threatened (ii) to the knowledge of the Company, no facts or circumstances exist that could give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Plan subject to Title IV of ERISA concerning the funded status of any such plan, and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened, or in progress (including any routine requests for information from the PBGC).

(f) Except as set forth in Section 3.12(f) of the Company Disclosure Schedule, no Plan exists that, as a result of the execution of this Agreement, stockholder approval of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could: (i) result in severance pay or any material increase in severance pay upon any termination of employment after the date of this Agreement, (ii) result in the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Plans, (iii) result in the limitation of or restriction of the right of the Company to merge, amend or terminate any Plan, or (iv) give, or which has given, rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(g) Except as set forth in Section 3.12(g) of the Company Disclosure Schedule, no Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Plan set forth in Section 3.12(g) of the Company Disclosure Schedule, a “Foreign Benefit Plan”). Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been maintained and administered in compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality; (ii) all Foreign Benefit Plans that are required to be funded are fully funded to the extent so required, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company or Subsidiary entity; and (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that has not been disclosed on Section 3.12(g) of the Company Disclosure Schedules.

3.13. Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or is bound by or is currently negotiating any collective bargaining agreement or Contract with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act).

(b) No labor union or labor organization or group of employees of the Company or any Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of the Company, there have been no labor union organizing activities with respect to any employees of the Company or any Subsidiaries. There is no strike or other material labor dispute or disputes involving the Company or any of its Subsidiaries pending or, or to the Company’s knowledge, threatened.

(c) To the knowledge of the Company, the Company and each of its Subsidiaries is in material compliance with all applicable Laws, Contracts, relating to employment, employment practices, compensation, immigration, employee leave, benefits, hours, terms and conditions of employment, and the termination of employment, including the proper classification of employees as exempt or nonexempt from overtime pay requirements and the proper classification of individuals as contractors or employees, unemployment insurance, collective dismissals and the Worker Adjustment and Retraining Notification Act (and any applicable similar foreign, state or local Laws) (collectively, the “WARN Act”).

3.14. Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all patents, patent applications, trademark registrations, trademark applications, registered copyrights, copyright applications and domain name registrations owned or purported to be owned by the Company or any of its Subsidiaries (“Registered IP”). The Registered IP is subsisting and unexpired, and to the Company’s knowledge, valid and enforceable. The Company and its Subsidiaries solely own all Registered IP and all of their other material proprietary Intellectual Property, free and clear of all Liens.

(b) Neither the Company nor any of its Subsidiaries is misappropriating or to the Company’s knowledge, infringing, diluting or otherwise violating the Intellectual Property of any other person in any material respect. There are no Claims pending, or to the Company’s knowledge, threatened in writing (including cease-and-desist letters and invitations to take a patent license) (i) alleging that the Company or its Subsidiaries has Infringed or is Infringing any Intellectual Property of any other person or (ii) challenging the ownership, validity or enforceability of the Registered IP or any material unregistered proprietary Intellectual Property of the Company or its Subsidiaries. To the Company’s knowledge, no other person is Infringing the Intellectual Property owned by the Company or its Subsidiaries.

(c) The proprietary software of the Company and its Subsidiaries (i) does not incorporate, use, link to, and is not based upon, any “open source” or similar software in any manner that would require the Company or its Subsidiaries to license, distribute, offer or make available any source code of such proprietary software, or make any payment to any other person, in connection with the licensing, distribution, availability or conveyance of such proprietary software to other persons, (ii) to the Company’s knowledge, is free of all material defects, errors, bugs, viruses, trap doors, Trojan horses or other corruptants or contaminants and (iii) substantially conforms in all material respects to its documentation and all written representations and warranties provided in agreements with customers and clients.

(d) Neither the Company nor any Subsidiary is a party to any agreement with a third party requiring the deposit of source code of any software developed by or on behalf of the Company or any Subsidiary for the benefit of any third person. No third person other than those who require such access to provide services for or on behalf of the Company or a Subsidiary has any current or contingent access or possession of (or the right to access or possess) such source code, and no such source code will be required to be released in connection with the transactions contemplated by this Agreement.

(e) The Company and its Subsidiaries maintain commercially reasonable Privacy Policies and are in compliance in all material respects with such Privacy Policies, all applicable Privacy Laws, the Payment Card Industry Data Security Standard, as adopted by the PCI Security Standards Council, LLC and all legally required industry certifications. Section 3.14(e) of the Company Disclosure Schedule contains each Privacy Policy of the Company and its Subsidiaries in effect at any time since January 1, 2012. The Company and its Subsidiaries have posted the Privacy Policies in a clear and conspicuous location on all websites and mobile applications owned or operated by the Company or its Subsidiaries. No written Claims are pending, or to the Company’s knowledge, threatened against the Company or any of its Subsidiaries alleging a violation of any person’s privacy or rights in Personal Data or any Privacy Laws in connection with the Company’s or its Subsidiaries’ privacy practices.

(f) To the Company’s knowledge, none of the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; the consummation of the Merger; or any of the transactions contemplated by this Agreement will result in any violation of any Privacy Policy of any websites or mobile applications of the Company and its Subsidiaries or any applicable Privacy Law.

(g) The Company and its Subsidiaries use reasonable best efforts to protect and maintain the security, redundancy, continuous operation, recovery and integrity of all their IT Assets, and there have been no material breaches, outages, violations or unauthorized access to or use of same, except in each case as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have established and are in compliance in all material respects with a written information security program that is commercially reasonable and: (i) includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of their IT Assets and (ii) is designed to protect against unauthorized access to their IT Assets.

(h) For purposes of this Agreement:

(i) “IT Assets” means computer systems, software, firmware, middleware, servers, websites, applications, databases, workstations, routers, hubs, switches, circuits, networks, data communications lines, and all other information technology equipment.

(ii) “Personal Data” means all personal information and personally identifiable information as defined in the applicable Legal Requirements, including a natural person’s name, street address, telephone number, e-mail address, social security number, driver’s license number, passport number, financial account information or any other piece of information, as defined by the applicable Legal Requirements, that allows for the identification of such natural person.

(iii) “Privacy Laws” means any Legal Requirement relating to data, privacy, Personal Data and IT Assets security, including the Telephone Consumer Protection Act, 47 U.S.C. § 227, EU Data Protection Directive 95/46/EC, the ePrivacy Directive 2002/58/EC, as implemented by EU Member States, and all other Legal Requirements governing data privacy and obligations with respect to the collection, use, retention or disposal of Personal Data.

(iv) “Privacy Policy” means all internal and posted policies regarding the collection, use, retention or disposal of Personal Data in connection with the business of the Company and its Subsidiaries.

3.15. Environmental Liability. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) to the knowledge of the Company, Materials of Environmental Concern are not present at or affecting any real property leased by the Company or its Subsidiaries; and (b) neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any of their predecessors or other entities for which they are liable, has caused any condition at such leased property or other location for which any of them may be liable, that has resulted in or would reasonably be expected to result in liability or other obligation (i) under any applicable Laws protecting the quality of the ambient air, soil, surface water or groundwater, or natural resources (“Environmental Laws”) or (ii) regarding any Materials of Environmental Concern.

3.16. Property.

(a) Neither the Company nor any of its Subsidiaries own any real property or interests in real property or any options to acquire such real property or interests therein.

(b) Section 3.16(b) of the Company Disclosure Schedule identifies all material leases, subleases, licenses and other occupancy agreements in effect as of the date hereof pursuant to which the Company or a Subsidiary occupies real property and all other leases material to the Company and its Subsidiaries under which the Company or a Subsidiary, as lessee, leases tangible personal property (“Leases”). Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Leases is in full force and effect, valid and binding in accordance with their respective terms, and there is not under any such Lease any existing default by the Company or such Subsidiary or, to the knowledge of the Company, any other party thereto, or, to the knowledge of the Company, any event which with notice or lapse of time or both would constitute such a default.

(c) The Company and its Subsidiaries have good and valid title to all tangible personal property owned by them, free and clear of all Liens, except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.17. Insurance. Section 3.17 of the Company Disclosure Schedule contains a true, correct and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of the Company and its Subsidiaries. (a) The Company and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof, (b) each such policy is in full force and effect, (c) the Company has not received any written notice or termination or cancellation or denial of coverage with respect any such insurance policy and (d) all premiums and other payments due under any such policy have been paid.

3.18. Anti-Takeover Statutes; Stockholder Vote Required. Assuming the accuracy of the representations contained in Section 4.7, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under the Laws of the State of Delaware (including Section 203 of the DGCL), federal Law or the Laws of any other state in the United States is applicable to this Agreement, the Merger, the Voting and Support Agreements or the other transactions contemplated hereby and by the Voting and Support Agreements.

3.19. Stockholder Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock at the Company Stockholders Meeting (the “Company Stockholder Approval”) and the Preferred Stock Consent are the only actions of the holders of any class or series of the Company capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

3.20. Company Information. The information relating to the Company and its Subsidiaries to be provided by or on behalf the Company for inclusion in the Proxy Statement, any filing pursuant to Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.21. Opinion Of Financial Advisor. The Company has received the opinion of Bank of America Merrill Lynch, dated as of the date of this Agreement (the “Fairness Opinion”), to the effect that, as of such date, and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of Shares pursuant to this Agreement is fair from a financial point of view to such holders. The Company will make a copy such opinion available to Parent solely for informational purposes promptly following receipt thereof.

3.22. Broker’s Fees. Except for Bank of America Merrill Lynch, neither the Company nor any Subsidiary thereof has employed or engaged any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transaction contemplated by this Agreement. True, correct and complete copies of all agreements with Bank of America Merrill Lynch relating to any such fees or commissions (or otherwise relating to the transactions contemplated by this Agreement) have been furnished to Parent prior to the date hereof.

3.23. Transactions with Affiliates. Except as set forth in Section 3.23 of the Company Disclosure Schedule, neither the Company, nor any of its Subsidiaries, is party to any Contract that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company Reports filed prior to the date of this Agreement.

3.24. No Other Representations or Warranties. The Company acknowledges and agrees that, except for the representations and warranties contained in Article IV, the Company has not relied on and none of Parent, Merger Sub or any of their respective affiliates or Representatives has made any representation or warranty, either express or implied, whether written or oral, concerning Parent, Merger Sub or any of their respective affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of Parent, Merger Sub or any of their respective affiliates or Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth on the disclosure schedule delivered by Parent to the Company contemporaneously with the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1. Corporate Organization.

(a) Parent is duly organized and validly existing under the Laws of the Hong Kong Special Administrative Region. Parent has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has not owned any properties, rights or assets other than in connection with the transactions contemplated by this Agreement, and has engaged in no other business other than in connection with the transactions contemplated by this Agreement. Merger Sub is a wholly owned Subsidiary of Parent. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and nonassessable and are owned by, and at the Effective Time will be owned by, Parent free and clear of all Liens (other than Liens incurred in connection with the Debt Financing and any restrictions on transfer under applicable securities Laws).

4.2. Authority; No Violation.

(a) Parent and Merger Sub have full corporate power and authority to execute and deliver the Transaction Documents to which each of Parent and Merger Sub is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each of Parent and Merger Sub of the Transaction Documents to which each of Parent and Merger Sub is a party and the consummation by Parent and Merger Sub of the transactions contemplated thereby have been duly and validly approved by the board of directors of Parent and the board of directors of Merger Sub and any other necessary corporate and stockholder action of Parent and Merger Sub, except for the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub (which will occur immediately following the execution of this Agreement), and no other corporate or stockholder proceedings on the part of Parent and Merger Sub are necessary to approve the Transaction Documents to which each of Parent and Merger is a party, perform their respective obligations thereunder or to consummate the transactions contemplated thereby. The Transaction Documents to which each of Parent and Merger Sub is a party have been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the other parties thereto) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

4.3. Consents and Approvals.

(a) No consents, authorizations or approvals of, or filings or registrations with, any Governmental Entities are required to be obtained or made by or on behalf of Parent or Merger Sub are necessary in connection with the execution and delivery by Parent and Merger Sub of the Transaction Documents to which each of Parent and Merger Sub is a party and the consummation of the Merger and the other transactions contemplated thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Approvals required under any Money Transmitter Requirements as set forth on Section 4.3(a)(ii) of the Parent Disclosure Schedule, (iii) any notices or filings under the HSR Act and the foreign competition Laws as set forth in Section 3.4(a)(iii) of the Company Disclosure Schedule and the expiration or termination of any applicable waiting periods (or approvals) thereunder, (iv) CFIUS Approval and (v) such other consents, authorizations, approvals, filings and registrations, the failure of which to obtain or make would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Neither the execution, delivery or performance of the Transaction Documents by Parent and Merger Sub, as applicable, nor the consummation by Parent and Merger Sub of the transactions contemplated thereby, nor compliance by Parent and Merger Sub with any of the terms or provisions thereof, will (i) violate any provision of the organizational documents of Parent and Merger Sub or (ii) assuming that the consents, approvals and waiting periods referred to in Section 4.3(a) are duly obtained or satisfied, (A) violate any Law applicable to Parent or Merger Sub or any of their respective properties, rights or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption, repayment or repurchase or otherwise require the purchase or sale of any securities, constitute a default under, required any consent under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except (in the case of clauses (A) and (B) above) for such violations, conflicts, breaches, defaults or other events which would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.4. Broker’s Fees. No broker, finder, investment banker or other person will be entitled to any brokerage, finder’s or other fee or commission from the Company prior to the Closing in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Parent or Merger Sub.

4.5. Parent Information. The information relating to Parent and its Subsidiaries to be provided by or on behalf of Parent for inclusion in the Proxy Statement will not, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.6. No Vote of Parent Stockholders. All approvals by the stockholder of Parent have been obtained to the extent required by applicable Law or the organizational documents of Parent, in order for Parent to execute and deliver the Transaction Documents and to consummate the Merger and the other transactions contemplated hereby.

4.7. Ownership of Common Stock. None of Parent, Merger Sub or any of their respective affiliates owns (as of the date of this Agreement (in each case, directly or indirectly, beneficially or of record (including pursuant to a derivatives contract)), any Shares or other securities convertible into, exchangeable for or exercisable for Shares or any securities of any Subsidiary of the Company and none of Parent, Merger Sub or any of their respective Subsidiaries has any rights to acquire, directly or indirectly, any Shares except pursuant to this Agreement. As of the date of this Agreement, none of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

4.8. Absence of Litigation. There are no Claims pending or, to the knowledge of the Company, threatened against Guarantor, Parent or Merger Sub, other than any such Claims that would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no injunction, writ, order, award, judgment, settlement or decree imposed upon or entered into by Guarantor, Parent or Merger Sub or the properties, rights or assets of Guarantor, Parent or Merger Sub.

4.9. Debt Financing.

(a) Parent has delivered to the Company true, complete and correct copies of an executed debt financing commitment letter in effect as of the date hereof, including all exhibits, schedules, annexes and amendments thereto, and each fee letter associated therewith (collectively, the “Fee Letter,” and together with such debt financing commitment letter, the “Debt Commitment Letter”) (it being understood that the Fee Letter may be customarily redacted); provided, however, that no provisions that, or that could reasonably be expected to, adversely affect the availability of or impose additional conditions on, the availability of the Debt Financing at the Effective Time may be redacted) from the Lenders pursuant to which such Lenders have committed to provide to the Guarantor, subject to the terms and conditions therein, debt financing in the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement, and related fees and expenses and the refinancing of certain outstanding indebtedness of the Company (the “Debt Financing”). There are no side letters or other agreements, contracts, understandings or arrangements that could affect the availability of the Debt Financing other than as expressly set forth in the Debt Commitment Letter and the Fee Letter delivered to the Company pursuant to this Section 4.9(a).

(b) As of the date of this Agreement: (i) the Debt Commitment Letter is in full force and effect and is the legal, valid, binding and enforceable obligation of Guarantor, and, to the knowledge of Parent, each of the other parties thereto; (ii) the Debt Commitment Letter has not been amended or modified in any respect and no such amendment or modification is contemplated or pending (other than amendments or modifications to the Debt Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents and similar entities); and (iii) the commitments contained in the Debt Commitment Letter have not been withdrawn, terminated, reduced or rescinded in any respect. As of the date of this Agreement, Guarantor has paid in full any and all fees (including commitment fees and other fees) required to be paid under the Debt Commitment Letter that are payable on or prior to the date of this Agreement.

(c) As of the date of this Agreement, there are no conditions precedent or other contingencies (including pursuant to any “flex” provisions in the Fee Letter or otherwise) related to the funding of the full amount (or any portion) of the Debt Financing except as expressly set forth in the Debt Commitment Letter. As of the date of this Agreement, no event has occurred which (with or without notice, lapse of time or both) could reasonably be expected to constitute a failure to satisfy a condition precedent by Guarantor or any of its affiliates.

(d) Assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2 and that the Debt Financing is funded in accordance with the Debt Commitment Letter, the net proceeds contemplated by the Debt Commitment Letter, together with any cash on the balance sheet of the Company, will, in the aggregate, constitute the funds necessary to consummate the Merger and the other transactions contemplated by this Agreement, including payment in cash of the aggregate Merger Consideration, refinancing of the Company’s indebtedness outstanding under the Existing Credit Agreement and amounts payable to holders of the Series D Preferred Stock and the Company Options in accordance with the terms of this Agreement, and to pay all related fees and expenses required to be paid by Parent and Merger Sub, and to perform their other respective obligations, under this Agreement.

(e) In no event shall the receipt or availability of any funds or financing by or to Guarantor, Parent, Merger Sub or any of their respective affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

(f) Parent has caused to be delivered to the Company the original executed Payment Guarantee. Except as set forth in the Payment Guarantee, there are no conditions precedent to the obligations of the Issuing Bank to provide funds under the Payment Guarantee in accordance with the terms thereof.

(g) To the knowledge of Parent, the Payment Guarantee (i) has been duly executed by the Issuing Bank and (ii) is a legal, valid and binding obligation of the Issuing Bank, and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar Laws of general applicability affecting creditors’ rights and to general equitable principles, including specific performance and injunctive and other forms of equitable relief. As of the date of this Agreement, Parent has paid in full any and all commitment fees or other fees required to be paid by the date hereof pursuant to the terms of the Payment Guarantee.

4.10. Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by the Transaction Documents with the actual intent to hinder, delay or defraud either present or future creditors. Assuming (i) the accuracy of the representations and warranties of the Company contained in Article III, (ii) the satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger and (iii) that the most recent financial forecasts of the Company and its Subsidiaries made available to Parent were prepared in good faith based upon assumptions that were, at the time made, and continue to be, at the Effective Time, at and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, (a) the aggregate value of the assets of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will exceed total liabilities (including contingent and unmatured liabilities) of the Surviving Corporation and its Subsidiaries (on a consolidated basis) at a fair valuation and at fair saleable value; (b) the Surviving Corporation will have the ability to pay its total debts and liabilities (including contingent and unmatured liabilities) as they become due in the usual course of its business; and (c) the Surviving Corporation and its Subsidiaries (on a consolidated basis) will not have an unreasonably small amount of capital with which to conduct their business.

4.11. No Other Representations or Warranties. Parent and Merger Sub acknowledge and agree that it has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby and, except for the representations and warranties contained in Article III, Parent and Merger Sub have not relied on and none of the Company, its Subsidiaries or any of their respective affiliates or Representatives makes or has made any representation or warranty, either express or implied, whether written or oral, concerning the Company, its Subsidiaries or any of their respective affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to any information provide by or on behalf of the Company, its Subsidiaries or any of their respective affiliates or Representatives. Without limiting the foregoing, each of Parent and Merger Sub further acknowledges and agrees that none of the

Company or any of its stockholders, directors, officers, employees, affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations, and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, affiliates, advisors, agents or other Representatives with respect thereto.

ARTICLE V

COVENANTS AND AGREEMENTS

5.1. Conduct of Business Prior to the Effective Time.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by any applicable Law applicable to the Company or any of its Subsidiaries, (iii) as set forth on Section 5.1(a) of the Company Disclosure Schedule or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, (A) the Company shall, and shall cause each of its Subsidiaries to, (1) conduct its business in all material respects in the ordinary course consistent with past practice and (2) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its business relationships with Authorized Delegates, banks, customers, vendors and others doing business with it and retain the services of its officers and key employees and (B) the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) amend or otherwise change the Company’s certificate of incorporation or bylaws and (B) with respect to Subsidiaries of the Company, amend or otherwise change their applicable organizational documents in any material respect;

(ii) adjust, split, combine or reclassify any capital stock or other equity interest or enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person (other than any consolidation, merger or reorganization solely among wholly owned Subsidiaries of the Company);

(iii) issue, grant, sell, dispose of, redeem or repurchase any equity securities or equity-based award in the Company or any of its Subsidiaries, or securities convertible into, or exchangeable or exercisable for, any such equity securities or awards, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities, other than (A) the issuance of Shares upon the exercise of Company Options or the conversion of Series D Preferred Stock, (B) upon the expiration of any restrictions on any Company RSU, (C) by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company or (D) issuances of Company Options and Company RSU to employees and directors in amounts consistent with Section 5.1(a) of the Company Disclosure Schedule;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of Common Stock, Series D Preferred Stock or other shares of capital stock or equity interests (except for any dividend or distribution by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company);

(v) sell, exclusively license, transfer, mortgage, encumber or otherwise dispose of (whether by merger, consolidation or sale of stock or assets or otherwise), any assets, rights or businesses of the Company or its Subsidiaries (including any capital stock of any Subsidiaries), in each case other than dispositions (A) of equipment and other assets in the ordinary course of business consistent with past practice or (B) dispositions of any assets, rights or businesses or the abandonment or failure to maintain any Registered IP not exceeding $1,000,000 individually or $2,000,000 in the aggregate;

(vi) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case other than (A) purchases of equipment and other assets in the ordinary course of business consistent with past practice or (B) acquisitions not exceeding $2,000,000 individually or $5,000,000 in the aggregate;

(vii) (A) incur, assume, refinance or guarantee any indebtedness for borrowed money (other than indebtedness among the Company and/or wholly owned Subsidiaries) or issue any debt securities, or assume or guarantee any indebtedness for borrowed money of any person, except for borrowings in the ordinary course of business consistent with past practice under the Company’s revolving credit facility (as set forth in the Credit Agreement) in an amount not to exceed $5,000,000 outstanding at one time (with the Company permitted to replace, renew or extend such revolving credit facility prior to its expiration on September 28, 2019 on terms no less favorable, taken as a whole (including with respect to repayment and termination of such facility) than those provided in the Credit Agreement in effect as of the date of this Agreement; provided that the Company remains subject to the obligation set forth above to not borrow more than $5,000,000 outstanding at one time under such facility) or (B) enter into any swap or hedging transaction or other derivative agreement (other than a forward contract entered into in the ordinary course of business consistent with past practice);

(viii) make any loans, advances or capital contributions to, or investments in, any other person (other than to any wholly owned Subsidiary of the Company) in excess of $1,000,000 individually or $2,000,000 in the aggregate;

(ix) enter into any Contract involving or providing for the settlement of, or other arrangements with respect to, any Claims or threatened Claim (or series of related Claims) (A) with a Governmental Entity (except settlements, or other arrangements, for an immaterial monetary fine), (B) that materially restricts or imposes material obligations on the Company or (C) that involves payments by the Company or any of its Subsidiaries after the date hereof in excess of $1,000,000 individually and $2,000,000 in the aggregate (excluding any amounts that may be paid under existing insurance policies), provided that this clause (ix) shall not apply to any settlement of any suit or proceeding described in Section 5.11, which shall be governed by the provisions thereof;

(x) except in the ordinary course of business consistent with past practice, enter into, amend in any material respect, waive compliance with any material rights with respect to, or cancel or terminate any Material Contract or Contract which if entered into prior to the date hereof would be a Material Contract (with the Company to use reasonable best efforts to notify Parent promptly thereafter of any such actions (which notification may be provided by email or telephonically to representatives of Parent));

(xi) except for the expenditures contemplated by and consistent with the 2017 and 2018 capital expenditure budgets set forth on Section 5.1(a)(xi) of the Company Disclosure Schedules (the “Capital Expenditure Budget”), make, or commit to make, or otherwise authorize any capital expenditures in excess of $2,000,000 in 2017 or $2,000,000 in 2018;

(xii) except as required by the terms of any Plan or employment agreement in effect as of the date hereof or as disclosed in Sections 3.12(a) or 5.1(a)(xii) of the Company Disclosure Schedule: (A) increase the compensation or benefits of any Company Employee, except, in the ordinary course of business consistent with past practice, for (1) increases to the annual rates of base salary or wages of Company Employees in an amount not to exceed 3.5% in the aggregate and (2) employee welfare benefits in the ordinary course of business consistent with past practice as part of the Company’s regular annual enrollment program; (B) grant or pay any cash bonus, change-in-control, retention bonus, severance or termination pay to any Company Employee; (C) establish, adopt, enter into, amend, terminate or grant any waiver or consent under any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement except for (1) amendments to Plans made in the ordinary course of business consistent with past practice that do not materially increase the expense of maintaining such plan and (2) establishing or adopting Plans in the ordinary course of business consistent with past practice in connection with the Company’s regular annual enrollment program; (D) grant any equity or equity-based awards; (E) hire, or terminate the employment of, any Company Employee, other than for cause, except, in each case, for individuals who have a total annual cash compensation target of less than $275,000 in the ordinary course of business consistent with past practice; (F) take any action to accelerate the vesting or time of payment of any compensation or benefit under any Plan or awards made thereunder; (G) loan or advance any money or other property to any present or former director, officer or employee of the Company or its Subsidiaries or (H) increase the funding obligation or contribution rate of any Plan subject to Title IV of ERISA;

(xiii) announce, implement or effect any reduction in force, layoff or other program resulting in the termination of employees, in each case, that would trigger the WARN Act;

(xiv) make any material changes in its methods, practices or policies of financial accounting, except as may be required under Law, rule, regulation or U.S. GAAP, in each case following consultation with the Company’s independent public accountants (with the Company to use reasonable best efforts to notify Parent of any such actions promptly thereafter(which notification may be provided by email or telephonically to representatives of Parent));

(xv) (A) make or change any material Tax election, (B) file any amended Tax Returns, (C) settle or compromise any material Tax liability of the Company or any of its Subsidiaries, (D) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of the Company or any of its Subsidiaries, (E) enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund, (F) incur any material liability for Taxes outside the ordinary course of business, (G) make any material changes in its methods, practices or policies of Tax accounting;

(xvi) fail to use its reasonable best efforts to maintain in full force and effect the existing insurance policies of the Company and its Subsidiaries or to replace such insurance policies with comparable insurance policies covering the Company, its Subsidiaries and their respective properties, assets and businesses;

(xvii) fail to use its reasonable best efforts to maintain in full force and effect any Money Transmitter License required to continue to operate its business as currently operated;

(xviii) except for any changes made to comply with the Deferred Prosecution Agreement or similar changes intended to enhance the Company’s compliance procedures in the ordinary course of business, (A) make any changes to the operation or protection of IT Assets related to compliance with Anti-Money Laundering Laws or regulations administered by OFAC or (B) make any material changes in the operation or protection of any material IT Assets; or

(xix) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.1(a).

(b) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.2. Access to Information.

(a) From the date of this Agreement to the Effective Time or earlier termination of this Agreement, upon reasonable notice and subject to applicable Laws (including any applicable United States and foreign antitrust and competition Laws) relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees and agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative, intermediary or affiliate retained in connection with the transactions contemplated by this Agreement

(collectively as to each party, its “Representatives”) of Parent, reasonable access, during normal business hours, and upon reasonable prior notice, to all its properties, books, Contracts, commitments and records, and to its officers, employees and Representatives, in each case in a manner not unreasonably disruptive to the normal operation of the business of the Company and its Subsidiaries, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to applicable Legal Requirements (including with respect to any Money Transmitter Licenses) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company shall not be required to provide such access or furnish such information if the Company in good faith reasonably believes that doing so would reasonably be expected to (A) result in the loss of attorney-client privilege or attorney work product privilege, (B) breach or violate any applicable Law or Legal Requirement, or (C) violate any confidentiality obligation (existing on the date hereof) with respect to such information; provided, further, that the parties agree to collaborate in good faith to make alternative arrangements to allow for such access or disclosure in a manner that does not result in the events set out in clauses (A), (B) or (C) above. No investigation by Parent or its Representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of the Company set forth herein or otherwise affect any condition to the obligations of the parties hereto under this Agreement.

(b) All information furnished by the Company or any of its Subsidiaries or Representatives to Parent or its Representatives pursuant to this Agreement (including Section 5.2(a)) shall be subject to the provisions of the Confidentiality Agreement, dated November 11, 2016, as amended from time to time, between Parent and the Company (the “Confidentiality Agreement”).

5.3. Proxy Statement and Stockholder Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall, with the assistance of Parent, prepare and file the Proxy Statement with the SEC. Subject to Section 5.4, the Proxy Statement shall include the Company Recommendation. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement (including the preliminary Proxy Statement). The Company shall use its reasonable best efforts, after consultation with Parent, to resolve all SEC comments with respect to the preliminary Proxy Statement as promptly as reasonably practicable after receipt thereof and to have the preliminary Proxy Statement cleared by the staff of the SEC as promptly as reasonably practicable. Each of Parent and Merger Sub agrees to promptly advise the Company if at any time prior to the Company Stockholders Meeting any information provided by it for use in the Proxy Statement is or becomes false, incomplete or misleading in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. The Company agrees to advise Parent if at any time prior to the Company Stockholders Meeting any information provided by it in the Proxy Statement is or becomes false, incomplete or misleading in any material respect and to supplement the Proxy Statement with the information needed to correct such inaccuracy or omission. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the preliminary Proxy Statement and of any request by the SEC for any amendment to the Proxy Statement or for additional information and shall promptly provide Parent with copies of all such comments and correspondence. Prior to filing or mailing the definitive Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to comment on such document or response and shall include any such comments reasonably proposed by Parent. Parent and Merger Sub shall furnish to the Company all information concerning themselves, Guarantor, their respective Subsidiaries, directors, officers and stockholders and such other matters as may be necessary to comply with applicable Law in connection with the preparation of the Proxy Statement. The Company, Parent and Merger Sub shall each make any filings with respect to the Merger required to be made by such party under the Securities Act and the Exchange Act and the rules and regulations thereunder.

(b) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders Meeting”), and to cause the definitive Proxy Statement to be filed with the SEC and mailed to the stockholders of the Company as of the record date for the Company Stockholders Meeting, in each case as promptly as practicable following the date the SEC confirms it has no further comments to the preliminary Proxy Statement. Except to the extent there has been a Change of Recommendation in accordance with and subject to Section 5.4, the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of approval of the Merger and secure any other approval of stockholders of the Company that is required by applicable Law in connection with the Merger; provided, however, that (A) the Company may change the date of, postpone or adjourn the Company Stockholders Meeting (but not to a date later than the End Date) to the extent that it has reasonably determined, after consultation with outside legal counsel and Parent (and its outside counsel), that such postponement or adjournment is necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholders Meeting; and (B) the Company may (and if Parent so requests, the Company shall on up to two occasions up to 10 Business Days each), change the date of, postpone or adjourn the Company Stockholders Meeting (but not to a date later than the Business Day prior to the End Date and provided that the Company shall not be required to set a new record date) if as of the time for which the Company Stockholders Meeting is scheduled (1) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or (2) at such time the Company has not received proxies sufficient to allow the receipt of the Company Stockholder Approval at the Company Stockholders Meeting. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. Notwithstanding anything to the contrary contained in this Agreement and prior to the termination of this Agreement in accordance with Article VII, the obligation of the Company to duly call, give notice of, convene and hold the Company Stockholders Meeting and mail the definitive Proxy Statement (and any amendment or supplement that may be required by Law) to the Company’s stockholders shall not be affected by a Change of Recommendation. In addition to the foregoing, the Company shall not submit to the vote of its stockholders any Company Acquisition Proposal other than the Merger prior to the termination of this Agreement in accordance with Article VII.

5.4. No Solicitation.

(a) Until the Effective Time or, if earlier, the date on which this Agreement is terminated in accordance with Article VII, the Company shall not, and the Company shall cause its Subsidiaries not to, and shall use reasonable best efforts to cause its and its Subsidiaries’ respective directors, officers, employees and Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any Company Acquisition Proposal, (ii) have any discussions or negotiations with or provide any confidential information or data to any person relating to a Company Acquisition Proposal, or engage in any negotiations concerning a Company Acquisition Proposal, (iii) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Recommendation or approve or recommend, or propose publicly to approve or recommend, any Company Acquisition Proposal (any act described in this clause (iii), a “Change of Recommendation”), or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent or other document or Contract related to any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement as provided in this Section 5.4(b)) or enter into any letter of intent or other document or Contract requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder (any such letter of intent or other document or Contract, an “Alternative Acquisition Agreement”). The Company will, and will cause its Subsidiaries and its and its Subsidiaries’ directors, officers, employees and Representatives to, immediately cease and cause to be terminated any discussions or negotiations conducted with any persons other than Parent with respect to any Company Acquisition Proposal, including immediately revoking or withdrawing access of any person other than Parent and its directors, officers, employees and Representatives to any data room (virtual or actual) containing any non-public information with respect to the Company or its Subsidiaries previously furnished with respect to a Company Acquisition Proposal. The Company shall not terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which the Company is a party, in each case, with respect to the submission of any Company Acquisition Proposal.

(b) Notwithstanding the foregoing provisions of Section 5.4(a), prior to the time the Company Stockholder Approval is obtained, if the Company, any of its Subsidiaries or any of their Representatives receives an unsolicited bona fide written Company Acquisition Proposal that did not result from a breach of this Section 5.4 and the Company Board concludes in good faith (after consultation with the Company’s outside legal and financial advisors) that such Company Acquisition Proposal constitutes a Company Superior Proposal or could reasonably be expected to result in a Company Superior Proposal, the Company may, and may permit its Subsidiaries and its and their directors, officers, employees and Representatives, to (i) enter into and maintain discussions or negotiations with the person making such Company Acquisition Proposal and (ii) furnish non-public information and afford access to the business, employees, officers, Contracts, properties, assets, books and records of the Company and its Subsidiaries to the person making such Company Acquisition Proposal; provided, however, that (A) prior to providing (or causing to be provided) such information or affording such access to, or entering into or maintaining such discussions or negotiations with, such person, the Company shall have entered into an Acceptable Confidentiality Agreement with such person and (B) the Company will provide to Parent any non-public information relating to the Company or any of its Subsidiaries that was not previously provided or made available to Parent as promptly as reasonably practicable (but in any event within one (1) day) after providing (or causing to be provided) any such information to such person making such Company Acquisition Proposal.

(c) The Company shall notify Parent orally and in writing promptly (but in any event within two (2) days) (i) after receipt of any Company Acquisition Proposal (or any proposal or offer that constitutes or could reasonably be expected to lead to a Company Acquisition Proposal), which notice shall include the identity of the person making such proposal or offer, a summary of the material terms of all such proposals or offers and copies of drafts of proposed agreements, term sheets or letters of intent related thereto, (ii) of any change to the financial or other material terms and conditions of any Company Acquisition Proposal and the Company shall otherwise keep Parent reasonably informed of the status of any such Company Acquisition Proposal (including by providing copies of all proposals, offers and drafts of proposed agreements related thereto that have not already been provided pursuant to clause (i) above) and (iii) after receipt of any request for non-public information relating to it or any of its Subsidiaries or for access to its or any of its Subsidiaries’ properties, books or records by any person in connection with a Company Acquisition Proposal (or any proposal or offer that constitutes or could reasonably be expected to lead to a Company Acquisition Proposal). Neither the Company nor any of its Subsidiaries shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to Parent.

(d) Prior to the time the Company Stockholder Approval is obtained, the Company Board may terminate this Agreement in accordance with Section 7.1(h) in order to enter into a binding definitive agreement to effect a transaction constituting a Company Superior Proposal (and make a Change of Recommendation with respect thereto), if and only if:

(i) the Company receives a Company Acquisition Proposal that did not result from a breach of Section 5.4(a) and the Company Board determines in good faith (after consultation with the Company’s outside legal and financial advisors) that such Company Acquisition Proposal constitutes a Company Superior Proposal;

(ii) the Company provides Parent prior written notice of the Company’s intention to terminate this Agreement pursuant to Section 7.1(h) (a “Superior Proposal Notice”), which notice shall identify the person making such Company Superior Proposal and include the material terms and conditions of such Company Superior Proposal, including copies of any written proposals or offers and any proposed agreements related thereto;

(iii) for at least four (4) Business Days after Parent’s receipt of such Superior Proposal Notice (such minimum period, the “Notice Period”), the Company has negotiated, and has caused its financial and legal advisors (and other Representatives) to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Acquisition Proposal ceases to constitute a Company Superior Proposal (it being understood and agreed that any revision to the financial terms or any other material term of such Company Superior Proposal shall require a new Superior Proposal Notice and the Company shall be required to comply again with the provisions of this Section 5.4(d) with respect to such new notice, except that such Notice Period shall be two (2) Business Day (rather than four (4) Business Days)); and

(iv) at the end of the period (or periods) referred to in clause (iii) above, the Company Board has concluded in good faith (after consultation with the Company’s outside legal and financial advisors) that such Company Acquisition Proposal still constitutes a Company Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (iii) above and that a failure to terminate this Agreement in order to enter into a definitive agreement with respect to such Company Superior Proposal would be inconsistent with its fiduciary duties under applicable Law.

(e) Other than in connection with a Company Acquisition Proposal (which shall be subject to Section 5.4(d) and shall not be subject to this Section 5.4(e)), prior to the time the Company Stockholder Approval is obtained, the Company Board may make a Change of Recommendation if and only if (i) prior to taking such action, the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, that failure to take such action would inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law; (ii) the Company provides Parent prior written notice of the Company’s intention to make a Change of Recommendation (a “Change of Recommendation Notice”), which notice shall specify in reasonable detail the reasons for such Change of Recommendation; (iii) for at least three (4) Business Days after Parent’s receipt of a Change of Recommendation Notice, the Company has negotiated, and has caused its financial and legal advisors (and other Representatives) to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that the failure to make a Change of Recommendation would no longer be reasonably likely to be a violation of the Company Board’s fiduciary duties under applicable Law; and (iv) at the end of the period referred to in clause (iii) above, the Company Board has concluded in good faith (after consultation with the Company’s outside legal and financial advisors) that failure to make a Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (iii) above.

(f) Nothing contained in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 Item promulgated under the Exchange Act with respect to a Company Acquisition Proposal (it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not in and of itself constitute a Change of Recommendation) or (ii) making any disclosure to the Company’s stockholders if the Company Board determines in good faith (after consultation with its outside legal advisors) that the failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law (including any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or a Company Acquisition Proposal)(it being agreed that this clause (ii) shall in no way eliminate or modify the effect that any such disclosure would otherwise have under this Agreement); provided, that in no event shall the Company or the Company Board make a Change of Recommendation except as provided in Section 5.4(e) and any public disclosure by the Company or the Company Board relating to any determination or other action by the Company Board with respect to any Company Acquisition Proposal shall be deemed to be a Change of Recommendation unless the Company Board expressly and concurrently reaffirms the Company Recommendation.

5.5. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to (i) consummate the transactions contemplated hereby and to cause the conditions set forth in Article VI to be satisfied as promptly as practicable and, in any event, on or before the End Date, (ii) prepare as promptly as practicable (and file, submit or effect, as applicable) all necessary applications, notices, petitions, filings, ruling requests and other documents in order to obtain (and to cooperate with the other parties to obtain) any Approval from any Governmental Entity which is required to be obtained by Parent, Merger Sub, the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement, including as may be required under any Money Transmitter Requirements, (iii) comply promptly with all Legal Requirements which may be imposed on such party with respect to the transactions contemplated by this Agreement, (iv) defend all lawsuits or other legal, regulatory, administrative or other proceedings to which it (or with respect to the Company, its Subsidiaries is) a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other proceeding, (v) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order with respect thereto and (vi) seek to resolve any objection or assertion by any Governmental Entity challenging this Agreement or the transactions contemplated hereby. In furtherance of the foregoing, the Company, Parent and Merger Sub agree to, as promptly as practicable after the date hereof: (A) make (or cause to be made) an appropriate filing of a Notification and Report Form pursuant to the HSR Act, which filing shall in any event be made within twenty (20) Business Days following the date hereof, (B) submit to the Committee on Foreign Investment in the United States (“CFIUS”) a draft of a joint voluntary notice of the transaction contemplated by this Agreement (the “CFIUS Notice”), which submission shall in any event be made within twenty (20) Business Days following the date hereof, (C) subject to the final sentence of this Section 5.5(a), make such filings and submissions as set forth on Section 5.5(a)(C) of the Company Disclosure Schedules (and such other filings and submissions not set forth on Section 5.5(a)(C) of the Company Disclosure Schedules) in each case to the extent required by applicable Money Transmitter Requirements with respect to obtaining Approvals related to Money Transmitter Licenses of the Company or its Subsidiaries (the “Money Transfer Change of Control Filings”), and (D) make such filings contemplated by applicable foreign competition Laws as set forth on Section 5.5(a) of the Company Disclosure Schedules. With respect to the draft CFIUS Notice, Parent, Merger Sub and the Company shall use reasonable best efforts to provide any requested supplemental information and other related information pursuant to Section 721 of Title VII of the Defense Production Act of 1950, as amended (50 U.S.C. § 4501 et seq.) (the “Defense Production Act”)

as promptly as practicable, and to submit a final CFIUS Notice and other related information pursuant to the Defense Production Act as promptly as practicable after receiving any comments to the draft CFIUS Notice. With respect to the Money Transfer Change of Control Filings, each of Parent, Merger Sub and the Company agrees to use its reasonable best efforts and cooperate with the other parties (a) in timely making inquiries with Governmental Entities regarding the Money Transfer Change of Control Filings, (b) in determining if any Money Transfer Change of Control Filings are not required by Governmental Entities, and (c) in timely making all Money Transfer Change of Control Filings (except with respect to such jurisdictions where the parties agree that a Money Transfer Change of Control Filing is not required).

(b) Subject to the other provisions of this Agreement, including those set forth elsewhere in this Section 5.5, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall (i) cooperate with the other parties hereto and use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to obtain as promptly as practicable all Approvals of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, for the avoidance of doubt, with respect to all Money Transfer Change of Control Filings required in accordance with Section 5.5(a)), (ii) to the extent permitted by applicable Legal Requirements, promptly inform the other party or parties of any substantive communication (oral and written) received by such party from, or given by such party to, any Governmental Entity with respect to any such filing or Approval or the transactions contemplated by this Agreement (including keeping the other parties apprised, on a current basis of the status of such filing or Approval, including the Money Transfer Change of Control Filings), and of any substantive communication received or given in connection with any legal proceeding by a private party regarding the Merger, (iii) to consult with the other party or parties (subject to applicable Legal Requirements relating to the exchange of information) in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party relating to proceedings with respect to any such Approvals or the transactions contemplated by this Agreement; (v) to use reasonable best efforts to furnish to the other party or parties and, upon request, to any Governmental Entities such information and assistance as may be reasonably requested in connection with the foregoing, including by responding promptly to and using reasonable best efforts to comply fully with any request for additional information or documents under any applicable Law; (v) not independently participate in any meeting (including substantive telephonic meetings) with any Governmental Entity in respect of any Approval without giving the other party or parties sufficient prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate in such meeting (including substantive telephonic meetings) and (vi) to use reasonable best efforts to comply with the terms and conditions of all such Approvals of all such third parties and Governmental Entities. Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent, non-objection or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any consent, non-objection or approval will not be obtained or that the receipt of any such approval will be materially delayed or conditioned. Notwithstanding anything in this Section 5.5 to the contrary, materials provided by or on behalf of Parent to the Company or its counsel or the Company to Parent or its counsel may be redacted to the extent necessary (a) to remove references concerning Parent’s or the Company’s valuation analyses with respect to the Company and its Subsidiaries, (b) as necessary to comply with Contracts in effect on the date hereof or (c) to removal personal, proprietary and other confidential business information.

(c) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require (or be deemed to require) Parent or any of its affiliates to agree to or take (nor shall the Company or its Subsidiaries, without Parent’s prior written consent, take or agree to take) any action with respect to the matters set forth in this Section 5.5 that would have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on (A) the financial condition or result of operations of the Company and its Subsidiaries, taken as a whole or (B) the financial condition or result of operations of Ant Small and Micro Financial Services Group Co. Ltd and its Subsidiaries, taken as a whole (but assuming for purposes of this clause (B) that the business and operations of Ant Small and Micro Financial Services Group Co. Ltd and its Subsidiaries, taken as a whole, were of the same size and magnitude as the business and operations of the Company and its Subsidiaries, taken as a whole) (any such arrangements, conditions or restrictions set forth in clauses (A) or (B), a “Burdensome Condition”). Furthermore, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require (or be deemed to require) Parent or any of its affiliates to sell, to hold separate or otherwise dispose of, any assets or business of Parent or its affiliates, including those of the Company and its Subsidiaries following the Closing. For the avoidance of doubt, Parent and its affiliates and the Company and its Subsidiaries shall not be required (and without the prior consent of Parent, the Company and its Subsidiaries shall not), take any action with respect to any order or any applicable Law or in order to obtain any Approval which is not conditioned upon the consummation of the Merger. Prior to Parent being entitled to invoke a Burdensome Condition, the parties and their respective Representatives shall meet and confer in good faith in order to (x) exchange and review their respective views and positions as to such Burdensome Condition and (y) discuss and present to, and engage with, the applicable Governmental Entity regarding any potential approaches or workarounds that would avoid such Burdensome Condition or mitigate its impact so it is no longer a Burdensome Condition.

(d) Without limiting the generality of anything contained in this Section 5.5 but subject in all respects to Section 5.5(c), each party hereto shall use their respective reasonable best efforts to obtain any consents or approvals from any persons (other than Governmental Entities) that are necessary or advisable in connection with the transactions contemplated by this Agreement. In the event that the parties hereto shall fail to obtain any such third party consent, the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and its Subsidiaries resulting, or which would reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any such approval or consent from any persons (other than Governmental Entities) with respect to any transaction contemplated by this Agreement, (i) none of the Company or any of its Subsidiaries shall be required to, or, without the prior written consent of Parent, shall, pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person and (ii) none of Parent, Merger Sub or any of their affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

5.6. Employees; Employee Benefit Plans.

(a) During the period from the Effective Time until the first anniversary thereof, Parent shall or shall cause the Surviving Company to provide to the Company Employees who are employees of the Company or a Subsidiary of the Company at the Effective Time (such Company Employees, “Continuing Employees”), compensation and benefits that are no less favorable, in the aggregate, to those provided to the Continuing Employees immediately prior to the Closing (excluding equity, equity-based and long-term incentive compensation and excluding defined benefit pension plan benefits), while such Continuing Employees remain employed by the Company or a Subsidiary. During the period from the Effective Time until the first anniversary thereof, Parent shall or shall cause the Surviving Company to provide the severance payments and benefits set forth in the MoneyGram International, Inc. Severance Plan, as it is in effect as of the signing of this Agreement (the “Severance Plan”) for Continuing Employees who are terminated during such period.

(b) With respect to each applicable employee welfare and retirement benefit plan sponsored or maintained by Parent or the Surviving Company (the “Parent Plans”), if any, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for accrual of benefits under any defined benefit pension plan or post-retirement welfare benefit plan), service with the Company or any Subsidiary (or any predecessor entity thereto) shall be treated as service with Parent to the same extent recognized by the Company under an comparable Plan; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any Parent Plan. Each Parent Plan shall waive pre-existing condition limitations and eligibility waiting periods to the same extent waived under the applicable Plan. The Continuing Employees shall be given credit for amounts paid under a corresponding Plan of the Company or any Subsidiary during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan during the applicable plan year.

(c) The Company and Parent acknowledge and agree that all provisions contained in this Section 5.6 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including, for the avoidance of doubt, any current or former employees, officers or directors of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Company or any of its Subsidiaries), other than the parties hereto, any legal or equitable or other rights or remedies with respect to matters provided for in this Section 5.6. Nothing in this Agreement shall be construed as requiring Parent or the Surviving Company or any of its affiliates to provide employment, or to guarantee or any continued compensation, employee benefits or other rights, to any Company Employee, or to continue any specific Plan. Nothing contained herein, whether express or implied, shall be construed as an amendment or modification of any employee benefit plan, program, arrangement or agreement.

5.7. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Company to indemnify and hold harmless, as and to the fullest extent provided in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement and permitted by applicable Law, all past and present directors and officers of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party upon receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (in each case whether asserted or claimed before or after the Effective Time) arising out of acts or omissions occurring at or prior to the Effective Time in connection with such Indemnified Person serving as a director or officer of the Company or any of its Subsidiaries (including in connection with an Indemnified Person serving at the request of the Company or any of its Subsidiaries as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity and including acts or omissions occurring in connection with this Agreement and the transactions contemplated hereby).

(b) For a period of six (6) years after the Effective Time, Parent shall maintain or cause the Surviving Company to maintain for the benefit of the Indemnified Persons a directors’ and officers’ liability insurance policy (from the Company’s current insurance carrier or an insurance carrier with the same or better credit rating, as of the Closing Date, as the Company’s current insurance carrier) that provides coverage for acts or omissions occurring prior to the Effective Time (the “D&O Insurance”) with terms and conditions which are, in the aggregate, not less advantageous to such Indemnified Persons than the terms and conditions of the existing directors’ and officers’ liability insurance policy of the Company; provided that, at Parent’s option, in lieu of the foregoing insurance coverage, Parent or, with Parent’s consent, the Company may at or prior to the Effective Time substitute therefor a single premium tail coverage with respect to the D&O Insurance that provides coverage for period of six (6) years after the Effective Time, with terms and conditions which are, in the aggregate, not less advantageous to such Indemnified Persons than the terms and conditions of the existing directors’ and officers’ liability insurance policy of the Company. Notwithstanding the foregoing, in no event will Parent be required to expend, in the aggregate, an amount in excess of 300% of the annual premiums currently paid by the Company for the existing directors’ and officers’ liability insurance policy of the Company (the “Insurance Amount”), and if Parent is unable to maintain or obtain the insurance called for by this Section 5.7(b) for an amount equal to or less than the Insurance Amount, Parent shall obtain as much comparable insurance as may be available for the Insurance Amount.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent required, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume the obligations set forth in this Section 5.7.

(d) The rights of each Indemnified Person under this Section 5.7 shall be in addition to any rights such person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware law or any other applicable Law or pursuant to any employment agreement or indemnification agreement in effect on the date hereof.

(e) For a period of six (6) years from the Effective Time, Parent shall not permit any amendments to the certificate of incorporation, bylaws or other organizational documents of the Company or its Subsidiaries that would adversely affect any right of a person who was or is a director or officer of the Company or its Subsidiaries at or prior to the Effective Time with respect to elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses under the Company’s and its Subsidiaries’ certificate of incorporation, bylaws or other organizational documents in effect as of the date hereof.

(f) The provisions of this Section 5.7 are intended to be, following the Effective Time, for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and personal representatives.

5.8. Publicity. Except with respect to any Change of Recommendation or any other action taken by the Company or the Company Board (or duly constituted committee of the Board) pursuant to, and in accordance with, Section 5.4, so long as this Agreement is in effect, each of Parent and the Company shall consult with each other before issuing any press release or public statement with respect to this Agreement, the Merger or the other transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that a party may, without obtaining the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such press release or make such public statement as may upon the advice of outside counsel be required by applicable Law or the rules and regulations of NASDAQ. Without limiting the reach of the preceding sentence, Parent and the Company shall use reasonable efforts to cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, the Company and its Subsidiaries shall consult with Parent regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated hereby.

5.9. Notice of Certain Matters. Each party hereto shall give reasonably prompt written notice to the other party hereto, if to such party’s knowledge, (a) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the End Date or (b) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided that, (i) nothing in this Section 5.9 shall be deemed to affect, modify or condition the obligations of each party to effect the Closing and (ii) each party’s obligations, actions or inactions pursuant to this Section 5.9 shall be deemed excluded for purposes of determining whether the conditions set forth in either Section 6.2(b) or Section 6.3(b) have been satisfied.

5.10. Anti-takeover Laws. If any state takeover Law or similar Law becomes applicable to this Agreement, the Merger, the Voting and Support Agreements or any of the other transactions contemplated by this Agreement, the Company shall use reasonable best efforts to take such actions as necessary so that the Merger and the other transactions contemplated by this Agreement and the Voting and Support Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting and Support Agreements and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting and Support Agreements.

5.11. Stockholder Litigation. Prior to the Effective Time, in the event that any litigation or other Claim of any stockholder related to this Agreement, the Merger or the other transactions contemplated by this Agreement is initiated, or to the knowledge of the Company, threatened against any of the Company or its Subsidiaries and/or the members of the Company Board (or of any equivalent governing body of any Subsidiary of the Company) prior to the Effective Time, the Company shall promptly notify Parent of any such litigation or other Claim and shall keep Parent reasonably informed on a current basis with respect to the status thereof. The Company shall consult with Parent on a regular basis with respect to, and shall give Parent the opportunity to participate, at Parent’s expense, in the defense or settlement of, any such litigation or Claims, and no such settlement or compromise shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

5.12. NASDAQ Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of Common Stock from NASDAQ and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time. The Surviving Corporation shall use reasonable best efforts to cause the Common Stock to no longer be quoted on the NASDAQ and deregistered under the Exchange Act as soon as practicable following the Effective Time.

5.13. Section 16 Matters. Prior to the Effective Time, the Company shall take all actions reasonably necessary, including adopting resolutions, to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act. Prior to taking the actions required by this Section 5.13, the Company will provide Parent copies of any resolutions or other documentation with respect to such actions and the Company shall give consideration to all reasonable additions, deletions or changes suggested thereto by Parent.

5.14. Directors. Unless otherwise requested in writing by Parent, the Company shall use reasonable best efforts to obtain the resignation of all of the members of the Company Board who are in office immediately prior to the Effective Time (and if requested in writing by Parent, the Company shall use reasonable best efforts to obtain the resignation of any members of the board of directors (or any equivalent body) of any of the Subsidiaries of the Company), which resignations shall be effective at, and conditioned upon the occurrence of, the Effective Time. The Company will cooperate with Parent and use its reasonable best efforts to provide that the individuals that Parent may designate prior to the Effective Time to serve as members of the board of directors of the Surviving Company or the board of directors (or any equivalent body) of any Subsidiary of the Company, shall be appointed as directors of the Company or directors (or such equivalent positions) of any such designated Subsidiary, in each case effective at, and conditioned upon the occurrence of, the Effective Time.

5.15. Financing Assistance from Company.

(a) Prior to the Closing and provided that it shall not unreasonably interfere with the business or ongoing operations of the Company or any of its Subsidiaries, the Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, use reasonable best efforts to provide all cooperation reasonably requested by Guarantor in connection with the arrangement of the Debt Financing, which reasonable best efforts shall include:

(i) furnishing the Required Information;

(ii) participating in (including using its reasonable best efforts to cause the members of senior management and the Representatives of the Company to participate in) a reasonable number of meetings, conference calls, presentations, meetings and calls with the Lenders and prospective lenders and sessions with rating agencies in connection with the Debt Financing, and assisting with the preparation of materials for rating agency presentations, bank information memoranda (including, to the extent necessary, assistance in preparation of an additional bank information memorandum that does not include material non-public information) and similar documents required in connection with the Debt Financing, including using reasonable best efforts to cause the execution and delivery of reasonable and customary representation letters in connection with such materials;

(iii) cooperating reasonably with the Lenders’ due diligence, to the extent customary and reasonable, in connection with the Debt Financing;

(iv) (A) assisting in the preparation of, and executed and delivering, one or more credit or other agreements, as well as any pledge and security documents, and any other definitive financing documents, collateral filings or other certificates or documents as may be reasonably requested by Guarantor and otherwise facilitating the pledging of collateral (including delivery of original stock certificates, if any, together with customary stock powers executed in blank, with respect to the Company and each of its Subsidiaries that are required by the definitive financing documents for the Debt Financing to be delivered in order to perfect the security interests of the Lenders in such collateral), (B) facilitating the taking of all corporate actions by the Company and its Subsidiaries with respect to entering into such definitive financing documents and necessary to permit consummation of the Debt Financing and (C) using reasonable best efforts to obtain documents requested by Guarantor relating to repayment of the indebtedness under the Credit Agreement and the release of the related Liens, including customary payoff letters and (to the extent required) evidence that notice of such repayment has been timely delivered to the Existing Lenders;

(v) providing at least five (5) Business Days prior to Closing all documentation and other information about the Company that is reasonably requested by the Lenders in writing at least ten (10) Business Days prior to Closing as the Lenders reasonably determine is required by applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act;

provided in each case that none of the Company or any of its Subsidiaries shall be required to enter into any agreement or deliver any guaranty, mortgage, collateral filing, blocked account control agreement, certificate, document or other instrument, in each case unless the effectiveness of which is contingent upon the Closing.

(b) The Company hereby consents to the use of its and its Subsidiaries’ logos solely for the purpose of obtaining the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective Intellectual Property rights therein.

(c) Nothing in this Agreement, (including this Section 5.15) shall (i) require any such cooperation to the extent that it would (A) require the Company or any of its Subsidiaries to enter into or approve any agreement or other documentation effective prior to the Closing or agree to any change or modification of any existing agreement or other documentation (including pursuant to clause (d) below) that would be effective prior to the Closing, (B) require the Company, or any of its Subsidiaries or any of their respective boards of directors (or equivalent bodies) to approve or authorize the Debt Financing prior to the occurrence of the Effective Time, (C) cause any condition to the Closing set forth in Section 6.1 or Section 6.2 to not be satisfied or otherwise cause any breach of this Agreement or (D) reasonably be expected to conflict with or violate the Company’s or its Subsidiaries’ respective charter documents or any applicable Law in any material respect, or result in the contravention of, or result in a violation or breach of, or default under, any material contract or (ii) require the Company or any Subsidiary to cause the delivery of legal opinions or reliance letters or any certificate as to solvency. No action, liability or obligations (including any obligation to pay any commitment, amendment or other fees or reimburse any expenses) of the Company, its Subsidiaries, or any of their respective Representative under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than the obligations set forth in this Agreement) shall be effective until the Closing. Guarantor shall, promptly upon the request of the Company, reimburse, indemnify and hold harmless the Company and the

Company Subsidiaries and their respective Representatives from an against any and all losses, damages, claims and out-of-pocket costs or expenses suffered or incurred by any of them in connection with the Debt Financing and any information utilized in connection therewith (other than with respect to written information provided by the Company or any of its Subsidiaries that resulted in liability).

(d) Promptly following Parent’s request, the Company shall take the actions set forth in Section 5.15(d) of the Company Disclosure Schedules.

ARTICLE VI

CONDITIONS PRECEDENT

6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or (to the extent permitted by applicable Law) waiver by such party at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval in connection with the adoption of this Agreement.

(b) HSR. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) CFIUS. The CFIUS Approval shall have been obtained (and all conditions to such approval required to be satisfied as of Closing shall have been satisfied or waived) and shall remain in full force and effect.

(d) No Injunctions or Restraints; Illegality. (i) No injunction, writ, order, award, judgment, settlement or decree or other legal restraint or prohibition issued by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect and (ii) no Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction which prohibits or makes illegal the consummation of the Merger.

6.2. Conditions to Obligations of Parent. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.1(a), Section 3.3, Section 3.7(a), Section 3.21 and Section 3.22 shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representations and warranties expressly relate to a specified date, in which case such representations and warranties shall be true and correct as of such specified date), (ii) the representations and warranties of the Company contained in Section 3.2(a), Section 3.2(b) and Section 3.2(c) shall be true and correct in all but de minimis respects as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date), (iii) the representations and warranties contained in Section 3.2(d) through Section 3.2(g) shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representations and warranties expressly relate to a specified date, in which case such representations and warranties shall be true and correct as of such specified date) and (iv) all other representations and warranties of the Company contained herein shall be true and correct as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (in each case without giving effect to any Material Adverse Effect or other materiality qualifications or limitations contained therein) (except to the extent any such representations and warranties expressly relate to a specified date, in which case such representations and warranties shall be so true and correct as of such earlier date), except, for purposes of this clause (iv), for any failures of such representations and warranties to be so true and correct to the extent that such failures have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(c) Required Money Transfer Permits. The Required Money Transfer Permits shall have been made or obtained, as applicable, and shall remain in full force and effect and all statutory waiting periods relating to such Required Money Transfer Permits shall have expired or been terminated (in each case, without the imposition of any Burdensome Condition). For purposes of this Agreement, “Required Money Transfer Permits” means (i) any Approval related to Money Transmitter Licenses, including in connection with a change in control of the Company or any of its Subsidiaries holding a Money Transmitter License, from or with any Governmental Entity specified in Section 6.2(c) of the Company Disclosure Schedules and (ii) all other Approvals related to Money Transmitter Licenses not listed in Section 6.2(c) of the Company Disclosure Schedules and in the case of each of clause (i) and (ii), required by applicable Legal Requirements to be made or obtained prior to the Effective Time, except, in the case of clause (ii), for such other Approvals the failure of which to be obtained or made prior to the Effective Time would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a material and adverse effect on Parent or its affiliates or the conduct of their businesses.

(d) No Burdensome Condition. The CFIUS Approval shall have been obtained without the imposition of any Burdensome Condition; provided, however, that this condition shall be deemed to be irrevocably waived by Parent unless Parent provides written notice to the contrary to the Company within five (5) Business Days of the satisfaction of the conditions set forth in Section 6.1(c).

6.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent contained in Section 4.11 shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date and (ii) the other representations and warranties of Parent contained herein shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made on and as of the Closing Date (in each case without giving effect to any Parent Material Adverse Effect or other materiality qualifications or limitations contained therein) (except to the extent any such representations and warranties expressly relate to a specified date prior to the date of this Agreement, which need only be true and correct as of such specified date), except for any failures of such representations and warranties to be so true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf Parent by an executive officer of Parent to the foregoing effect.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual consent of Parent and the Company in a written instrument;

(b) by either Parent or the Company, by written notice to the other party, if (i) any Governmental Entity which must grant a Required Money Transfer Permit has denied such approval and such denial has become final and non-appealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) by either Parent or the Company, by written notice to the other party, if the Effective Time shall not have occurred on or before January 26, 2018 (as such date may be extended pursuant to the following proviso, the “End Date”); provided, that if the condition set forth in Section 6.2(c) has not been satisfied or waived as of January 26, 2018 (but all other conditions to the Closing set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions)), then either the Company or Parent may extend the End Date to April 26, 2018 by delivery of written notice of such extension to the other party on or prior to the initial End Date, in which case the End Date shall be deemed for all purposes to be such later date; provided, further, that the right to terminate this Agreement pursuant to this

Section 7.1(c) shall not be available to (i) the Company if the failure of the Effective Time to occur by such date is due to the failure of the Company to perform or observe the covenants and agreements of the Company set forth herein or (ii) Parent, if the failure of the Effective Time to occur by such date is due to the failure of Guarantor, Parent or Merger Sub to perform or observe the covenants and agreements of such parties set forth herein;

(d) by either Parent or the Company (provided, that the terminating party (and, in the case of Parent, Guarantor or Merger Sub) is not then in material breach of any representation, warranty, covenant or other agreement contained herein), by written notice to the other party, if the other party (or, in the case of Parent, either Guarantor or Merger Sub) shall have breached (i) any of the covenants or agreements made by such other party (or, in the case of Parent, either Guarantor or Merger Sub) herein or (ii) any of the representations or warranties made by such other party (or, in the case of Parent, either Guarantor or Merger Sub) herein, and in either case, such breach (A) is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (B) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VI hereof;

(e) by either Parent or the Company, by written notice to the other party, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof);

(f) by Parent, by written notice to the Company, prior to obtaining Company Stockholder Approval, if (i) the Company Board shall have effected a Change of Recommendation, whether or not permitted under this Agreement, (ii) the Company shall have breached Section 5.3 by failing to call and hold the Company Stockholders Meeting as provided therein, or materially breached Section 5.4, (iii) the Company shall have failed to publicly recommend against any tender offer or exchange offer that constitutes a Company Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s stockholders) within ten (10) Business Days after the commencement (as such term is defined in Rule 14d-2 of the Exchange Act) of such tender offer or exchange offer or (iv) to the extent requested in writing by Parent, the Company Board shall have failed to publicly reaffirm the Company Recommendation within ten (10) Business Days after the date a Company Acquisition Proposal has been publicly announced (or, if later, within three (3) Business Days of Parent’s written request);

(g) by the Company, by written notice to Parent, if (i) all of the conditions in Section 6.1 and Section 6.2 have been satisfied or waived in writing by Parent (other than those conditions that by their nature are to be satisfied at the Closing; provided, that such conditions are capable of being satisfied), (ii) on or after the date the Closing should have occurred pursuant to Section 1.2, the Company has delivered written notice to Parent that (A) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived in writing by Parent (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are capable of being satisfied), (B) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived in writing by the Company (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are capable of being satisfied) and (C) the Company is ready, willing and able to consummate the Closing, and (iii) Parent and Merger Sub have failed to consummate the Closing on or before the third (3rd) Business Day after delivery of the notice referenced in clause (ii) of this Section 7.1(g) (or, if earlier, the Business Day immediately prior to the End Date), and the Company stood ready, willing and able to consummate the Closing throughout such period; or

(h) by the Company, by written notice to Parent, prior to obtaining the Company Stockholder Approval, if (i) the Company Board authorizes the Company, subject to complying with the terms of Section 5.4(e), to enter into a binding definitive agreement to effect a transaction constituting a Company Superior Proposal, (ii) the Company prior to or concurrently with such termination pays to Parent in immediately available funds the Termination Fee and (iii) the Company enters into such binding definitive agreement substantially concurrently with such termination.

7.2. Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub, Guarantor, the Company, or any other Company Related Party or Parent Related Party shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 5.15(c), this Section 7.2 and Article VIII, as well as the Confidentiality Agreement and the Payment Guarantee, shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement but subject to Section 7.2(g), neither Parent, Merger Sub, Guarantor nor the Company shall be relieved or released from any liabilities or damages arising out of its “willful and material breach” of any provision of this Agreement or fraud; provided, that in no event shall any party hereto be liable for any punitive damages. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act taken by the breaching party, or the failure by the breaching party to take an act it is required to take under this Agreement, when the breaching party knew that the taking of, or the failure to take, such act would, or would be reasonably expected to, cause a breach of this Agreement.

(b) The Company shall pay Parent or its designee, by wire transfer of immediately available funds, the Termination Fee if this Agreement is terminated as follows:

(i) if this Agreement is terminated by (A) Parent pursuant to Section 7.1(f) (Change in Recommendation, etc.) then the Company shall pay to Parent the Termination Fee on the second (2nd) Business Day following such termination or (B) the Company pursuant to Section 7.1(h) (Superior Proposal) then the Company shall pay to Parent the Termination Fee prior to or concurrent with such termination; and

(ii) if this Agreement is terminated (A) (1) by either Parent or the Company pursuant to Section 7.1(c) (End Date) or by Parent pursuant to Section 7.1(d) (Terminable Breach) or (2) by either Parent or the Company pursuant to Section 7.1(e) (Failure to Obtain Stockholder Approval), (B) (1) in the case of (A)(1), a Company Acquisition Proposal, whether or not conditional, shall have been publicly announced or otherwise communicated to the Company Board at any time after the date of this Agreement and prior to the termination of this Agreement or (2) in the case of (A)(2), a Company Acquisition Proposal, whether or not conditional, shall have been publicly announced and not withdrawn prior to the Company Stockholders Meeting and (C) within twelve (12) months of such termination the Company or any of its Subsidiaries enters into an agreement with respect to (or consummates) any Company Acquisition Proposal whether or not with a person that made a Company Acquisition Proposal prior to the date of such termination, then the Company shall pay the Termination Fee to Parent or its designee on the date of such execution or consummation, provided, however, that solely for the purpose of this clause (ii), all references in the definition of Company Acquisition Proposal to “20% or more” shall instead refer to “50% or more”; provided further, that, notwithstanding the foregoing, the Termination Fee shall not be payable to Parent if (x) the Parent Termination Fee is payable to the Company pursuant to Section 7.2(c)(ii) or (y) the Parent Regulatory Termination Fee is payable to the Company pursuant to Section 7.2(d)(ii) (unless, with respect to this clause (y), the agreement with respect to the Company Acquisition Proposal (or the consummated transaction) referenced in clause (C) above is with a person that made a Company Acquisition Proposal following the date of this Agreement and prior to the date of the termination of this Agreement). “Termination Fee” means $30 million in cash.

(c) Parent shall pay or cause to be paid to the Company or its designee, by wire transfer of immediately available funds, $60 million (the “Parent Termination Fee”), on the second (2nd) Business Day following termination of this Agreement, if this Agreement is terminated as follows:

(i) by the Company pursuant to Section 7.1(g) (Parent Failure to Close); or

(ii) (A) by the Company, pursuant to Section 7.1(d)(i) (Terminable Breach), as a result of Parent’s or Merger Sub’s willful and material breach of its covenants and agreements set forth herein for which the Company was not able to obtain or enforce specific performance or an injunction as a remedy for such willful and material breach or such remedy was not available or (B) by Parent, pursuant to Section 7.1(b)(ii) as a result of a final non-appealable order issued by the President of the United States pursuant to the Defense Production Act prohibiting the consummation of the transactions contemplated by this Agreement, which resulted or was caused by Parent’s or Merger Sub’s willful and material breach of its covenants and agreements set forth herein for which the Company was not able to obtain or enforce specific performance or an injunction as a remedy for such willful and material breach or such remedy was not available.

(d) Parent shall pay or cause to be paid to the Company or its designee, by wire transfer of immediately available funds, $17.5 million (the “Parent Regulatory Termination Fee”) on the second (2nd) Business Day following termination of this Agreement, if this Agreement is terminated as follows:

(i) by Parent or the Company pursuant to Section 7.1(b)(ii) (Injunction) as a result of a final non-appealable order issued by the President of the United States pursuant to the Defense Production Act prohibiting the consummation of the transactions contemplated by this Agreement; provided that at the time of such termination, the Company’s failure to perform or observe its covenants and agreements set forth herein was not the primary cause of the order or other prohibition contemplated by Section 7.1(b)(ii); and

(ii) by Parent or the Company, pursuant to Section 7.1(c) (End Date) if at the time of such termination all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived other than the conditions set forth in Section 6.1(c) (CFIUS), Section 6.1(d) (No Injunctions) (as a result of a final non-appealable order a final non-appealable order issued by the President of the United States pursuant to the Defense Production Act prohibiting the consummation of the transactions contemplated by this Agreement) or Section 6.2(d) (Burdensome Condition); provided that at the time of such termination, the Company’s failure to perform or observe its covenants and agreements set forth herein was not the primary cause of the failure of any such condition.

(e) Any Termination Fee, Parent Termination Fee or Regulatory Termination Fee that becomes payable pursuant to Section 7.2(b), Section 7.2(c) or Section 7.2(d) shall be paid by wire transfer of immediately available funds to an account designated by Parent or the Company, as applicable. The parties agree and understand that (i) in no event shall the Company be required to pay the Termination Fee on more than one occasion and (ii) in no event shall Parent be required to pay both the Parent Termination Fee and the Parent Regulatory Fee or pay either the Parent Termination Fee or the Parent Regulatory Termination Fee on more than one occasion.

(f) The Company and Parent agree that the agreements contained in Section 7.2(b), Section 7.2(c) and Section 7.2(d) are integral parts of the transactions contemplated by this Agreement. The parties agree that the Termination Fee, the Parent Termination Fee and the Parent Regulatory Termination Fee shall not constitute a penalty but are liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. In the event that a party is required to commence litigation as set forth in Section 8.11 to seek all or a portion of the amounts payable to such party under this Section 7.2, and such party prevails in the litigation, it shall be entitled to receive, in addition to all amounts that it is otherwise entitled to receive under this Section 7.2, all reasonable expenses (including attorneys’ fees) which it has incurred in enforcing its rights hereunder, together with interest on such amount or portion thereof at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made through the date the payment was actually received (collectively, the “Expense and Interest Payments”).

(g) Notwithstanding anything to the contrary in this Agreement, if any party breaches this Agreement or fails to perform any of its covenants, obligations or agreements hereunder (whether such breach or failure is willful and material, unintentional or otherwise), the sole and exclusive remedies (whether such remedies are sought in equity or at law, in contract, in tort or otherwise) of the non-breaching party or parties against the Company Related Parties,

Parent Related Parties or the Lender Related Parties, as the case may be, for any losses, damages, costs, expenses, obligations or liabilities arising out of or related to this Agreement (or any breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement), the transactions contemplated by this Agreement (or any failure of such transactions to be consummated), the Debt Commitment Letter and the financings contemplated therein (or any failure of such financings to be consummated) shall be:

(i) the right to obtain an injunction, specific performance or other equitable relief in accordance with the terms and subject to the limitations of Section 8.12; and

(ii) the Company’s right to terminate this Agreement in accordance with Section 7.1 and (A) receive the Parent Termination Fee in the circumstances under which such fee is payable pursuant to Section 7.2(c) (and, if applicable, any Expense and Interest Payments) or the Parent Regulatory Termination Fee in circumstances where it is payable pursuant to Section 7.2(d) (and if applicable, any Expense and Interest Payments) and (B) in any circumstance in which the Parent Termination Fee or Parent Regulatory Termination Fee is not payable pursuant to Section 7.2(c) or Section 7.2(d), seek money damages from Parent in the event of Guarantor’s, Parent’s or Merger Sub’s willful and material breach of any of their representations, warranties, covenants, obligations or agreements contained in this Agreement or fraud; provided, however, that in the circumstances described in this clause (B), in no event shall Parent or Merger Sub have any monetary liability or obligations in excess of an amount equal to the amount of the Parent Termination Fee (and, if applicable, any Expense and Interest Payments); and

(iii) Parent’s right to terminate this Agreement in accordance with Section 7.1 and (A) receive the Company Termination Fee in the circumstances under which such fee is payable pursuant to Section 7.2(b) (and, if applicable, any Expense and Interest Payments) and (B) in any circumstance under which the Termination Fee is not payable pursuant to Section 7.2(b), seek money damages from the Company in the event of the Company’s willful and material breach of any of its representations, warranties, covenants, obligations or agreements contained in this Agreement or fraud; provided, however, that in the circumstances described in clause (B) above, in no event shall the Company have any monetary liability or obligations in excess of an amount equal to the amount of the Parent Termination Fee (and, if applicable, any Expense and Interest Payments).

(h) While each of the Company and Parent may pursue both a grant of specific performance in accordance with Section 8.12 and the payment of the Parent Termination Fee or the Company Termination Fee, as applicable, under no circumstances shall the Company or Parent be permitted or entitled to receive both a grant of specific performance that results in the Effective Time occurring and the Parent Termination Fee or the Company Termination Fee, as applicable.

(i) Notwithstanding anything in this Agreement, in no event shall the Company (and the Company shall cause the Company Related Parties to not) seek, directly or indirectly, to recover against any Lender Related Parties, or compel payment by any Lender Related Parties of, any damages or other payments whatsoever or bring against any Lender

Related Parties any actions or other Claims (whether such remedies are sought in equity or at law, in contract, in tort or otherwise), in each case in this clause arising out of or related to this Agreement (or any breach of any representation, warranty, covenant, agreement or obligation contained herein), the transactions contemplated by this Agreement (or any failure of such transactions to be consummated), the Debt Commitment Letter and the financings contemplated therein (or any failure of such financings to be consummated), or in respect of any oral representations made or alleged to be made in connection with this Agreement or the Debt Commitment Letter; provided that the foregoing shall not restrict Claims that the Company may assert: (x) against each of Parent and Merger Sub under, and solely pursuant to the terms and limitations of, this Agreement, (y) against Guarantor under, and solely pursuant to the terms and limitations of, the Guaranty, set forth in Section 8.16 and subject to the other terms and limitations of this Agreement and (z) against the Issuer Bank under the Payment Guarantee.

ARTICLE VIII

GENERAL PROVISIONS

8.1. Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

8.2. Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval; provided, further, that no amendment to Sections 7.2(i), 8.2, 8.9(b), 8.11(c) and 8.15, in each case to the extent such amendment would affect the rights of a Lender (or any Lender Related Party relating to such Lender) shall be effective as to such Lender without such Lender’s consent. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.3. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.4. Expenses. Except as provided in Section 7.2, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expense whether or not the Merger is consummated.

8.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile (upon confirmation of receipt) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) if to Parent or Merger Sub, to:

Alipay (UK) Limited

c/o 26/F Tower One, Times Square

1 Matheson Street

Causeway Bay, Hong Kong

Attn: General Counsel

Fax: (852) 2215-5321

with copies to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn: Lee A. Meyerson

Fax: (212) 455-2502

and

Simpson Thacher & Bartlett LLP

ICBC Tower – 35th Floor

3 Garden Road, Central

Hong Kong, China

Attn: Kathryn King Sudol

Fax: (852) 2869-7694

(b) if to the Company, to:

MoneyGram International, Inc.

2828 N. Harwood St., 15th Floor

Dallas, TX 75201

Fax: (214) 999-7670

Attn: Aaron Henry

with a copy to (which shall not constitute notice):

Vinson & Elkins LLP

Trammell Crow Center

2001 Ross Avenue

Suite 3700

Dallas, TX 75201-2975

Attn: Alan J. Bogdanow

Fax: (214) 999-7857

and

Vinson & Elkins LLP

1001 Fannin Street

Suite 2500

Houston, TX 77002- 6760

Attn: Lande Spottswood

Fax: (713) 615-5171

8.6. Certain Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company as determined by the Company in good faith than those contained in the Confidentiality Agreement.

“affiliate” means (unless otherwise specified), with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person.

“Agent” means any person that is duly authorized to represent and/or act for another person under a contract or relation of agency, but excluding any Authorized Delegate.

“Approval” shall mean a consent, authorization, approval, filing, registration, license, franchise, permit, exemption, variance, waiver or non-objection of any Governmental Entity.

“Authorized Delegate” means a person that undertakes to disburse funds to, or credit, deposit or apply funds to the account or for the benefit of, recipients or beneficiaries of fund transfers initiated by customers of the Company or its Subsidiaries.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking organizations in New York, New York or Dallas, Texas are required or authorized by Law to be closed.

“CFIUS Approval” means any of the following: (a) the thirty (30)-day review period under the Defense Production Act shall have expired and the parties shall have received notice from CFIUS that such review has been concluded and that either the transactions contemplated hereby do not constitute a “covered transaction” under the Defense Production Act or there are no unresolved national security concerns, and all action under the Defense Production Act is concluded with respect to the transactions contemplated hereby, or (b) an investigation shall have been commenced after such thirty (30)-day review period and CFIUS shall have determined to conclude all action under the Defense Production Act without sending a report to the President of the United States, and the parties shall have received notice from CFIUS that there are no unresolved national security concerns, and all action under the Defense Production Act is concluded with respect to the transactions contemplated hereby, or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby, or the time permitted by law for such action shall have lapsed.

“Claims” means any civil, criminal, or administrative actions, suits, demands, claims, hearings, investigations, proceedings, settlements, or enforcement actions commenced, brought, conducted or heard by or before otherwise involving, a Governmental Entity or any arbitrator or arbitration panel.

“Company Acquisition Proposal” means any inquiry, proposal or offer from any person or “group” (as defined in or under Section 13(d) of the Exchange Act) (other than Parent or any of its Subsidiaries) relating to, or that could reasonably be expected to lead to, any direct or indirect (a) acquisition, purchase or sale of a business or assets that constitute 20% or more of the consolidated business, revenues, net income or assets (including stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, (b) merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving (i) the Company or (ii) one or more Subsidiaries of the Company representing 20% or more of the consolidated business, revenues, net income or assets of the Company and its Subsidiaries, (c) purchase or sale of, or tender or exchange offer (including a self-tender offer) for, securities of the Company or any of its Subsidiaries that, if consummated, would result in any person (or the stockholders of such person) or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning securities representing 20% or more of the equity or total voting power of the Company, any of its Subsidiaries or the surviving parent entity in such transaction or (d) any public announcement of a proposal, plan or intention to do any of the foregoing or any Contract to engage in any of the foregoing.

“Company Superior Proposal” means a bona fide written Company Acquisition Proposal (with all references in the definition of Company Acquisition Proposal to “twenty percent (20%)” changed to “fifty percent (50%)” for purposes of this definition) made by any person or “group” (as defined in or under Section 13(d) of the Exchange Act) on terms that the Company Board determines in good faith, after consultation with the Company’s outside financial and legal advisors, is reasonably likely to be consummated and would result, if consummated, in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the Company Merger, after taking into account (a) the legal, financial, regulatory or other aspects of such proposal, (b) the likelihood and timing of consummation (as compared to the transactions contemplated by this Agreement) and (c) any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent (including pursuant to Section 5.4 of this Agreement).

“Company Related Party” shall mean the Company and each former, current or future affiliate, officer, director, manager, employee, stockholder, equityholder, member, manager, partner, agent, representative, successor or assign of the Company or any former, current or future affiliate, officer, director, manager, employee, stockholder, equityholder, member, manager, partner, agent, representative, successor or assign of any of the foregoing.

“Contract” means any written or oral license, lease, agreement, contract, understanding, permit, concession, franchise, note, bond, mortgage, indenture, deed of trust or other instrument or obligation, in each case to which there are continuing rights, liabilities or obligations.

“control” with respect to the relationship between or among two (2) or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of March 27, 2013, by and among the Company, as borrower, Bank of America, N.A., as administrative agent, certain lender parties thereto and the other agents party thereto.

“Governmental Entity” means any national, federal, state, local or foreign court, administrative agency or commission or other governmental or regulatory authority or instrumentality or self-regulatory organization.

“Infringing” means infringing, misappropriating, diluting or otherwise violating.

“Intellectual Property” means all intellectual property rights worldwide, including (a) trademarks, service marks, trade names, corporate names, Internet domain names, social and mobile media identifiers, logos and other source identifiers and all goodwill associated therewith and symbolized thereby, (b) patents, rights in inventions, methods and processes, (c) trade secrets, know-how, rights in models and algorithms (d) copyrights and rights in copyrighted works (including software), and (e) all registrations, applications, renewals, continuations, continuations-in-part, divisions, re-issues, re-examinations and foreign counterparts thereof.

“knowledge” means, (a) with respect to the Company, the actual knowledge of the individuals set forth in Section 8.5 of the Company Disclosure Schedule and (b) with respect to Parent, the actual knowledge of the individuals set forth in Section 8.5 of the Parent Disclosure Schedule.

“Legal Requirement” shall mean any applicable federal, state, local, territorial, provincial, regional, municipal, foreign or supranational law, statute, constitution, treaty, principle of common law, directive, resolution, ordinance, code, edict, writ, decree, rule, regulation, judgment, injunction, order, award, ruling or requirement (including Privacy Laws) issued, enacted, adopted, promulgated, implemented or otherwise put into effect in any nation, state, commonwealth, province, territory, country, municipality, district or other jurisdiction of any nation by or under the authority of any Governmental Entity, and any rule, regulation or operating or technical standard or guidance issued, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any payment system in which the Company or any of its Subsidiaries processes transactions.

“Lender Related Party” shall mean any Lender and any of its former, current and future affiliates, officers, directors, managers, employees, controlling persons, stockholders, equityholders, members, managers, partners, agents, representatives, successors or assigns or any former, current and future affiliate, officer, director, manager, employee, controlling person, stockholders, equityholder, member, manager, partner, agent, representative, successor or assign of any of the foregoing.

“Lenders” means the agents, arrangers, lenders and other entities that have committed to provide or arrange all or any part of the Debt Financing or any other financing to be obtained by Parent (or any of its affiliates) in connection with the transactions contemplated hereby, including the parties to any joinder agreements, incremental agreements, credit agreements or loan agreements entered into in connection therewith, and their respective successors and assigns.

“Liens” means any liens, licenses, charges, encumbrances, adverse ownership rights or claims and security interests whatsoever.

“Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, (a) has or would be reasonably expected to have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or (b) that prevents or materially delays or materially impairs, or that would reasonably be expected to prevent, materially delay or materially impair, the Company’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred pursuant to clause (a) above, there shall be excluded any effect on the Company and its Subsidiaries to the extent caused by, resulting from or relating to (i) any change after the date of this Agreement in Laws of general applicability or published interpretations thereof by courts or Governmental Entities or in U.S. GAAP, (ii) the announcement or execution of this Agreement or the transactions contemplated hereby, including the identity of Parent and any announced plans or intentions of Parent with respect to the Company or the business of the Company and its Subsidiaries following the Closing; (iii) any changes after the date of this Agreement in general political, tax, economic or business conditions in the United States or any country or region in the world in which the Company or any of its Subsidiaries does business, or any changes in securities, credit or capital market conditions, including interest rates or exchange rates; (iv) the failure by the Company and its Subsidiaries to meet internal projections or forecasts or published revenue or earnings predictions for any period ending on or after the date of this Agreement or a decrease in the market price or the trading volume of shares of Common Stock; provided that the exception in this clause (iv) shall not prevent the underlying facts giving rise or contributing to such failure or decrease from being taking into account in determining whether a Material Adverse Effect has occurred; (v) hurricanes, earthquakes, floods or other natural disasters; (vi) the commencement, continuation or escalation of a war (whether or not declared), armed hostilities or acts of terrorism; (vii) any change or effect generally affecting the money transmission industry, (viii)

the performance by Company or any of its affiliates of its or their express obligations under this Agreement or (ix) any action or omission by the Company taken at the express written request Parent; provided, that the effect of such changes described in clauses (i), (iii), (v), (vi) or (vii) shall not be excluded to the extent of the disproportionate impact, if any, they have on the Company and its Subsidiaries relative to other participants in the money transmission industry; provided, further, that clause (ii) shall not apply to the use of Material Adverse Effect in Section 3.4 (or Section 6.2(a) as it applies to Section 3.4).

“Materials of Environmental Concern” shall mean any pollutant, contaminant, hazardous or toxic substance or waste, or other similar substance regulated by any Environmental Law.

“Money Transmitter License” shall mean any Approval that is necessary under any Money Transmitter Requirement to entitle the Company or any of its Subsidiaries to carry on and conduct its businesses as currently conducted.

“Money Transmitter Requirements” shall mean any and all Legal Requirements relating to the business of transmitting money or other payment or money services businesses.

“NASDAQ” means the National Association of Securities Dealers Automated Quotations.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Parent Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences prevents or materially delays or materially impairs, or that would reasonably be expected to prevent, materially delay or materially impair, Guarantor’s, Parent’s and Merger Sub’s ability to perform their respective obligations under this Agreement or consummate the transactions contemplated hereby.

“Parent Related Party” shall mean Parent, Merger Sub and any of their respective former, current and future affiliates, officers, directors, managers, employees, stockholders, equityholders, members, managers, partners, agents, representatives, successors or assigns or any former, current and future affiliate, officer, director, manager, employee, stockholders, equityholder, member, manager, partner, agent, representative, successor or assign of any of the foregoing.

“Permitted Lien” shall mean (a) routine statutory Liens securing liabilities not yet due and payable and (b) Liens existing or expressly permitted pursuant to the Credit Agreement existing as of the date of this Agreement.

“person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, government or any agency or political subdivision thereof, or any other entity or any group (as defined in Section 13(d)(3) of the Exchange Act) comprised of two or more of the foregoing.

“PRC” shall mean People’s Republic of China.

“Required Information” means all financial statements relating to the Company necessary to satisfy the conditions in paragraphs 3 of Exhibit C to the Debt Commitment Letter as in effect on the date of this Agreement; provided that such information shall not satisfy such conditions if (1) Ernst & Young LLP or Deloitte & Touche LLP shall have withdrawn their audit opinions with respect to any audited financial statements contained in the Required Information, in which case the Required Information shall not be deemed to have been provided unless and until a new unqualified audit opinion is issued with respect to such financial statements by Ernst & Young LLP, Deloitte & Touche LLP or another independent accounting firm of nationally recognized standing; or (2) the Company shall have publicly announced any intention to restate any historical financial statements of the Company included in the Required Information, or the Company shall have publicly announced that such restatement is under consideration, in which case the Required Information shall not be deemed to have been provided unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has publicly announced that it has concluded no such restatement shall be required.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Subsidiary” means, with respect to any person, any other corporation, partnership, joint venture, limited liability company or any other entity (a) of which such first person or a Subsidiary of such first person is a general partner or managing member or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned or controlled by such first person and/or one or more Subsidiaries thereof.

“Transaction Documents” means this Agreement and the Voting and Support Agreements.

“U.S. GAAP” means United States generally accepted accounting principles.

8.7. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, all references to “dollars” or “$” are to United States dollars. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments. References to a party or to the parties to this Agreement refers to the Company, Parent, Merger Sub and Guarantor, individually or collectively, as the case may be.

8.8. Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.9. Entire Agreement; Third Party Beneficiaries.

(a) This Agreement (together with the documents and the instruments referred to herein and the Payment Guarantee, Voting and Support Agreements, the Debt Commitment Letter and the Confidentiality Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b) Except for: (i) Article II, with respect to the rights of holders of Shares and Series D Preferred Stock to receive payment of the Merger Consideration and the rights of the holders of Company Options or Company RSUs to receive the Option Consideration and the Converted Awards, which from and after the Effective Time shall be for the benefit of any person entitled to such payment or award thereunder, (ii) Section 5.7, which from and after the Effective Time shall be for the benefit of each Indemnified Party, his or her heirs and personal representatives and (iii) Sections 7.2(i), 8.2, 8.9(b), 8.11(c) and 8.15, which shall be for the benefit of the Lender Related Parties, Parent, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein.

(c) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties may be subject to waiver by the parties hereto in accordance with Section 8.4 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

8.11. Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Each of the parties irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, of any Delaware state or federal court within the State of Delaware) for the purpose of any Claim directly or indirectly based upon, arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement (including with respect to the Debt Financing) or the actions of Guarantor, Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof. With respect to this Section 8.11(a), each of the parties (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, of any Delaware state or federal court within the State of Delaware) with respect to any matter relating to or arising under this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) except as set forth in Section 8.11(c), agrees that it will not bring any such proceeding in any court other than the Delaware state or federal courts within the State of Delaware, as described above. With respect to this Section 8.11(a), each of the parties irrevocably consents to the service of process out of any of the aforementioned courts in any such action, suit or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address specified pursuant to Section 8.5, such service of process to be effective upon acknowledgment of receipt of such registered mail.

(b) EACH OF PARENT, MERGER SUB, THE COMPANY AND GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING WITH RESPECT TO THE DEBT FINANCING) OR THE ACTIONS OF GUARANTOR, PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

(c) Notwithstanding anything to the contrary in this Agreement, each of the parties acknowledges and irrevocably agrees: (i) that any Claim, whether at law or in equity, in contract, in tort or otherwise, involving the Lender Related Parties arising out of, or relating to, the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each of the parties submits to the exclusive jurisdiction of such court with respect to any such Claim; (ii) not to bring or permit any of their affiliates to bring or support anyone else in bringing any such Claim in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in the Debt Commitment Letter will be effective service of process against them for any such Claim brought in any such court; (iv) to waive and hereby does waive, to the fullest extent permitted by applicable Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Claim in any such court; (v) that any such Claim will be governed and construed in accordance with the laws of the State of New York; and (vi) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

8.12. Specific Performance.

(a) Each of Parent, Merger Sub, Guarantor and the Company agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, subject to Section 8.12(b), Parent, Merger Sub and the Company shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 8.11(a) above, this being in addition to any other remedy to which they are entitled at law or in equity. Each of Parent, Merger Sub, Guarantor and the Company agrees that, subject to Section 8.12(b), it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction, specific performance or other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court having jurisdiction related to this Agreement as provided in Section 8.11(a), may seek such an injunction without the necessity of demonstrating damages or posting a bond or other security in connection with any such injunction or other equitable relief. Subject to Section 8.12(b), each of Guarantor, Parent and Merger Sub, on the one hand, and the Company, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Parent, Merger Sub or Guarantor, or the Company, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent, Merger Sub or Guarantor, or the Company, as applicable, under this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement (including Section 8.12(a)), it is explicitly agreed that the Company shall have the right to obtain an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligation to effect the Closing or consummate the Merger (and Guarantor’s obligation to contribute to or otherwise make available to Parent and/or Merger Sub to proceeds of the Debt Financing in accordance with Section 8.16) in accordance with the terms of this Agreement if and only if (i) all conditions in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (but subject to the satisfaction of such conditions at the Closing)) at the time when the Closing is required to occur pursuant to Section 1.2, (ii) the Debt Financing has been funded or will be funded at the Closing on the terms set forth in the Debt Commitment Letters and (iii) the Company has confirmed in a written notice to Parent that if an injunction, specific performance or other equitable remedy is granted, then the Company will take such actions required of it to effect the Closing and consummate the Merger.

8.13. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this

Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

8.14. Assignment. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party, except that Parent and Merger Sub may assign (in whole but not in part) its rights and obligations hereunder to any wholly owned Subsidiary of Parent after providing written notice thereof to the Company at least five (5) Business Days in advance thereof; provided, however, that no such assignment shall be permitted without the prior written consent of the Company if such assignment could increase the risk that any of the conditions set forth in Article VI may not be satisfied or may be delayed in being satisfied, result in a breach of any of covenants and agreements set forth in this Agreement or could reasonably be expected to adversely affect the Company; provided, further, however, that no such assignment shall relieve Parent or Merger Sub of any obligation or liability under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.15. Non-Recourse. Any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against persons that are expressly named as parties hereto (including, for the avoidance of doubt, Guarantor), and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Company, Parent or Merger Sub or any of their respective affiliates or Representatives (including any Lender Related Party), in each case, that is not a party hereto, shall have any liability hereunder or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent, Guarantor or Merger Sub under this Agreement or for any action, suit, arbitration, claim, litigation, investigation or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto. For the avoidance of doubt, this Section 8.15 does not limit or affect any rights or remedies that Parent or Merger Sub may have against the parties to the Debt Commitment Letter and does not limit or affect any rights or remedies that the Company may have against the Issuing Bank under the Payment Guaranty.

8.16. Guaranty.

(a) Guarantor, in order to induce the Company to execute and deliver this Agreement, hereby (i) agrees to contribute to or otherwise make available to Parent and/or Merger Sub the proceeds of the Debt Financing necessary to pay the aggregate Merger Consideration and all other cash amounts required to be paid by Parent in accordance with

Article II and (ii) absolutely, unconditionally and irrevocably guarantees (the “Guaranty”) the due, punctual and full payment and performance of Parent’s and Merger Sub’s (including its permitted assigns) obligations to pay the Parent Termination Fee or the Parent Regulatory Termination Fee (and, if applicable, any Expense and Interest Payments) and any amounts payable pursuant to Section 8.16(e), if and when owed.

(b) This Guaranty is a guarantee of payment and performance, and not of collection, and Guarantor acknowledges and agrees that this Guaranty is full and unconditional, and no release or extinguishment of Parent’s or Merger Sub’s and/or their designees’ or assignees’ liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this Guaranty. Parent and Merger Sub hereby waive any right to require the Company, as a condition of payment or performance by Parent or Merger Sub of any obligations of Parent or Merger Sub hereunder, to proceed against Parent or Merger Sub or pursue any other remedy whatsoever in the event that Parent and Merger Sub fails to perform its obligations hereunder.

(c) Guarantor represents and warrants to the Company that (i) Guarantor is duly organized and validly existing under the Laws of the Hong Kong Special Administrative Region, and has full corporate power and authority to execute and deliver this Guaranty and Agreement, and to perform its obligations hereunder, (ii) the execution and delivery of this Guaranty and Agreement and the consummation by Guarantor of the transactions contemplated hereby have been duly and validly approved by the requisite corporate action, and (iii) no other corporate or stockholder proceedings on the part of Guarantor (or its equityholder) is necessary to authorize the execution, delivery and performance by Guarantor of this Guaranty and Agreement.

(d) Guarantor represents and warrants to the Company that the execution, delivery or performance of this Guaranty and Agreement by Guarantor will not (i) violate any provision of the organizational documents of Guarantor, (ii) violate or conflict with any applicable Law or Legal Requirement binding on Guarantor, (iii) require the consent, approval, order or authorization of, filing or registration with, or notification to any Governmental Entity, (iv) cause any Lien to be created or imposed upon any of Guarantor’s assets or property or (v) violate, conflict with, require consent under, or result in the breach of or loss of benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any Contract to which Guarantor is a party or by which it or any of its property is or may be bound or affected, except, in each case of clauses (ii), (iii), (iv) and (v), as would not prevent or materially delay or materially impair Guarantor’s ability to perform its obligations hereunder.

(e) Guarantor shall, promptly upon the request of the Company, reimburse, indemnify and hold harmless the Company and the Company Subsidiaries and their respective Representatives from and against any and all losses, damages, claims and reasonable out-of-pocket costs or expenses suffered or incurred by any of them in connection with the Debt Financing and any information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries).

(f) Guarantor shall use its reasonable best efforts to obtain, or cause to be obtained, the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using its reasonable best efforts with respect to (i) maintaining in effect the Debt Commitment Letter (except to the extent replaced by binding commitments for the Term Loan Facility (as defined in the Debt Commitment Letter)), (ii) negotiating definitive agreements with respect to the Debt Financing consistent with the terms and conditions contained therein or, if available, on other terms that are acceptable to Guarantor in its sole discretion (subject to the restriction on amendments below) and would not adversely affect the ability of Parent to consummate the transactions contemplated herein, and (iii) satisfying on a timely basis all conditions applicable to Guarantor and its Subsidiaries to obtaining the Debt Financing that are within Guarantor’s control.

(g) Guarantor shall not, without the prior written consent of the Company, (i) terminate the Debt Commitment Letter (unless the Debt Commitment Letter is replaced in a manner consistent with the following clause (ii) in order to obtain binding commitments with respect to the Term Loan Facility) or (ii) permit any amendment or modification to, or any waiver of any material provision or remedy under, or replace, the Debt Commitment Letter if such amendment, modification, waiver, or replacement (A) would add any new material conditions to the Debt Financing (or modify any existing condition in a manner adverse to Guarantor), (B) reduce the aggregate amount of the Debt Financing, (C) could reasonably be expected to prevent, impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement or (D) could reasonably be expected to adversely impact the ability of Guarantor to enforce its rights against the Lenders or any other parties to the Debt Commitment Letter or the definitive agreements with respect thereto; provided, that Guarantor may amend the Debt Commitment Letter to add lenders, arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof and provide such lenders, arrangers, bookrunners, syndication agents or similar entities with consent rights with respect to existing conditions to the consummation of the Debt Financing (with such debt financing commitment, as amended, modified, waived or replaced in accordance with this clause (g) or clause (h) below, to be considered for all purposes under Section 5.15 and Section 8.16, the “Debt Commitment Letter” hereunder and the debt financing under such debt financing commitment, to be considered for all purposes under Section 5.15 and Section 8.16, the “Debt Financing” hereunder; Parent shall be deemed to have made the representations set forth in Section 4.9 of this Agreement mutatis mutandis with respect to such replacement documentation as the date hereof).

(h) In the event that any portion of the aggregate amount of the Debt Financing becomes unavailable (other than as a result of voluntary termination, which shall be governed by clause (g) above), regardless of the reason therefor, Guarantor shall (i) promptly notify the Company of such unavailability and, to the knowledge of Guarantor, the reason therefor and (ii) use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing (in an amount sufficient to enable the transactions contemplated by this Agreement to be consummated) from the same or other sources.

(i) In the event the Debt Commitment Letter is replaced in accordance with clause (g) or (h) above, Parent shall provide the Company drafts of the documentation relating to any replacement commitment (including any fee letter with respect thereto, redacted in customary form).

(j) In the event that all conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction of such conditions) and all of the conditions set forth in the Debt Commitment Letter are satisfied or waived, on the Closing Date (as determined in accordance with Section 1.2), Guarantor shall cause the Lenders to fund the Debt Financing, to the extent the proceeds thereof are required to consummate the Merger and the other transactions contemplated hereby, and shall enforce its rights under the Debt Commitment Letter (including in the event of any breach or purported breach thereof and including by taking enforcement action to cause the Lenders to fund such Debt Financing).

(k) Guarantor shall keep the Company reasonably informed on a current and timely basis of the status of Guarantor’s efforts to obtain the Debt Financing and to satisfy the conditions thereof, including advising and updating the Company, in a reasonable level of detail, of any breach or threatened breach of the Debt Commitment Letter by the Lenders or the Guarantor and any event that could reasonably be expected to adversely impact the ability of the Guarantor to obtain the financing on the terms set forth in the Debt Commitment Letter.

(l) Notwithstanding anything contained in this Agreement to the contrary, Guarantor expressly acknowledges and agrees that neither its obligations hereunder, nor Parent’s or Merger Sub’s obligations hereunder, are conditioned in any manner upon Guarantor obtaining the Debt Financing.

(m) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 8.16 shall require, and in no event shall the reasonable best efforts of Guarantor be deemed or construed to require, Guarantor (or any of its affiliates, including Parent or Merger Sub) to (i) pay any fees to the Lenders in excess of those contemplated in the Debt Commitment Letter and related fee letters as of the date hereof, whether to secure waiver of any conditions contained therein or otherwise or (ii) amend or waive any of the terms or conditions hereof or under the Debt Commitment Letter.

(n) Guarantor hereby acknowledges and agrees to be subject to the provisions of this Article VIII and hereby makes to the Company the representations and warranties set forth in Section 4.9.

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IN WITNESS WHEREOF, Parent, Merger Sub, Guarantor and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

ALIPAY (UK) LIMITED

By:	/s/ Leiming Chen
Name: Leiming Chen
Title: Authorized Signatory

MATRIX ACQUISITION CORP.

By:	/s/ Leiming Chen
Name: Leiming Chen
Title: Authorized Signatory

ALIPAY (HONG KONG) LIMITED, solely for purposes of Section 8.16 (and the sections referenced therein)

By:	/s/ Leiming Chen
Name: Leiming Chen
Title: Authorized Signatory

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ W. Alexander Holmes
Name: W. Alexander Holmes
Title: Chief Executive Officer

Execution Version

ANNEX B

This FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER, dated April 15, 2017 (this “Amendment”), is entered into by and between Alipay (UK) Limited, a United Kingdom limited company (“Parent”), Matrix Acquisition Corp., a Delaware corporation and a Subsidiary of Parent (“Merger Sub”), Alipay (Hong Kong) Holding Limited, a Hong Kong limited company (“Guarantor”) and MoneyGram International, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, on January 26, 2017, the parties hereto entered into the Agreement and Plan of Merger (the “Merger Agreement”).

WHEREAS, the parties hereto desire to amend the terms of the Merger Agreement to reflect certain changes to the Merger Agreement on the terms and conditions set forth in this Amendment.

WHEREAS, the holders of all of the outstanding shares of Series D Preferred Stock will, promptly after the execution of this Amendment, execute and deliver to Parent a copy of an irrevocable written consent approving and adopting the Merger Agreement (as amended by this Amendment) and the effect of the consummation of the Merger on the Series D Preferred Stock as set forth in Article II of Merger Agreement (as amended by this Amendment) (the “New Preferred Stock Consent”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Increase to the Merger Consideration. In Section 2.1(c) of the Merger Agreement, the reference to “$13.25” is hereby amended to be “$18.00”.

2. Increase to the Termination Fee. In Section 7.2(b)(ii) of the Merger Agreement, the reference to “$30 million” is hereby amended to be “$41 million”.

3. Increase to the Parent Termination Fee. In Section 7.2(c) of the Merger Agreement, the reference to “$60 million” is hereby amended to be “$82 million”.

4. Increase to the Parent Regulatory Termination Fee. In Section 7.2(d) of the Merger Agreement, the reference to “$17.5 million” is hereby amended to be “$30 million”.

5. Preferred Stock Consent. In Section 3.19, the reference to the “Preferred Stock Consent” is hereby amended to be the “New Preferred Stock Consent”.

6. Payment Guarantee. Section 4.9(g) is hereby amended to add the following sentence: “The Amendment shall have no effect on the legality or enforceability of the Payment Guarantee, which shall continue in effect with respect to the Merger Agreement as amended by the Amendment.”

7. Miscellaneous. All references in the Merger Agreement to (a) the “Surviving Company” are hereby amended to be the “Surviving Corporation”, (b) “Indemnified Person” or “Indemnified Persons” are hereby amended to be “Indemnified Party” or “Indemnified Parties”, respectively, (c) the “Company Termination Fee” are hereby amended to be the “Termination Fee” and (d) “Ernst & Young LLP” are hereby amended to be “KPMG LLP”. All references in the Merger Agreement to the “Amendment” refer to this Amendment.

8. Termination of Discussions . As a result of this Amendment, the Company acknowledges that any Company Acquisition Proposals previously made by Euronet Worldwide, Inc. does not constitute a Company

Superior Proposal. Accordingly, the Company will, and will cause its Subsidiaries and its and its Subsidiaries’ directors, officers, employees and Representatives to, immediately cease and cause to be terminated any discussions or negotiations conducted with any persons other than Parent with respect to any Company Acquisition Proposal pending as of, or made prior to, the date of this Amendment, including immediately revoking or withdrawing access of any person other than Parent and its directors, officers, employees and Representatives to any data room (virtual or actual) containing any non-public information with respect to the Company or its Subsidiaries previously furnished with respect to a Company Acquisition Proposal.

9. Meeting Date. The Company shall convene and hold the Company Stockholders Meeting on May 16, 2017 and the Company shall not change the date of, postpone, recess or adjourn the Company Stockholders Meeting without the prior written consent of Parent, except (a) if there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or (b) to the extent that the Company has reasonably determined, after consultation with outside legal counsel and Parent (and its outside counsel), that such postponement, recess or adjournment (not to exceed five Business Days or such longer period as the parties may agree) is necessary to ensure that any supplement or amendment to the Proxy Statement required by applicable Law with respect to any event, circumstance, discovery of information or other set of facts first arising after the date of this Amendment (other than the proxy supplement referred to in Section 10 below) is provided to the Company’s stockholders in advance of the Company Stockholders Meeting.

10. Proxy Supplement. As promptly as practicable (but in no event more than three Business Days) following the date of this Amendment, the Company shall prepare and disseminate a supplement to the Proxy Statement disclosing the matters that are the subject of this Amendment. The Company shall use its reasonable best efforts to solicit from its stockholders proxies to approve and adopt the Merger Agreement (as amended by this Amendment) in accordance with Section 5.3(b) of the Merger Agreement.

11. References to the Merger Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment, and all references in the Company Disclosure Schedules to “the Agreement” shall refer to the Merger Agreement as amended by this Amendment. All references in the Merger Agreement and the Company Disclosure Schedules to “the date hereof” and “the date of this Agreement” shall refer to January 26, 2017.

12. Other Miscellaneous Terms. The provisions of Article VIII of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

13. Amendment. Except as expressly amended by this Amendment, the terms of the Merger Agreement shall remain unchanged and continue in full force and effect.

14. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

15. Counterparts. This Amendment may be executed by facsimile and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

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The parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

ALIPAY (UK) LIMITED

By:	/s/ Leiming Chen
Name: Leiming Chen
Title: Director

MATRIX ACQUISITION CORP.

By:	/s/ Leiming Chen
Name: Leiming Chen
Title: Director

ALIPAY (HONG KONG) LIMITED, solely for purposes of Section 8.16 of the Merger Agreement (and the sections referenced therein), as amended hereby

By:	/s/ Leiming Chen
Name: Leiming Chen
Title: Director

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ Pamela H. Patsley
Name: Pamela H. Patsley
Title: Chairman of the Board of Directors

ANNEX C

[BANK OF AMERICA MERRILL LYNCH LETTERHEAD]

April 15, 2017

The Board of Directors

MoneyGram International, Inc.

2828 N. Harwood St.

15th Floor

Dallas, TX 75201

Members of the Board of Directors:

We understand that MoneyGram International, Inc. (“MoneyGram”) proposes to enter into that First Amendment, dated as of April 15, 2017 (the “Amendment”), to the Agreement and Plan of Merger, dated as of January 26, 2017 (the “Original Agreement” and, as amended by the Amendment, the “Agreement”), by and between MoneyGram, Alipay (UK) Limited, a United Kingdom limited company (“Parent”), Alipay (Hong Kong) Holding Limited, a Hong Kong limited company (“Guarantor”), and Matrix Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Agreement, among other things, at the Effective Time (as defined in the Agreement), Merger Sub will merge with and into MoneyGram (the “Merger”), with MoneyGram continuing as the surviving corporation in the Merger, and each share of the common stock, par value $0.01 per share, of MoneyGram (“MoneyGram Common Stock”) outstanding immediately prior to the Effective Time will be converted into the right to receive $18.00 in cash, without interest (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of MoneyGram Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to MoneyGram;

(2)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of MoneyGram furnished to or discussed with us by the management of MoneyGram, including certain financial forecasts relating to MoneyGram prepared by the management of MoneyGram (such forecasts, “MoneyGram Forecasts”);

(3)	discussed the past and current business, operations, financial condition and prospects of MoneyGram with members of senior management of MoneyGram;

(4)	reviewed the trading history for MoneyGram Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(5)	compared certain financial and stock market information of MoneyGram with similar information of other companies we deemed relevant;

(6)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(7)	reviewed the Original Agreement;

(8)	reviewed a draft, dated April 15, 2017, of the Amendment (the “Draft Amendment”); and

(9)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

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In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of MoneyGram that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the MoneyGram Forecasts, we have been advised by MoneyGram, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of MoneyGram as to the future financial performance of MoneyGram. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of MoneyGram, nor have we made any physical inspection of the properties or assets of MoneyGram. We have not evaluated the solvency or fair value of MoneyGram or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of MoneyGram, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on MoneyGram or the contemplated benefits of the Merger. We also have assumed, at the direction of MoneyGram, that the final executed Amendment will not differ in any material respect from the Draft Amendment reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, any related transactions or any voting or other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. At your direction, we engaged in only a limited solicitation of proposals from selected third parties regarding a possible acquisition of MoneyGram. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of MoneyGram Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to MoneyGram or in which MoneyGram might engage or as to the underlying business decision of MoneyGram to proceed with or effect the Merger. We also are not expressing any view or opinion with respect to, and we have relied, at the direction of MoneyGram, upon, the assessments of representatives of MoneyGram regarding legal, regulatory, accounting, tax and similar matters relating to MoneyGram or the Merger, as to which matters we understand that MoneyGram obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any other matter.

We have acted as financial advisor to the Board of Directors of MoneyGram in connection with the Merger and will receive a fee for our services, the principal portion of which is contingent upon consummation of the Merger. In addition, MoneyGram has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of MoneyGram, Parent and certain of their respective affiliates.

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We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to MoneyGram and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, bookrunner, co-lead arranger for, and as a lender (including a swing line lender and a letter of credit lender) under, certain credit facilities and/or agreements of MoneyGram, and (ii) having provided or providing certain foreign exchange, treasury and trade management services and products to MoneyGram.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Thomas H Lee Partners LP, an affiliate of MoneyGram (“TH Lee”) and certain of its affiliates and portfolio companies, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to TH Lee and/or certain of its affiliates and portfolio companies in connection with certain mergers and acquisition transactions, (ii) having acted or acting as administrative agent, collateral agent, arranger, bookrunner and/or lender for TH Lee and certain of its affiliates and portfolio companies in connection with the financing for various acquisition transactions, (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by TH Lee and/or certain of its affiliates and portfolio companies, and (iv) having provided or providing certain treasury and trade services and products to TH Lee and/or certain of its affiliates and portfolio companies.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Parent, Alibaba Group Holding Ltd., and certain of their respective affiliates, and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as a lender to Alibaba Group Holding Ltd. and certain of its affiliates under various credit, leasing and/or other facilities.

It is understood that this letter is for the benefit and use of the Board of Directors of MoneyGram (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of MoneyGram Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH

      INCORPORATED

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